SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 22, 2004

DEVELOPERS DIVERSIFIED REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	1-11690	34-1723097

(State or other Jurisdiction or incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3300 Enterprise Parkway, Beachwood, Ohio 44122

Registrant’s telephone number, including area code (216) 755-5500

N/A

(Former name of former address, if changed since last report)

Item 5. Other Events

     During the period January 1, 2004 to March 31, 2004, the Company disposed of two shopping center properties aggregating 0.1 million square feet. The first property has been consolidated in the results of operations of the Company since inception. The other property was consolidated into the results of the Company in December 2003 and was previously accounted for under the equity method of accounting until December 31, 2003.

     This Form 8-K is being filed to reflect the impact of the classification as discontinued operations of the consolidated property sold after January 1, 2004, pursuant to the requirements of Statement of Financial Accounting Standards (“SFAS”), 144 — “Accounting for the Impairment or Disposal of Long Lived Assets” for the three years ended December 31, 2003, 2002 and 2001, including Management’s Discussion and Analysis of Financial Condition and Results of Operations and Selected Financial Data.

     In compliance with SFAS 144, the Company has reported revenues, expenses and gains (losses) on the disposition from this property as income from discontinued operations for each period presented in its quarterly report filed since the date of the sales (including the comparable period of the prior year). Under SEC requirements the same reclassification to discontinued operations as required by SFAS 144 subsequent to the sale of properties is required for previously issued annual financial statements for each of the three years shown in the Company’s last annual report on Form 10-K, if those financial are incorporated by reference in subsequent filings with the SEC made under the Securities Act of 1933, as amended, even though those financial statements relate to periods prior to the date of the sale. This reclassification has no effect on the Company’s reported net income available to common shareholders.

     In addition to the above referenced disposition, joint ventures accounted for under the equity method of accounting also disposed of five shopping center properties during the three month period ended March 31, 2004.

     This Report on Form 8-K updates Items 6, 7 and 8 of the Company’s Form 10-K to reflect those properties sold during 2004 as discontinued operations, as appropriate. All other items of the Form 10-K remain unchanged. No attempt has been made to update matters in Form 10-K except to the extent expressly provided above. Readers should refer to the Company’s quarterly report on Form 10-Q for the period subsequent to December 31, 2003.

Page
Index	Number
Selected Financial Data	2
Management’s Discussion and Analysis of Financial Condition and Results of Operations	5
Quantitative and Qualitative Disclosures about Market Risk	42
Financial Statements	F-1

Exhibits

(23) Consent of Independent Registered Public Accounting Firm

SELECTED FINANCIAL DATA

      The financial data included in the following table has been derived from the financial statements for the last five years and includes the information required by Item 301 of Regulation S-K.

COMPARATIVE SUMMARY OF SELECTED FINANCIAL DATA

(Amounts in thousands, except per share data)

	For the Years Ended December 31,

	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)

Operating Data:
Revenues (primarily real estate rentals)	$475,917	$354,698	$314,830	$281,875	$259,733

Expenses:
Rental operation	162,488	115,925	94,447	81,358	69,920
Depreciation & amortization	94,289	76,710	62,851	52,797	48,776
Interest	89,633	76,179	80,286	75,666	66,663
Impairment charge	—	—	2,895	—	—
Other expense	9,190	—	—	—	—

	355,600	268,814	240,479	209,821	185,359

Income before equity in net income from joint ventures, gain on sale of joint venture interests, minority equity investment, minority interests, discontinued operations and gain on disposition of real estate and real estate investments	120,317	85,884	74,351	72,054	74,374
Equity in net income from joint ventures	44,967	32,769	17,010	17,072	18,993
Gain on sale of joint venture interests	7,950	—	—	—	—
Equity in net income from minority equity investment	—	—	1,550	6,224	5,720
Minority interests	(5,365)	(21,570)	(21,502)	(19,593)	(11,809)

Income from continuing operations	167,869	97,083	71,409	75,757	87,278
Discontinued operations:
(Loss) income from discontinued operations	(2,000)	(2,818)	2,666	1,636	1,782
Gain on disposition of real estate, net	460	4,276	—	—	568

	(1,540)	1,458	2,666	1,636	2,350

Income before gain on disposition of real estate and real estate investments	166,329	98,541	74,075	77,393	89,628
Gain (loss) on disposition of real estate and real estate investments	73,932	3,429	18,297	23,440	(2,231)

Net income	$240,261	$101,970	$92,372	$100,833	$87,397

Net income applicable to common shareholders	$189,056	$69,368	$65,110	$73,571	$60,135

Earnings per share data — Basic:
Income from continuing operations	$2.33	$1.07	$1.13	$1.28	$0.94
(Loss) income from discontinued operations	(0.02)	0.02	0.05	0.03	0.04

Net income applicable to common shareholders	$2.31	$1.09	$1.18	$1.31	$0.98

Weighted average number of common shares	81,903	63,807	55,186	55,959	60,985
Earnings per share data — Diluted:
Income from continuing operations	$2.29	$1.05	$1.12	$1.28	$0.91
(Loss) income from discontinued operations	(0.02)	0.02	0.05	0.03	0.04

Net income applicable to common shareholders	$2.27	$1.07	$1.17	$1.31	$0.95

Weighted average number of common shares	84,188	64,837	55,834	56,176	63,468
Cash dividends	$1.69	$1.52	$1.48	$1.44	$1.40

	At December 31,

	2003	2002	2001	2000	1999

Balance Sheet Data:
Real estate (at cost)	$3,884,911	$2,804,056	$2,493,665	$2,161,810	$2,068,274
Real estate, net of accumulated depreciation	3,426,698	2,395,264	2,141,956	1,864,563	1,818,362
Advances to and investment in joint ventures	260,143	258,610	255,565	260,927	299,176
Total assets	3,941,151	2,776,852	2,497,207	2,332,021	2,320,860
Total debt	2,083,131	1,498,798	1,308,301	1,227,575	1,152,051
Shareholders’ equity	1,614,070	945,561	834,014	783,750	852,345

	For the Years Ended December 31,

	2003(1)	2002(1)	2001(1)	2000(1)	1999(1)

Other Data:
Cash flow provided from (used in):
Operating activities	$263,129	$210,739	$174,326	$146,272	$152,272
Investing activities	(16,246)	(279,997)	(37,982)	(20,579)	(209,708)
Financing activities	(251,561)	66,560	(121,518)	(127,442)	60,510
Funds from operations (2):
Net income applicable to common shareholders	$189,056	$69,368	$65,110	$73,571	$60,135
Depreciation and amortization of real estate investments	93,174	76,462	63,200	52,974	49,137
Equity in net income from joint ventures	(44,967)	(32,769)	(17,010)	(17,072)	(18,993)
Gain on sale of joint venture interests	(7,950)	—	—	—	—
Joint ventures’ funds from operations	47,942	44,473	31,546	30,512	32,316
Equity in net income from minority equity investment	—	—	(1,550)	(6,224)	(5,720)
Minority equity investment funds from operations	—	—	6,448	14,856	12,965
Minority interests (OP Units)	1,769	1,450	1,531	4,126	6,541
(Gain) loss on sales and impairment charge on depreciable real estate and real estate investments, net	(64,712)	454	(16,688)	(23,440)	1,664
Impairment charge	—	—	2,895	—	—

Funds from operations available to common shareholders	214,312	159,438	135,482	129,303	138,045
Preferred dividends	51,205	32,602	27,262	27,262	27,262

Funds from operations	$265,517	$192,040	$162,744	$156,565	$165,307

Weighted average shares and OP Units (Diluted) (3)	84,319	65,910	56,957	59,037	62,309

(1)	As described in the consolidated financial statements, the Company acquired 124 properties in 2003 (three of which are owned through joint ventures), 11 properties in 2002 (four of which the Company acquired its joint venture partners’ interest), eight properties in 2001 (all of which are owned through joint ventures), three properties in 2000 (two of which are owned through joint ventures), and five properties in 1999 (two of which are owned through joint ventures). In addition, in conjunction with the AIP merger in 2001, the Company obtained ownership of 39 properties. The Company sold/transferred its interest in 38 properties in 2003 (12 of which were owned through joint ventures), 15 properties in 2002 (six of which were owned through joint ventures), ten properties in 2001 (three of which were owned through joint ventures), 9 properties and 3 Wal-Marts in 2000 (six of which were owned through joint ventures) and four properties in 1999 (two of which were owned through joint ventures). All amounts have been presented to reflect the Company’s adoption of SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which was adopted by the Company on January 1, 2002, as appropriate. In accordance with that standard, long-lived assets that were sold or are classified as held for sale as a result of disposal activities initiated subsequent to December 31, 2001 have been classified as discontinued operations for all periods presented, excluding those interests where the Company maintains continuing involvement.

(2)	Management believes that Funds From Operations (“FFO”) provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined generally and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items and (v) certain non-cash items. These non-cash items principally include real property depreciation, equity income from its joint ventures and equity income from minority equity investments, impairment losses on real properties and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. See Funds From Operations discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” within Item 7 below.

(3)	Represents weighted average shares and operating partnership units, or OP Units, at the end of the respective period.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The consolidated financial statements reflect the impact of the classification as discontinued operations of the consolidated property sold in February 2004, pursuant to the requirements of Statement of Financial Accounting Standards (“SFAS”), 144– ”Accounting for the Impairment or Disposal of Long Lived Assets.”

      The following discussion should be read in conjunction with the consolidated financial statements, the notes thereto and the comparative summary of selected financial data appearing elsewhere in this report. Historical results and percentage relationships set forth in the consolidated financial statements, including trends which might appear, should not be taken as indicative of future operations. The Company considers portions of this information to be “forward-looking statements” within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectations for future periods. Forward-looking statements include, without limitation, statements related to acquisitions (including any related pro forma financial information) and other business development activities, future capital expenditures, financing sources and availability and the effects of environmental and other regulations. Although the Company believes that the expectations reflected in those forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not statements of historical fact should be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements. Readers should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect the Company’s actual results, performance or achievements.

      Factors that could cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following:

•	The Company is subject to general risks affecting the real estate industry, including the need to enter into new leases or renew leases on favorable terms to generate rental revenues;

•	The Company could be adversely affected by changes in the local markets where its properties are located, as well as by adverse changes in national economic and market conditions;

•	The Company is subject to competition for tenants from other owners of retail properties and its tenants are subject to competition from other retailers and methods of distribution. The Company is dependent upon the successful operations and financial condition of its tenants, in particular certain of its major tenants, and could be adversely affected by the bankruptcy of those tenants;

•	The Company may fail to identify, acquire, construct or develop additional properties that produce a desired yield on invested capital, or may fail to effectively integrate acquisitions of properties or portfolios of properties;

•	The Company may incur development, construction and renovation costs from a project that exceed original estimates;

•	The Company may abandon a development opportunity after expending resources if it determines that the development opportunity is not feasible or if it is unable to obtain all necessary zoning and other required governmental permits and authorizations;

•	The Company may not complete projects on schedule as a result of various factors, many of which are beyond the Company’s control, such as weather, labor conditions and material shortages, resulting in increased debt service expense and construction costs and decreases in revenue;

•	Debt and/or equity financing necessary for the Company to continue to grow and operate its business may not be available or may not be available on favorable terms;

•	The Company is subject to complex regulations related to its status as a real estate investment trust (“REIT”) and would be adversely affected if it failed to qualify as a REIT;

•	Partnership or joint venture investments may involve risks not otherwise present for investments made solely by the Company, including the possibility that the Company’s partner or co-venturer might become bankrupt, that the Company’s partner or co-venturer might at any time have different interests or goals than does the Company and that the Company’s partner or co-venturer may take action contrary to the

Company’s instructions, requests, policies or objectives, including the Company’s policy with respect to maintaining its qualification as a REIT;

•	The Company must make distributions to shareholders to continue to qualify as a REIT, and if the Company borrows funds to make distributions then those borrowings may not be available on favorable terms;

•	The Company may fail to anticipate the effects on its properties of changes in consumer buying practices, including sales over the Internet, and the resulting retailing practices and space needs of its tenants;

•	The Company is subject to potential environmental liabilities;

•	The Company could be adversely affected by changes in government regulations, including changes in environmental, zoning, tax and other regulations and

•	Changes in interest rates could adversely affect the market price for the Company’s common shares, as well as its performance and cash flow.

Executive Summary

      The Company strives to be the leading owner, developer and manager of market dominant community shopping centers that provide the very best environments for the nation’s most successful retailers, which can offer customers the most convenient shopping experience at an affordable cost. The Company’s investment strategy is to own and operate market dominant community centers that draw shoppers from the immediate neighborhood as well as the surrounding trade area. These properties typically have the following characteristics:

•	250,000-1,000,000 square foot, open-air shopping centers;

•	Two or more strong national tenant anchors such as Wal-Mart, Kohl’s, Target, Home Depot or Lowe’s Home Improvement;

•	Two or more medium-sized national big-box tenants such as Best Buy, Bed Bath & Beyond, TJ Maxx or Michael’s;

•	20,000-80,000 square feet of small shops and

•	Two to four outparcels available for sale or ground lease

      We believe, the Company is well positioned to benefit from long-term trends in the retail industry, as retail sales have steadily grown over the past 11 years.

GROWTH IN RETAIL SALES

(excluding Automobiles)

Over the last 11 years, retail sales have grown over 77%, with a compound annual growth rate of over 5%

Source: U.S. Census, Portfolio & Property Research.

      In addition, there has been a continuing move in sales from traditional department stores, enclosed mall anchors and specialty tenants and neighborhood groceries to discount department stores, community shopping center discounters and supercenters.

SHIFT TO DISCOUNT RETAILERS

Discount retailers capture market share at the expense of traditional department stores

      As a result, traditional department stores continue to migrate to the Company’s community shopping center format including:

Sears (Minneapolis, Minnesota)

May Company, dba: Meier & Frank (Salt Lake City, Utah)

JC Penney (Minneapolis, Minnesota)

Dillard’s (Kansas City, Missouri)

Macy’s (Pasadena, California)

May Company, dba: Jones Department Store (Leawood, Kansas)

In line retailers traditionally found in enclosed malls are also now seeking locations at the Company’s open-air community centers such as:

August Max	Justice
The Bombay Company	Kirkland’s
C.J. Banks	Lane Bryant
Casual Corner	Maurice’s
Children’s Place	Motherhood Maternity
Christopher Banks	Petite Sophisticate
EB Gameworld	Wilson’s Leather
Gamestop	Yankee Candle

      The trend from traditional grocers to retail supercenters has become more pronounced in recent years, as supported by the following information published by Supermarket News:

•	Traditional grocers’ market share of U.S. grocery sales dropped from 85% in 1992 to less than 40% in 2002;

•	Supercenter and wholesale clubs represented approximately 30% of retail grocery store sales in 2002 and

•	WalMart’s supercenter sales represented $95 billion, or nearly 40% of WalMart’s total 2002 sales, making it the largest grocery retailer in the country.

      The following table sets forth, at December 31, 2003, information as to anchor and/or national retail tenants which individually accounted for at least 1.0% of total annualized base rent of the wholly-owned properties and the Company’s proportionate share of joint venture properties:

	% of Shopping Center	% of Company-owned
	Base Rental Revenues	Shopping Center GLA

Wal-Mart	4.0%	6.7%
Lowe’s Home Improvement	3.1%	4.0%
Kohl’s Department Stores	3.0%	3.7%
T. J. Maxx/ Marshalls	2.2%	2.7%
Petsmart	2.0%	1.6%
Bed Bath & Beyond	2.0%	1.6%
OfficeMax	1.8%	1.7%
Best Buy	1.5%	1.1%
Michaels	1.5%	1.2%
Kroger	1.4%	1.9%
Linens ’N Things, Inc.	1.4%	1.0%
AMC Theatres	1.4%	0.5%
Gap/ Old Navy	1.4%	0.9%
Ross Dress For Less	1.3%	1.2%
Cinemark Theatres	1.2%	0.8%
Barnes & Noble/ B. Dalton	1.2%	0.7%
Toys ‘R’ Us	1.2%	1.6%
Goody’s Family Clothing	1.0%	1.2%
Office Depot	1.0%	0.8%
Kmart	1.0%	2.8%
JC Penney	1.0%	1.9%

	35.6%	39.6%

      At December 31, 2003, the Company’s total market capitalization (market capitalization is defined as common shares and OP Units outstanding multiplied by the closing price of the common shares on the New York Stock Exchange at December 31, 2003 of $33.57 plus preferred shares at liquidation value and consolidated debt) was $5.6 billion as compared to $3.5 billion at December 31, 2002. At December 31, 2003, the number of retail operating and development properties, and office and industrial properties, totaled 362 and 34, respectively, aggregating 82.7 million and 4.1 million square feet of GLA, respectively, in 44 states. The Company focuses on the ownership and management of high quality market dominant community shopping centers by:

•	Recycling capital at positive spreads through opportunistic acquisition and the development of infill sites in major markets;

•	Engineering innovative joint venture structures with institutional capital partners adding equity and maximizing return on invested equity;

•	Cultivating premier relationships with the nation’s leading retailers;

•	Proactively replacing under-performing tenants at significantly higher rents and

•	Maximizing revenue generation from existing centers through expansion, redevelopment and ancillary income.

Year in Review – 2003

      The Company faced a variety of opportunities and challenges and amassed a significant list of accomplishments in 2003.

      FFO applicable to common shareholders for the year ended December 31, 2003 was $214.3 million compared to the year ended December 31, 2002 of $159.4 million, an increase of 34.4%. Net income for the year ended December 31, 2003 was $240.3 million, or $2.27 per share (diluted), compared to net income of

$102.0 million, or $1.07 per share (diluted) for the prior comparable period. An increase in net income of approximately $80 million is due to the net gain on sale of real estate assets by the Company and its joint ventures. The remainder of the increase in net income is primarily attributable to the merger with JDN on March 13, 2003, core operations, and a reduction in minority interest expense associated with preferred operating partnership units which were redeemed in 2003.

      On the balance sheet side, management established a strategy to substantially improve its credit quality and address perceptions about our financial position held by some in the investment community such as investors, rating agencies and the fixed income community. The Company achieved this by educating the market on our achievements and improving all aspects of our credit, including leverage levels, coverage ratios and exposure to variable rate debt. In April, the Company improved its corporate credit outlook at Moody’s and Standard and Poors’ from negative to stable. As a result, the market responded by dramatically tightening the Company’s credit spreads. In July 2003, the Company issued $300 million of seven-year senior unsecured notes with a coupon rate of 4.625%. In January 2004, the Company issued $275 million of five-year notes with a coupon of 3.875%. Spreads on these bonds are as little as one-third of what they would have been just 12 months earlier. Although these debt issuances were initially dilutive due to current low variable interest rates, these financings created the opportunity for the Company to take advantage of attractive rates for long term debt and to reduce its variable rate debt exposure to approximately 16% of total indebtedness upon the completion of the January 2004 offering.

      These efforts to re-educate the fixed income community also enhanced the Company’s ability to capture the market’s demand for preferred stock at historically low coupon rates. In March 2003, the Company issued $180 million of preferred stock with a coupon of 8.0% replacing $180 million of preferred operating partnership units that had coupon rates of 8.875% and 9.0%. In July 2003, we issued $205 million of preferred stock with a coupon of 7.375% replacing $204 million of preferred stock with a weighted-average coupon of approximately 8.7%. Again, although the redemption of the existing preferred stock resulted in certain non-cash charges that were dilutive to earnings per common share in 2003, the lower coupons help to preserve the Company’s strong financial ratios for years to come.

      The group of banks providing the Company’s primary unsecured credit facility also recognized DDR’s improved credit quality. In December 2003, the Company amended its credit facilities to reduce the interest rate by 20 basis points, and extend the maturity to 2006. In addition, the Company added an accordion feature that can increase the size of the line from $650 million to $1 billion at the Company’s option.

      The Company further enhanced its financial flexibility by taking advantage of strong market pricing available for the shopping center assets. The Company benefited from the opportunity of a strong pricing environment for retail properties. The Company and its joint venture partners sold nearly $1.2 billion of assets during 2003 at a weighted average cap rate of under 8%, generating gains in excess of $250 million. The Company’s share of proceeds from these transactions was over $500 million and generated gains to DDR of approximately $100 million. This market demand enabled the Company to focus on value creation through capital recycling. The Company was able to increase its dividend and still retain approximately $265 million of income from operating activities, which will be redeployed into developments and higher yielding investments during the years ahead.

      As a result of this focus on the balance sheet, the Company is in a substantially stronger financial position than it was only a year ago. The Company’s plan to recycle capital through the sale of assets, pay-off debt, extend maturities and refinance variable rate debt has helped to create more flexibility and liquidity than the Company has had in years without relying on the issuance of new equity for a quick-fix to the balance sheet.

      Concurrent with our focus on improved credit quality, the Company also completed several strategic transactions. In March 2003, the Company completed the merger with JDN Realty Corporation (“JDN”). This merger added $1.1 billion of core assets to the portfolio and increased our asset base by more than one-third. The Company utilized the capital markets to finance the merger in a highly efficient manner. The Company issued 18 million common shares to complete the merger, refinanced JDN’s $300 million secured revolver with an unsecured bridge loan at a spread of over 100 basis points less than JDN’s secured revolver and unencumbered nearly $500 million of real estate assets.

      Also during 2003, the Company established three new relationships with institutional capital partners, representing approximately $0.7 billion in new equity for investment. These relationships include the formation of Macquarie DDR Trust (“MDT”) in November 2003, the formation of Coventry II Real Estate Fund (“Coventry II”) in June 2003 and a joint venture with Kuwait Financial Centre — Markaz (“DDR Markaz”) in May 2003.

      Sources on capital and financing remain a key to the Company’s ability to grow. The Company has established a list of institutional relationships that continue to provide an important source of equity capital. The Company initiated the following relationships in 2003 that have funded or anticipate to fund the amount of equity capital listed below (in millions):

Macquarie DDR Trust (Australian Listed Property Trust)	$310
Coventry II (Various Institutional Investors)	330
Kuwait Financial Centre — Markaz	49
Lehman Brothers Investments	21

$710

      The Company will utilize MDT to acquire fully stabilized core assets, which could potentially include assets from the Company’s development pipeline. Coventry II expects to initiate $1 billion in value added acquisitions over the next two years, such as properties in need of redevelopment or re-tenanting. These new joint venture relationships support the Company’s investment strategy, which is highly focused and well defined.

      In addition, the Company will use its own balance sheet to pursue ground up development. These development projects generate the highest yield per dollar invested with initial yields generally in excess of 11% per annum on an un-leveraged basis. With nearly $1 billion of assets in our development pipeline the Company is encouraged about this opportunity to enhance its long-term earnings growth.

CRITICAL ACCOUNTING POLICIES

      The consolidated financial statements of the Company include accounts of the Company and all majority-owned subsidiaries where the Company has financial or operating control. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying consolidated financial statements and related notes. In preparing these financial statements, management has utilized available information including the Company’s past history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments of certain amounts included in the consolidated financial statements, giving due consideration to materiality. It is possible that the ultimate outcome as anticipated by management in formulating its estimates inherent in these financial statements may not materialize. Application of the critical accounting policies described below involves the exercise of judgment and the use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. In addition, other companies may utilize different estimates, which may impact the comparability of the Company’s results of operations to those of companies in similar businesses.

Revenue Recognition and Accounts Receivable

      Rental revenue is recognized on a straight-line basis, which averages minimum rents over the current term of the leases. Certain of these leases provide for percentage and overage rents based upon the level of sales achieved by the tenant. These percentage rents are recorded once the required sales level is achieved and reported to the Company. The leases also typically provide for tenant reimbursements of common area maintenance and other operating expenses and real estate taxes. Accordingly, revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon the tenant lease provision. Management fees are recorded in the period earned. Ancillary and other property related income, which includes the leasing of vacant space to temporary tenants, is recognized in the period earned. Lease termination fees are included in other income and recognized upon termination of a tenant’s lease.

      The Company makes estimates of the collectibility of its accounts receivable related to base rents including straight-line rentals, expense reimbursements and other revenue or income. The Company specifically analyzes accounts receivable and analyzes historical bad debts, customer credit worthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, the Company makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectibility of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. These estimates have a direct impact on the Company’s net income because a higher bad debt reserve results in less net income.

Real Estate

      Land, buildings and fixtures and tenant improvements are recorded at cost and stated at cost less accumulated depreciation. Expenditures for maintenance and repairs are charged to operations as incurred. Renovations and/or replacements, which improve or extend the life of the asset, are capitalized and depreciated over their estimated useful lives.

      Properties are depreciated using the straight line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Buildings	Useful lives, generally 31.5 years
Furniture/Fixtures and Tenant Improvements	Useful lives, which approximate lease terms, where applicable

      The Company is required to make subjective assessments as to the useful life of its properties for purposes of determining the amount of depreciation to reflect on an annual basis with respect to those properties. These assessments have a direct impact on the Company’s net income. If the Company would lengthen the expected useful life of a particular asset, it would be depreciated over more years, and result in less depreciation expense and higher annual net income.

      Assessment by the Company of certain other lease related costs must be made when the Company has a reason to believe that the tenant may not be able to perform under the terms of the lease as originally expected. This requires management to make estimates as to the recoverability of such assets.

      Gains from sales of outlots and shopping centers are generally recognized using the full accrual method in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 66 — “Accounting for Real Estate Sales,” provided that various criteria relating to the terms of sale and any subsequent involvement by the Company with the properties sold are met.

Long Lived Assets

      On a periodic basis, management assesses whether there are any indicators that the value of the real estate properties may be impaired. A property’s value is impaired only if management’s estimate of the aggregate future cash flows (undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. In management’s estimate of cash flows it considers factors such as expected future operating income, trends and prospects, as well as the effects of demand, competition and other factors. In addition, the undiscounted cash flows may consider a probability weighted cash flow estimation approach when alternative courses of action to recover the carrying amount of a long lived asset are under consideration or a range is estimated. The determination of undiscounted cash flows requires significant estimates by management and considers the expected course of action at the balance sheet date. Subsequent changes in estimated undiscounted cash flows arising from changes in anticipated actions could impact the determination of whether an impairment exists and whether the effects could materially impact the Company’s net income. To the extent an impairment has occurred, the loss will be measured as the excess of the carrying amount of the property over the fair value of the property.

      When assets are identified by management as held for sale, the Company discontinues depreciating the assets and estimates the sales price, net of selling costs of such assets. If, in management’s opinion, the net sales price of the assets, which have been identified for sale, is less than the net book value of the assets, a valuation allowance is established.

      The Company is required to make subjective assessments as to whether there are impairments in the value of its real estate properties and other investments. These assessments have a direct impact on the Company’s net income because taking an impairment results in an immediate negative adjustment to net income.

      The Company allocates the purchase price to assets acquired and liabilities assumed based on their relative fair values at the date of acquisition pursuant to the provisions of SFAS No. 141, Business Combinations. In estimating the fair value of the tangible and intangible assets acquired, the Company considers information obtained about each property as a result of its due diligence, marketing and leasing activities, and utilizes various valuation methods, such as estimated cash flow projections utilizing appropriate discount and capitalization rates, estimates of replacement costs net of depreciation, and available market information. Depending upon the size of the acquisition, the Company may engage an outside appraiser to perform a valuation of the tangible and intangible assets acquired. The Company is required to make subjective estimates in connection with these valuations and allocations.

Off Balance Sheet Arrangements

      The Company has a number of off balance sheet joint ventures and other unconsolidated arrangements with varying structures. Substantially all of these arrangements are accounted for under the equity method as the Company has the ability to exercise significant influence over, but not control the operating and financial decisions of the joint ventures. Accordingly, the Company’s share of the earnings of these joint ventures and companies is included in consolidated net income.

      To the extent that the Company contributes assets to a joint venture, the Company’s investment in the joint venture is recorded at the Company’s cost basis in the assets which were contributed to the joint venture. To the extent that the Company’s cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in the Company’s share of equity in net income of joint ventures. In accordance with the provisions of Statement of Position 78-9 “Accounting for Investments in Real Estate Ventures,” the Company will recognize gains on the contribution of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale.

Discontinued Operations

      The Company adopted the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” effective January 1, 2002. This standard addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It also retains the basic provisions for presenting discontinued operations in the income statement but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in the SFAS, assuming no significant continuing involvement, the sale of a retail or industrial property is now considered a discontinued operation. In addition, properties classified as held for sale are considered a discontinued operation. The Company generally considers assets to be held for sale when the transaction has been approved by the appropriate level of management and there are no known significant contingencies relating to the sale such that the property sale within one year is considered probable. Accordingly, the results of operations of operating properties disposed of or classified as held for sale subsequent to January 1, 2002 for which the Company has no significant continuing involvement, are reflected as discontinued operations. Properties classified in this manner for 2002 and 2003 were reclassified as such in the accompanying Consolidated Statements of Operations for each of the three years ended December 31, 2003. Interest expense, which is specifically identifiable to the property, is used in the computation of interest expense attributable to discontinued operations. Consolidated interest and debt at the corporate level is allocated to discontinued operations pursuant to the methods prescribed under EITF 87-24, generally based on the proportion of net assets sold.

      Included in discontinued operations as of December 31, 2003, are 22 properties aggregating 1.4 million square feet of gross leasable area. The operations of such properties have been reflected on a comparative basis as discontinued operations in the consolidated financial statements for each of the three years ended December 31, 2003 included herein.

Stock Based Employee Compensation

      The Company applies APB 25, “Accounting for Stock Issued to Employees” in accounting for its stock-based compensation plans. Accordingly, the Company does not recognize compensation cost for stock options when the option exercise price equals or exceeds the market value on the date of the grant. Had compensation cost for the Company’s stock-based compensation plans been determined based on the fair values of the options granted at the grant dates, consistent with the method set forth in the SFAS No. 123, “Accounting for Stock Based Compensation,” the Company’s net income and earnings per share would have been as follows (in thousands, except per share data):

	Year Ended December 31,

	2003	2002	2001

Net income, as reported	$240,261	$101,970	$92,372
Add:
Stock-based employee compensation included in reported net income	5,017	2,215	1,161
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards	(5,200)	(2,515)	(2,137)

	$240,078	$101,670	$91,396

Earnings Per Share:
Basic — as reported	$2.31	$1.09	$1.18

Basic — pro forma	$2.31	$1.08	$1.16

Diluted — as reported	$2.27	$1.07	$1.17

Diluted — pro forma	$2.27	$1.07	$1.15

      Certain of the Company’s executive officers were granted performance unit awards that provide for the issuance of up to 666,667 common shares. The amount of the total grant is determined based on the annualized total shareholders’ return over a five-year period with the common shares issued vesting over the remaining five-year period. The Company prepares estimates on this accrual quarterly based on the current stock price, dividend yield and the remaining vesting periods. These estimates have a direct impact on the Company’s net income because a higher accrual will result in an increase in general and administrative expenses and less net income.

Accrued Liabilities

      The Company makes certain estimates for accrued liabilities including accrued professional fees, interest, real estate taxes, performance units (see discussion above), insurance and litigation reserves. These estimates are subjective and based on historical payments, executed agreements, anticipated trends and representations from service providers. These estimates are prepared based on information available at each balance sheet date and are reevaluated upon the receipt of any additional information. Many of these estimates are for payments that occur in one year. These estimates have a direct impact on the Company’s net income because a higher accrual will result in less net income.

Comparison of 2003 to 2002 Results of Operations

Continuing Operations

Revenues from Operations

      Total revenues increased $121.2 million, or 34.2%, to $475.9 million for the year ended December 31, 2003 as compared to $354.7 million in 2002. Base and percentage rental revenues for 2003 increased $89.9 million, or 34.8%, to $348.2 million as compared to $258.3 million in 2002. New leasing, re-tenanting and expansion of the Core Portfolio Properties (shopping center properties owned as of January 1, 2002 excluding those classified as discontinued operations) contributed approximately $2.8 million, which is an increase of 1.7%, for the year ended

December 31, 2003 as compared to the same period in 2002. The increase in base and percentage rental revenues of $89.9 million is due to the following (in millions):

Increase
(Decrease)

Core Portfolio Properties	$2.7
Merger with JDN	71.9
Acquisition of 11 shopping center properties	21.1
Development and redevelopment of six shopping center properties	1.9
Transfer of 12 properties to joint ventures	(9.5)
Business center properties	(1.2)
Straight line rents	3.0

$89.9

      At December 31, 2003, the aggregate occupancy of the Company’s shopping center portfolio was 94.3% as compared to 95.1% at December 31, 2002. Excluding the impact of the properties acquired through the JDN merger, the portfolio was 95.0% occupied. The average annualized base rent per occupied square foot was $10.82 at December 31, 2003, as compared to $10.58 at December 31, 2002. Same store tenant sales performance over the trailing 12 month period within the Company’s portfolio for those tenants required to report such information is approximately $234 per square foot compared to $233 from the prior year.

      At December 31, 2003, the aggregate occupancy of the Company’s wholly-owned shopping centers was 92.9%, as compared to 94.5% at December 31, 2002. Excluding the impact of the properties acquired through the JDN merger, the portfolio was 95.0% occupied. The average annualized base rent per leased square foot at December 31, 2003 was $9.53 as compared to $9.18 at December 31, 2002. During 2003, same store sales, for those tenants required to report such information (approximately 15.9 million square feet), was $223 per square foot, compared to $224 per square foot in 2002. The Company believes this decrease in sales is due to the softening of the current economy combined with additional store openings in the Company’s shopping center markets.

      At December 31, 2003, the aggregate occupancy of the Company’s joint venture shopping centers was 98.5% as compared to 96.7% at December 31, 2002. The average annualized base rent per leased square foot was $13.74 at December 31, 2003, as compared to $13.69 at December 31, 2002. During 2003, same store sales, for those tenants required to report such information (approximately 6.1 million square feet), was $261 per square foot, compared to $257 per square foot in 2002.

      At December 31, 2003 the aggregate occupancy of the Company’s business centers was 78.1%, as compared to 83.5% at December 31, 2002. In 2003, the Company sold three of these properties.

      Recoveries from tenants for the year ended December 31, 2003 increased $25.3 million, or 36.6%, to $94.5 million as compared to $69.2 million in 2002. This increase was primarily related to the JDN merger, which contributed $18.8 million, and the Company’s acquisition of thirteen properties, which contributed $13.1 million for the year ended December 31, 2003. Recoveries were approximately 77.7% and 80.0% of operating expenses and real estate taxes for the years ended December 31, 2003 and 2002, respectively. The slight decrease is primarily attributable to slightly lower occupancy levels combined with an increase in non-recoverable costs, an increase in bad debt expense (see rental operating and maintenance expenses) and changes in the Company’s portfolio of properties.

      Ancillary income for the year ended December 31, 2003 increased $0.4 million, or 22.4%, to $2.3 million as compared to $1.9 million in 2002. Other property related income for the year ended December 31, 2003 decreased $0.7 million, or 42.0%, to $0.9 million as compared to $1.6 million in 2002. This decrease was primarily due to a reduction in late fee income. Continued growth is anticipated in the area of ancillary, or non-traditional revenue, as both currently established revenue opportunities proliferate throughout the Company’s core and acquired portfolio, and additional revenue opportunities are pursued. Ancillary revenue opportunities have included, but are not limited in the future to, short-term and seasonal leasing programs, outdoor advertising programs and wireless tower development programs, among others.

      Management fee income for the year ended December 31, 2003 increased $0.5 million, or 5.0%, to $10.6 million as compared to $10.1 million in 2002. The Company assumed management responsibilities in October 2002 relating to a joint venture, which acquired the designation rights to real estate assets owned and controlled by Service Merchandise resulting in $0.4 million of additional management fee income. Additionally, the Company earned management income from joint venture interests acquired and formed in 2003, which aggregated $1.6 million and the lease up of joint ventures completing development aggregating $0.2 million. A decrease of $0.3 million was primarily associated with the termination of property management responsibilities for all of the real estate assets of Burnham Pacific Properties (“Burnham”) in 2002. In addition, due to the sale and transfer of several of the Company’s joint venture properties, management fee income decreased approximately $1.4 million as compared to 2002.

      Development fee income for the year ended December 31, 2003 decreased $0.8 million, or 35.1%, to $1.4 million as compared to $2.2 million in 2002. This decrease is primarily attributable to development projects and redevelopments becoming operational during 2002. Currently, the Company is involved in the redevelopment of real estate assets previously owned and controlled by Service Merchandise. The Company will continue to pursue additional development joint ventures as opportunities present themselves. In 2003, the Company was developing more of its wholly-owned properties than properties held through joint ventures in large part due to properties under development at the time of the merger with JDN.

      Interest income for the year ended December 31, 2003, decreased $0.8 million, or 13.9%, to $5.1 million as compared to $5.9 million in 2002. This decrease was primarily associated with the decrease in advances to certain joint ventures in which the Company has an equity ownership interest.

      Other income for the year ended December 31, 2003 increased $7.3 million to $12.7 million as compared to $5.4 million in 2002. Changes in other income are comprised of the following (in millions):

	Year Ended
	December 31,

	2003	2002

Lease termination fees	$6.9	$3.9
Settlement of call option (1)	2.4	—
Structuring and financing fees (2)	3.5	0.1
Sale of option rights and other miscellaneous (3)	(0.1)	1.4

	$12.7	$5.4

(1)	Settlement of a call option on March 31, 2003 relating to the MOPPRS debt assumed from JDN, principally arising from an increase in interest rates from the date of acquisition, March 13, 2003, to the date of settlement.

(2)	Structuring and financing fees received in connection with the MDT joint venture

(3)	Relates to the sale of certain option rights (2003) and the sale of development rights to the Wilshire project in Los Angeles, California (2002) offset by a charge for abandoned projects of $0.9 million and $1.0 million in 2003 and 2002, respectively.

Expenses from Operations

      Rental operating and maintenance expenses for the year ended December 31, 2003 increased $20.3 million, or 46.7%, to $63.8 million as compared to $43.5 million in 2002. The Company’s provision for bad debt expense approximated 1.2% and 1.5% of total revenues, for the year ended December 31, 2003 and 2002, respectively

(See Economic Conditions). The increase in rental operating and maintenance expenses of $20.3 million is due to the following (in millions):

Increase
(Decrease)

Core Portfolio Properties	$4.7
Merger with JDN	11.1
Acquisition and development/redevelopment of 15 shopping center properties	4.3
Transfer of 12 properties to joint ventures	(0.7)
Provision for bad debt expense	0.9

$20.3

      Real estate taxes increased $14.8 million, or 34.4%, to $57.9 million for the year ended December 31, 2003 as compared to $43.1 million in 2002. The increase in real estate taxes of $14.8 million is due to the following (in millions):

Increase
(Decrease)

Core Portfolio Properties	$0.4
Merger with JDN	10.8
Acquisition and development/redevelopment of 15 shopping center properties	5.5
Transfer of 12 properties to joint ventures	(2.2)
Business center properties	0.3

$14.8

      General and administrative expenses increased $11.4 million, or 38.9%, to $40.8 million for the year ended December 31, 2003 as compared to $29.4 million in 2002. Total general and administrative expenses were approximately 5.3% and 4.8% of total revenues, including revenues of joint ventures, for the years ended December 31, 2003 and 2002, respectively.

      The increase in general and administrative expenses is primarily attributable to the growth of the Company through recent acquisitions, expansions and developments, including the JDN merger, which included certain transaction costs such as temporary employees, travel, relocation costs, recruiting fees and other transitional costs. The Company also incurred increases in director fees, other compensation and professional fees as a result of the passage of the Sarbanes-Oxley Act of 2002. In addition to these increases general and administrative expenses includes approximately $4.0 million of non-cash executive management incentive compensation primarily associated with performance unit grants which compares to $1.4 million during the same period of 2002. The performance unit awards granted in 2000 and 2002 provide for the issuance of up to 666,667 shares over a ten-year period, based on the average annual shareholder return over a five-year period with the shares vesting over the remaining five years. Such increase is attributable to the increase in the Company’s stock price in 2003. Excluding this additional non-cash incentive compensation, general and administrative expenses, as a percentage of total revenues, including joint venture revenues, was approximately 5.0% for the year ended December 31, 2003.

      The Company continues to expense internal leasing salaries, legal salaries and related expenses associated with the leasing and re-leasing of existing space. In addition, the Company capitalized certain construction administration costs of $5.1 million and $4.3 million in 2003 and 2002, respectively.

      Interest expense increased $13.4 million, or 17.7%, to $89.6 million for the year ended December 31, 2003 as compared to $76.2 million in 2002. The overall increase in interest expense for the year ended December 31, 2003, as compared to the same period in 2002, is due to an increase in the weighted average debt outstanding due to the merger with JDN combined with other acquisitions and developments, offset by lower interest rates. The weighted average debt outstanding during the year ended December 31, 2003 and related weighted average interest rate was $2.0 billion and 5.6%, respectively, compared to $1.4 billion and 6.1%, respectively, for the same period in 2002. Interest costs capitalized, in conjunction with development and expansion projects and development joint venture interests, were $11.5 million for the year ended December 31, 2003, as compared to $9.2 million for the same period in 2002.

      An other expense of $9.2 million was recorded in the year ended December 31, 2003. This charge relates to litigation filed against the Company by Regal Cinemas consisting of an $8.0 million judgment plus interest and legal costs (See Legal Matters).

      Depreciation and amortization expense increased $17.6 million, or 22.9%, to $94.3 million for the year ended December 31, 2003 as compared to $76.7 million in 2002. The increase in depreciation expense of $17.6 million is due to the following (in millions):

Increase
(Decrease)

Core Portfolio Properties	$(4.6)
Merger with JDN	18.2
Acquisition and development/redevelopment of 15 shopping center properties	5.3
Transfer of 12 properties to joint ventures	(2.1)
Business center properties	0.8

$17.6

Other

      Equity in net income of joint ventures increased $12.2 million, or 37.2%, to $45.0 million in 2003 as compared to $32.8 million in 2002. An increase of $6.2 million relates to the six joint ventures formed in 2003, a $3.4 million increase relates to the gain on extinguishment of debt at one joint venture and a $2.2 million increase, net, relates to the Company’s other joint ventures. During 2002 and 2003, the Company completed a significant amount of capital transactions related to its joint venture interests. In the two-year period ended December 31, 2003, these joint ventures sold 13 properties to third parties, six properties (or interests therein) to the Company and 67 sites formerly occupied by Service Merchandise to third parties. These gains resulted in an aggregate increase in equity in net income of approximately $0.4 million for the year ended December 31, 2003 as compared to 2002. Gains in 2003 include approximately $7.5 million of promoted income received from the Company’s joint venture partners from the transfer of six of these properties.

      Gain on sale of joint venture interests aggregated $8.0 million for the year ended December 31, 2003. This gain relates to the sale of joint venture interests to the Macquarie DDR Trust joint venture in the fourth quarter of 2003. The Company retained a 14.5% effective ownership interest in these assets and accordingly deferred a portion of the gain of which DDR’s share of deferred gain aggregated $19.5 million.

      Minority equity interest expense decreased $16.2 million, or 75.1%, to $5.4 million for the year ended December 31, 2003 as compared to $21.6 million in 2002. This decrease relates primarily to the redemption of $180 million of preferred operating partnership units (“Preferred OP Units”) from the proceeds of the issuance of the Preferred Class G shares in March 2003 and the conversion of $35.0 million of Preferred OP Units into 1.6 million common shares in December 2002.

      Loss from discontinued operations decreased $0.8 million, or 29.0% to a loss of $2.0 million for the year ended December 31, 2003, as compared to a loss of $2.8 million in 2002. Discontinued operations includes the operations of 17 shopping center properties and five business center properties aggregating approximately 1.4 million square feet of GLA, one of which was sold in 2004, 13 of which were sold in 2003 and eight of which were sold in 2002.

      Gain on the sale of discontinued operations decreased $3.8 million, or 89.2%, to $0.5 million for the year ended December 31, 2003 as compared to a gain of $4.3 million in 2002. This gain is primarily due to the sale of 13 properties in 2003.

      Gain on disposition of real estate and real estate investments aggregated $73.9 million for the year ended December 31, 2003, which primarily relates to the transfer of seven assets to a 20% owned joint venture and four assets to an effectively 14.5% owned joint venture, which aggregated $67.1 million and land sales which aggregated $6.8 million.

      Gain on disposition of real estate and real estate investments aggregated $3.4 million for the year ended December 31, 2002, which primarily related to the sale of a 90% interest in a recently developed shopping center property located in Kildeer, Illinois which resulted in a gain of $2.5 million and land sales which resulted in an aggregate gain of $0.9 million.

Net Income

      Net income increased $138.3 million to $240.3 million for the year ended December 31, 2003 as compared to $102.0 million in 2002. The increase in net income of $138.3 million is primarily due to the merger with JDN, gain on sale of assets and various financing transactions. A summary of the changes from 2002 is as follows (in millions):

Increase in net operating revenues (total revenues in excess of operating and maintenance expenses, real estate taxes, general and administrative expense and other expense)	$65.4
Increase in equity in net income of joint ventures	12.2
Increase in gain on sale of joint venture interests	8.0
Increase in interest expense	(13.4)
Increase in gain on sale of real estate and real estate investments	70.5
Increase in loss from discontinued operation	(3.0)
Increase in depreciation	(17.6)
Decrease in minority interest expense	16.2

$138.3

Comparison of 2002 to 2001 Results of Operations

Continuing Operations

Revenues from Operations

      Total revenues increased $39.9 million, or 12.7%, to $354.7 million for the year ended December 31, 2002 as compared to $314.8 million in 2001. Base and percentage rental revenues for 2002 increased $32.4 million, or 14.3%, to $258.3 million as compared to $225.9 million in 2001. New leasing, re-tenanting and expansion of the Core Portfolio Properties contributed approximately $2.1 million, which is an increase of 1.3% over 2001 Revenues from Core Portfolio Properties. The increase in base and percentage rental revenues of $32.4 million is due to the following (in millions):

Increase
(Decrease)

Core Portfolio Properties	$2.1
Acquisition of 11 shopping center properties	20.8
Development of four shopping center properties	1.8
Merger of American Industrial Properties (“AIP”) (See Strategic Real Estate Transactions — 2001 Activity)	12.3
Sale/transfer of seven properties to joint ventures	(2.7)
Straight line rents	(1.9)

$32.4

      At December 31, 2002, the aggregate occupancy of the Company’s shopping center portfolio was 95.1% as compared to 94.8% at December 31, 2001. The average annualized base rent per occupied square foot was $10.58, as compared to $10.03 at December 31, 2001. Same store tenant sales performance over the trailing

12 month period within the Company’s portfolio were approximately $240 per square foot for those tenants required to report compared to $241 from the prior year.

      At December 31, 2002 and 2001, the aggregate occupancy of the Company’s wholly-owned shopping centers was 94.5% for each year. The average annualized base rent per leased square foot at December 31, 2002 was $9.18 as compared to $8.48 at December 31, 2001. During 2002, same store sales, for those tenants required to report sales (approximately 12.8 million square feet), decreased 1.1% to $226 per square foot, compared to $229 per square foot in 2001. The slight decrease in same store sales per square foot is believed to reflect the softening of the economy combined with additional store openings in the Company’s shopping center markets.

      At December 31, 2002, the aggregate occupancy of the Company’s joint venture shopping centers was 96.7% as compared to 95.4% at December 31, 2001. The average annualized base rent per leased square foot was $13.69 at December 31, 2002, as compared to $12.75 at December 31, 2001. During 2002, same store sales, for those tenants required to report such information (approximately 5.5 million square feet), increased 0.8% to $273 per square foot, compared to $270 per square foot in 2001.

      At December 31, 2002, the aggregate occupancy of the Company’s business centers was 83.5%, as compared to 85.4% at December 31, 2001.

      Recoveries from tenants for the year ended December 31, 2002 increased $9.8 million, or 16.5%, to $69.2 million as compared to $59.4 million in 2001. This increase was primarily related to the Company’s merger with AIP which contributed $3.2 million and an increase in recoveries of $6.9 million primarily associated with the 2002 and 2001 shopping center acquisitions and developments. Recoveries were approximately 80.0% and 84.8% of operating expenses and real estate taxes for the years ended December 31, 2002 and 2001, respectively. The decrease is primarily attributable to the consolidation of the industrial office properties of AIP, which historically have a lower recovery percentage and slightly lower occupancy levels and an increase in bad debt expenses (See Expenses from Operations).

      Ancillary income for the year ended December 31, 2002 increased $0.1 million, or 7.8%, to $1.9 million as compared to $1.8 million in 2001. Other property related income for the year ended December 31, 2002 increased $0.4 million, or 36.9%, to $1.6 million as compared to $1.2 million in 2001. These increases were primarily due to the Company pursuing additional ancillary income opportunities.

      Management fee income for the year ended December 31, 2002 decreased $1.2 million, or 10.1%, to $10.1 million as compared to $11.3 million in 2001. The decrease was primarily associated with the termination of property management responsibilities for all of the real estate assets of Burnham in 2002. For the year ended December 31, 2002, the Company recorded management fee income from Burnham of $0.3 million, compared to $1.8 million in 2001. As of June 30, 2002, the remaining four Burnham assets were transferred into a liquidating trust and, as a result, the Company no longer provides property management services. The Company assumed property management responsibilities in October 2002 relating to a joint venture, which acquired the designation rights to real estate assets owned and controlled by Service Merchandise. Leasing and management fees for this joint venture aggregated approximately $0.5 million in 2002.

      Development fee income for the year ended December 31, 2002 decreased $0.6 million, or 21.2%, to $2.2 million as compared to $2.8 million in 2001. This decrease is primarily attributable to joint venture development projects becoming operational. The Company was involved with joint venture development projects in Long Beach, California and Coon Rapids, Minnesota. The Company was also involved in the redevelopment of real estate assets owned and controlled by Service Merchandise.

      Interest income for the year ended December 31, 2002, decreased $0.5 million, or 8.1%, to $5.9 million as compared to $6.4 million in 2001. This decrease was primarily associated with the repayment of advances by certain joint ventures, which resulted in a corresponding reduction in interest income.

      Other income for the year ended December 31, 2002 decreased $0.6 million, or 10.5%, to $5.4 million as compared to $6.0 million in 2001. Changes in other income are comprised of the following (in millions):

	Year Ended
	December 31,

	2002	2001

Lease termination fees	$3.9	$5.9
Structuring and financing fees	0.1	0.2
Sale of option rights and other miscellaneous (1)	1.4	(0.1)

	$5.4	$6.0

(1)	Relates to the sale of development rights to the Wilshire project in Los Angeles, California offset by a charge for abandoned projects of $1.0 million and $0.6 million in 2002 and 2001, respectively.

Expenses from Operations

      Rental operating and maintenance expenses for the year ended December 31, 2002 increased $9.4 million, or 27.7%, to $43.5 million as compared to $34.1 million in 2001. The Company’s provisions for bad debt expense approximated 1.5% and 1.1% of total revenues in 2002 and 2001, respectively. The increase in rental and operating and maintenance expenses of $9.4 million is due to the following (in millions):

Increase
(Decrease)

Acquisition and development of 15 shopping center properties	$4.6
Merger of AIP	3.4
Sale/transfer of seven properties to joint ventures	(0.3)
Provisions for bad debt expense	1.7

$9.4

      Real estate taxes increased $7.1 million, or 19.5%, to $43.1 million for the year ended December 31, 2002 as compared to $36.0 million in 2001. The increase in real estate tax expense of $7.1 million is due to the following (in millions):

Increase
(Decrease)

Core Portfolio Properties	$1.0
Acquisition and development of 15 shopping center properties	4.8
Merger of AIP	1.7
Sale/transfer of seven properties to joint ventures	(0.4)

$7.1

      General and administrative expenses increased $5.0 million, or 20.6%, to $29.4 million for the year ended December 31, 2002 as compared to $24.4 million in 2001. Total general and administrative expenses were approximately 4.8% and 4.3% of total revenues, including revenues from joint ventures, for the years ended December 31, 2002 and 2001, respectively. General and administrative costs for 2002 include incentive income payable to the Company’s Chairman and CEO of approximately $2.0 million pursuant to his incentive agreement relating to the Retail Value Investment Program’s performance in 2002 (none in 2001).

      The increase in general and administrative expenses is attributable to the growth of the Company primarily related to shopping center acquisitions, expansions and developments, the merger of AIP and the expansion of a West Coast office in conjunction with the Company’s increased ownership of assets on the West Coast. The Company continues to expense internal leasing salaries, legal salaries and related expenses associated with the leasing and re-leasing of existing space. In addition, the Company capitalized certain construction administration costs of $4.3 million and $3.3 million in 2002 and 2001, respectively.

      Interest expense, decreased $4.1 million, or 5.1%, to $76.2 million for the year ended December 31, 2002 as compared to $80.3 million in 2001. The overall decrease in interest expense for the year ended December 31, 2002 as compared to the same period in 2001 is due to lower interest rates. The weighted average debt outstanding and related weighted average interest rate during 2002 was approximately $1.4 billion and 6.1%, respectively, as compared to approximately $1.3 billion and 7.1%, respectively, during 2001. Interest costs capitalized, in connection with development and expansion projects and development joint venture interests, were $9.2 million for the year ended December 31, 2002 as compared to $12.9 million in 2001. The decrease in capitalized interest is attributable to a decrease in interest rates, as discussed above, and a reduction in costs of projects under development.

      An impairment charge of $2.9 million was recorded in 2001. During 2001, one of the Company’s retail tenants announced it was liquidating its inventory and closing its remaining stores. During 2001, the tenant completed its sale of inventory and auction of its real estate. The Company believes, based on (i) a lack of significant proceeds received by the tenant on its auction of real estate and the other assets, and (ii) a lack of positive information disseminated from the tenant which suggested a reduced probability of recovery of certain recorded amounts, that a provision of $2.9 million was appropriate. This charge was reflected as an impairment charge within the consolidated statements of operations.

      Depreciation and amortization expense increased $13.8 million, or 22.0%, to $76.7 million for the year ended December 31, 2002 as compared to $62.9 million in 2001. The increase in depreciation at the Core Portfolio Properties is primarily related to expansion and redevelopments, including related changes in estimated useful lives associated with the certain assets under redevelopment. The increase in depreciation expense of $13.8 million is due to the following (in millions):

Increase
(Decrease)

Core Portfolio Properties	$5.3
Acquisition and development of 15 shopping center properties	5.0
Merger of AIP	3.6
Personal property depreciation	0.6
Sale/transfer of seven properties to joint ventures	(0.7)

$13.8

Other

      Equity in net income of joint ventures increased $15.8 million, or 92.6%, to $32.8 million in 2002 as compared to $17.0 million in 2001. An increase of approximately $4.1 million is primarily related to the Company’s proportionate share of the gain on sale of two shopping center properties from the Community Centers Joint Ventures. An increase of approximately $5.3 million, net of tax, is primarily related to the Company’s proportionate share of the gain on sale of the shopping center properties located in Hagerstown, Maryland; Eatontown, New Jersey; Salem, New Hampshire and Round Rock, Texas realized from the Company’s interest in DD Development Company. Additionally, an increase of $4.4 million, pre-tax, relates to the newly formed joint venture, which disposed of certain Service Merchandise assets. The remaining net increase of $2.0 million primarily relates to the newly developed shopping centers, which began operations at the end of 2001, lease termination income at one joint venture and outlot sales.

      Equity in net income of minority equity investment was $1.5 million for the year ended December 31, 2001 and related to the Company’s equity investment in AIP. On May 14, 2001, AIP sold 31 assets and a wholly-owned subsidiary of DDR was merged into AIP such that DDR owns the remaining assets. Accordingly, the operating results associated with these assets were consolidated within the consolidated statements of operations since May 14, 2001.

      Minority equity interest expense increased $0.1 million, or 0.3%, to $21.6 million for the year ended December 31, 2002 as compared to $21.5 million in 2001. This increase relates primarily to the minority interest associated with an office property resulting from the merger of AIP. This increase is offset by a decrease of approximately $0.7 million due to the conversion of $35.0 million, 8.5% Preferred OP Units into approximately 1.6 million common shares of the Company during the fourth quarter of 2002.

      Income from discontinued operations decreased $5.5 million, to a loss of $2.8 million for the year ended December 31, 2002, as compared to income of $2.7 million in 2001. Discontinued operations includes the operations of 11 shopping center properties and four business center properties aggregating 1.0 million square feet of GLA, one of which was sold in 2004, six of which were sold in 2003 and eight of which were sold in 2002. During 2001, one of the shopping center properties sold in 2002 recognized a $1.3 million lease termination fee, which primarily accounts for the decrease in income from discontinued operations. This income is offset by an impairment charge of $4.7 million recognized in the second quarter of 2002 in relation to a shopping center located in Orlando, Florida. During the second quarter, the Company received an unsolicited offer and entered into an agreement to sell this shopping center for approximately $7.3 million, and sold the property in the fourth quarter of 2002.

      Gain from the sale of discontinued operations was $4.3 million, net, for the year ended December 31, 2002, relating to the sale of the remaining seven shopping centers and one business center.

      Gain on disposition of real estate and real estate investments aggregated $3.4 million for the year ended December 31, 2002, which primarily relates to the sale of the 90% interest in a developed shopping center property located in Kildeer, Illinois which resulted in a gain of $2.5 million and land sales which resulted in an aggregate gain of $0.9 million.

      Gain on disposition of real estate and real estate investments aggregated $18.3 million for the year ended December 31, 2001, which relates to the sale of five shopping center properties located in Ahoskie, North Carolina; New Albany (Gahanna), Ohio; Highland Heights, Ohio; Toledo, Ohio and Rapid City, South Dakota, one office property located in San Diego, California and the sale of land.

Net Income

      Net income increased $9.6 million to $102.0 million for the year ended December 31, 2002 as compared to $92.4 million in 2001. The increase in net income of $9.6 million primarily results from new leasing, re-tenanting and expansion of the Core Portfolio Properties, the 15 shopping centers acquired and developed in 2002 and 2001 and the merger of the AIP properties. Additionally, the increase in equity in net income from joint ventures was primarily due to the Company’s share of the gain on sale of the real estate. A summary of the changes from 2002 is as follows (in millions):

Increase in net operating revenues (total revenues in excess of operating and maintenance expenses, real estate taxes impairment charge and general and administrative expense)	$21.2
Increase in equity in net income of joint ventures	15.8
Decrease in interest expense	4.1
Decrease in gain on sale of real estate and real estate investments	(14.9)
Decrease in gain from discontinued operations	(1.2)
Increase in depreciation	(13.8)
Increase in minority interest expense	(0.1)
Decrease in minority equity investment	(1.5)

$9.6

FUNDS FROM OPERATIONS

      Management believes that Funds From Operations (“FFO”) provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles (“GAAP”) and is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined generally and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items and (v) certain non-cash items. These non-cash items principally include real property depreciation, equity income from its joint ventures and equity income from minority equity investments, impairment losses on real properties and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner.

      In 2003, FFO applicable to common shareholders was $214.3 million as compared to $159.4 million in 2002 and $135.5 million in 2001. The increase in total FFO in 2003 is principally attributable to increases in revenues from the Core Portfolio Properties, the merger with JDN, acquisitions and developments, the sale of residual land and lower interest rates. In addition to these items, the Company received a promoted interest in the sale of joint venture properties.

      The Company’s calculation of FFO is as follows (in thousands):

	Year Ended December 31,

	2003	2002	2001

Net income applicable to common shareholders (1)(6)	$189,056	$69,368	$65,110
Depreciation and amortization of real estate investments	93,174	76,462	63,200
Equity in net income of joint ventures	(44,967)	(32,769)	(17,010)
Gain on sale of joint venture interests	(7,950)	—	—
Equity in net income of minority equity investment	—	—	(1,550)
Joint ventures’ FFO (2)	47,942	44,473	31,546
Minority equity investment FFO (3)	-	—	6,448
Minority interest expense (OP Units)	1,769	1,450	1,531
(Gain) loss on disposition of depreciable real estate and real estate investments (4)	(64,712)	454	(16,688)
Impairment charge (5)	—	—	2,895

FFO applicable to common shareholders	214,312	159,438	135,482
Preferred dividends (6)	51,205	32,602	27,262

Total FFO	$265,517	$192,040	$162,744

(1)	Includes straight-line rental revenues, which approximated $6.3 million in 2003, $3.3 million in 2002 and $4.6 million in 2001 (including discontinued operations).

(2)	Joint ventures’ FFO is summarized as follows (in thousands):

	Year Ended December 31,

	2003	2002	2001

Net income (a)	$120,899	$105,560	$51,289
Depreciation and amortization of real estate investments	45,074	38,168	35,676
(Gain) loss on disposition of real estate and real estate investments (b)	(59,354)	(29,413)	97

	$106,619	$114,315	$87,062

DDR Ownership interests (c)	$47,942	$44,473	$31,546

(a)	Includes straight-line rental revenue of approximately $4.8 million in 2003, $3.2 million in 2002, and $4.6 million in 2001. The Company’s proportionate share of straight-line rental revenues was $1.2 million, $1.1 million and $1.5 million in 2003, 2002 and 2001, respectively. These amounts include discontinued operations.

(b)	Included in equity in net income of joint ventures is approximately $7.5 million of promoted income received from the Company’s joint venture partners during the fourth quarter of 2003 which is included in the Company’s FFO. Also included in the joint venture net income and FFO, in the fourth quarter of 2003, is a gain associated with the early extinguishment of debt of approximately $4.2 million of which the Company’s proportionate share approximated $3.4 million. The gain on sale of recently developed shopping centers, owned by the Company’s taxable REIT affiliates, is included in FFO, as the Company considers these properties as part of the merchant building program. These properties were either developed through the Retail Value Investment Program with Prudential Real Estate Investors, or were assets sold in conjunction with the formation of the joint venture which holds the designation rights for the Service Merchandise properties. These gains aggregated $4.3 million, $22.5 million and $0.3 million for the years ended December 31, 2003, 2002 and 2001, respectively, of which the Company’s proportionate share aggregated $0.9 million, $11.3 million and $0.3 million, respectively.

(c)	The Company’s share of joint venture net income has been reduced by $1.6 million, $2.0 million and $1.2 million for the twelve month periods ended December 31, 2003, 2002, and 2001, respectively related to basis differentials.

(3)	FFO for the year ended December 31, 2001 includes an add back of approximately $3.2 million relating to the Company’s proportionate share of loss on sale, including certain transaction related costs and severance charges which were incurred by AIP as a result of the Lend Lease sale and consummation of the merger with a wholly owned subsidiary of the Company.

(4)	The amount reflected as gain on disposition of real estate and real estate investments from continuing operations in the consolidated statement of operations includes residual land sales, which management considers a sale of non-depreciated real property and the sale of a newly developed shopping center (2002), for which the Company maintained continuing involvement. These sales are included in the Company’s FFO and therefore are not reflected as an adjustment to FFO.

(5)	During the second quarter of 2001, one of the Company’s retail tenants announced it was liquidating its inventory and closing its remaining stores. In assessing recoverability of its recorded assets associated with this tenant, the Company had initially estimated, based upon its prior experience with similar liquidations, that proceeds relating to the Company’s claims in liquidation would be sufficient to recover the aggregate recorded assets for this tenant. In the third quarter of 2001, the tenant completed its sale of inventory and auction of its real estate. The Company believed that based on (i) a lack of significant proceeds received by the tenant on its auction of real estate and the other assets, and (ii) a lack of positive information disseminated from the tenant which suggested a reduced probability of recovery of certain recorded amounts, a provision of $2.9 million was appropriate. This change was reflected as an impairment charge within the consolidated statement of operations.

(6)	The Company complied with the Securities and Exchange Commission (“SEC”) July 31, 2003’s Staff Policy statement that clarifies EITF Topic No. D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” and restated net income applicable to common shareholders for fiscal year 2002 and recorded the non-cash charges associated with the write-off of original issuance costs related to the Company’s redemption of preferred shares. As a result of this change in accounting principle, the Company has recorded a charge of $10.7 million and $5.5 million for the years ended December 31, 2003 and 2002, respectively, to net income applicable to common shareholders and FFO.

LIQUIDITY AND CAPITAL RESOURCES

      The Company anticipates that cash flow from operating activities will continue to provide adequate capital for all interest and principal payments on outstanding indebtedness, recurring tenant improvements, as well as dividend payments in accordance with REIT requirements and that cash on hand, borrowings under its existing revolving credit facilities, as well as other debt and equity alternatives, including the issuance of common and preferred shares, OP Units, joint venture capital and asset sales, will provide the necessary capital to achieve continued growth. The increase in cash flow from operating activities in 2003 as compared to 2002 was primarily attributable to shopping center acquisitions and developments completed in 2003 and 2002, including the merger with JDN, new leasing, expansion and re-tenanting of the Core Portfolio Properties, decreased interest rates offset by changes in other assets and liabilities. Changes in cash flow from investing activities are described in Strategic Real Estate Transactions. Changes in cash flow from financing activities are described in Financing Activities.

      The Company’s cash flow activities are summarized as follows (in thousands):

	Year Ended December 31,

	2003	2002	2001

Cash flow from operating activities	$263,129	$210,739	$174,326
Cash flow used for investing activities	(16,246)	(279,997)	(37,982)
Cash flow (used for) from financing activities	(251,561)	66,560	(121,518)

      The Company satisfied its REIT requirement of distributing at least 90% of ordinary taxable income with declared common and preferred share dividends of $186.1 million in 2003 as compared to $126.2 million and $110.5 million in 2002 and 2001, respectively. Accordingly, federal income taxes were not incurred at the corporate level. The Company’s common share dividend payout ratio for the year approximated 65.3% of its 2003 FFO as compared to 60.9% and 62.5% in 2002 and 2001, respectively. The increase in the dividend payout ratio is primarily due to the timing of the JDN merger occurring late in the first quarter of 2003. As a result, the former JDN shareholders were entitled to a full quarter dividend; however, the results of operations from the JDN portfolio were only reflected in the Company’s operating results from the merger date of March 13, 2003.

      In November 2003, the Company’s Board of Directors approved an increase in the 2003 fourth quarter dividend to $0.46 from $0.41 per common share. One of the reasons for this increase is part of the Company’s tax planning strategy and the significant gains associated with the sale of the assets to the Macquarie DDR Trust (See Strategic Real Estate Transactions). The Board also announced this same increase in the 2004 quarterly dividend. It is anticipated that the increased dividend level will continue to result in a conservative payout ratio of less than

65% of FFO. A low payout ratio enables the Company to retain more capital, which will be utilized towards attractive investment opportunities in the development, acquisition and expansion of portfolio properties or for debt repayment. The Company believes that it has one of the lowest pay out ratios in the industry.

ACQUISITIONS, DEVELOPMENTS AND EXPANSIONS

      During the three-year period ended December 31, 2003, the Company and its joint ventures expended $2.4 billion, net, to acquire, develop, expand, improve and re-tenant its properties as follows (in millions):

	2003		2002		2001

Company:
Acquisitions	$1,363.6	(2)	$298.6	(6)	$289.3	(9)
Completed expansions	26.8		8.0		13.7
Developments and construction in progress	104.6		66.4		72.9
Tenant improvements and building renovations (1)	6.3		7.3		6.1
Furniture and fixtures and equipment	1.9		2.3		2.5

	1,503.2		382.6		384.5
Less real estate sales and property contributed to joint ventures	(422.4	)(3)	(72.2	)(7)	(52.7)

Company total	1,080.8		310.4		331.8

Joint Ventures:
Acquisitions/ Contributions	1,221.7	(4)	53.0		213.1
Completed expansions	9.7		9.0		2.3
Developments and construction in progress	120.1		48.6		103.7
Tenant improvements and building renovations (1)	0.6		1.6		4.9
Other real estate investments	—		241.6	(8)	—
Minority equity investment in AIP	—		—		(135.0	)(9)

	1,352.1		353.8		189.0
Less real estate sales	(781.5	)(5)	(441.2)		(16.9)

Joint ventures total	570.6		(87.4)		172.1

	1,651.4		223.0		503.9
Less proportionate joint venture share owned by others	(542.7)		(71.0)		(233.2)

Total DDR net additions	$1,108.7		$152.0		$270.7

(1)	In 2004, the Company anticipates recurring capital expenditures, including tenant improvements of approximately $7.0 million associated with its wholly owned and consolidated portfolio and $0.7 million associated with its joint venture portfolio.

(2)	Includes the merger of JDN of approximately $1.1 billion of assets and the transfer from joint ventures of the Leawood, Kansas and Suwanee, Georgia shopping centers, and the consolidation of the assets owned by DD Development Company.

(3)	Includes the sale of 11 shopping centers, three business centers, and the transfer of seven assets to the joint venture with DDR Markaz LLC; these assets are shopping centers located in Richmond, California; Winchester, Virginia; Tampa, Florida; Toledo, Ohio; Highland, Indiana; Oviedo, Florida and Grove City, Ohio and the sale of several outparcels. The balance also includes the transfer of four assets to the Macquarie DDR Trust joint venture; these assets are shopping centers located in Canton; Ohio; North Olmsted, Ohio; Independence, Missouri and St. Paul, Minnesota.

(4)	The balance includes the formation of Macquarie DDR Trust, DDR Markaz LLC and the acquisition of, or interests in, three shopping centers located in Phoenix, Arizona; Pasadena, California; and Kansas City, Missouri plus vacant land acquired in the JDN merger and equity investments previously held by DD Development Company for shopping centers in Long Beach, California; Shawnee, Kansas; Overland Pointe, Kansas; Olathe, Kansas and Kansas City, Missouri.

(5)	Includes six shopping centers, 22 Service Merchandise sites, the sale of an outparcel, and the transfer of the Leawood, Kansas and Suwanee, Georgia shopping centers to the Company. During the fourth quarter the shopping centers located in Coon Rapids, Minnesota; Naples, Florida; Atlanta, Georgia; Marietta, Georgia; Schaumburg, Illinois; Framingham,

Massachusetts and Fairfax, Virginia, were sold to the Macquarie DDR Trust joint venture, and assets owned by DD Development Company were consolidated into the Company.

(6)	Includes transfer from joint ventures of the Independence, Missouri shopping center, Phase IV of the Salisbury, Maryland shopping center, Canton, Ohio shopping center, Plainville, Connecticut shopping center, and San Antonio, Texas shopping center to the Company.

(7)	Includes a transfer to joint ventures of the newly developed shopping center in Kildeer, Illinois, and the sale of five shopping centers and three outlots.

(8)	Amount represents the assets acquired from Service Merchandise pursuant to the designation rights.

(9)	The balance reflects the consolidation of the assets formerly owned by AIP which was merged during second quarter 2001.

2003 Activity

Strategic Real Estate Transactions

Merger with JDN Realty Corporation

      During the first quarter of 2003, the Company and JDN’s shareholders approved a definitive merger agreement pursuant to which JDN shareholders received 0.518 common shares of DDR in exchange for each share of JDN common stock on March 13, 2003. DDR issued approximately 18 million shares of common stock in conjunction with this merger. The transaction valued JDN at approximately $1.1 billion, which included approximately $606.2 million of assumed debt at fair market value and $50 million of voting preferred shares. The Company repaid approximately $314 million of debt assumed subsequent to the merger. DDR acquired 102 retail assets aggregating 23 million square feet including 16 development properties comprising approximately 6 million square feet of total GLA. Additionally, DDR acquired a development pipeline of several properties.

Macquarie DDR Trust

      In November 2003, the Company closed a transaction pursuant to which the Company formed an Australian based Listed Property Trust, Macquarie DDR Trust (“MDT”), with Macquarie Bank Limited (ASX: MBL), an international investment bank, advisor and manager of specialized real estate funds in Australia. MDT will focus on acquiring ownership interests in institutional-quality community center properties in the U.S. The aggregate purchase value (assuming 100% ownership) of the initial portfolio of eleven assets previously owned by DDR and its joint ventures and acquired by MDT is approximately $730 million. MDT operates with a leverage ratio of approximately 50%.

      MDT, which was listed on the Australian Stock Exchange during November 2003, owns an 81.0% interest in the eleven asset portfolio. DDR retained a 14.5% effective ownership interest in the assets and MBL owns the remaining 4.5%. DDR remains responsible for all day-to-day operations of the properties and will receive fees for property management, leasing, construction management, acquisitions, due diligence, dispositions (including outparcel sales), and financing. Through their joint venture company, DDR and MBL will also receive base asset management fees and incentive fees based on the performance of MDT. DDR recorded fees aggregating $6.7 million in 2003 in connection with the structuring, formation and operation of the MDT joint ventures.

      It is anticipated that an additional asset in Minneapolis, MN (Coon Rapids — Inner Quadrant) will be sold to MDT after construction and leasing are completed, subject to the satisfaction of MDT’s investment criteria and the availability of financing. MDT has a two year right of first offer on twenty pre-determined joint venture and wholly-owned assets currently in DDR’s portfolio. This right of first offer only applies if DDR determines that it will pursue the sale of these assets. MDT also is expected to pursue acquisitions of additional stabilized, institutional-quality community center properties.

      DDR received approximately $195 million in cash and retained a $53 million equity investment in the joint venture, which represents DDR’s 14.5% effective ownership interest. MDT is funded with approximately $370 million in debt, which is approximately 50% of total asset value. The interest rate for this debt was generally structured with 80% fixed and 20% floating. The new fixed rate financing has a weighted average interest rate of approximately 4.3% and the floating rate debt has a weighted average interest rate of approximately 3.5%. Approximately $42.0 million of the initial outstanding floating rate debt is financed under MDT’s $100 million secured revolving credit facility.

      The aggregate size of the MDT portfolio is approximately 5.4 million square feet of total GLA (of which 4.8 million is owned GLA), and the average size of the eleven properties is approximately 490,000 square feet of total GLA. Prior to MDT’s acquisition, DDR held seven of the MDT portfolio assets in joint ventures. These properties are located in Boston (Framingham), Massachusetts; Chicago (Schaumburg), Illinois; Minneapolis (Coon Rapids), Minnesota; Atlanta, Georgia; Washington, D.C. (Fairfax, Virginia); Atlanta (Marietta), Georgia and Naples, Florida. The remaining four assets were wholly owned by DDR and located in St. Paul, Minnesota; Kansas City (Independence), Missouri; Canton, Ohio and Cleveland (N. Olmsted), Ohio. These properties are not included in discontinued operations as the Company maintains continuing involvement through both its ownership interest and management activities. Included in equity in net income of joint ventures is approximately $7.5 million of promoted income received from the Company’s joint venture partners from the transfer of six of these properties.

      MDT is governed by a board of directors, which includes three members selected by DDR, three members selected by MBL and two independent members. MDT’s offering in Australia in November 2003 raised approximately $315 million, which equates to AUD $441.4 million.

DDR Markaz LLC

      In May 2003, the Company completed the formation of DDR Markaz LLC, a joint venture transaction with an investor group led by Kuwait Financial Centre — Markaz (a Kuwaiti publicly traded company). The Company contributed seven retail properties to the joint venture. The properties are located in Richmond, California; Oviedo, Florida; Tampa, Florida; Highland, Indiana; Grove City, Ohio; Toledo, Ohio and Winchester, Virginia. In connection with this formation, DDR Markaz LLC secured $110 million, non-recourse, five-year, secured financing at a fixed interest rate of 4.13%. Proceeds from the transaction were used to repay variable rate indebtedness. The Company retained a 20% ownership interest in these seven properties and received cash proceeds of approximately $156 million. The Company recognized a gain of approximately $25.8 million relating to the sale of the 80% interest in these properties and deferred a gain of approximately $6.5 million relating to the Company’s 20% interest. These properties are not included in discontinued operations as the Company maintains continuing involvement through both its ownership interest and management activities. The Company earns fees for asset management, property management, leasing, out-parcel sales and construction management. In 2003, the Company earned management fees aggregating $0.5 million relating to this investment.

Coventry II

      In 2003, the Company and Coventry Real Estate Advisors (“CREA”) announced the joint acquisition of the first property in connection with CREA’s formation of Coventry Real Estate Fund II (the “Fund”). The Fund was formed with several institutional investors and CREA as the investment manager. Neither the Company nor any of its officers, own a common interest in this Fund or have any incentive compensation tied to this Fund. The Fund and DDR have agreed to jointly acquire value-added retail properties in the United States. It is anticipated CREA will obtain $330 million of equity commitments to co-invest exclusively in joint ventures with DDR, which is expected to contribute an additional 20%. The Fund will invest in a variety of well-located retail properties that present opportunities for value creation, such as retenanting, market repositioning, redevelopment or expansion.

      DDR will co-invest 20% in each joint venture and will be responsible for day-to-day management of the properties. Pursuant to the terms of the joint venture, DDR will earn fees for property management, leasing and construction management. The Company also will earn a promoted interest, along with CREA, above a 10% preferred return of capital to investors through a preferred interest in the Fund.

      The first property acquired by the joint venture, Ward Parkway, is a 712,000 square foot shopping center located in suburban Kansas City, Missouri that was purchased for approximately $48.4 million. The second property, Totem Lake Malls, a 290,000 square foot shopping center in suburban Seattle, Washington was acquired in January 2004. This property was acquired for approximately $37.0 million of which the Company’s proportionate share was $7.4 million.

Service Merchandise Joint Venture

      At December 31, 2003, the portfolio owned by the Service Merchandise joint venture consisted of approximately 72 Service Merchandise retail sites totaling approximately 4.0 million square feet, of which 51.1% is leased or in the process of being leased. Total annualized base rental revenues were approximately $12.7 million at December 31, 2003. During 2003, the joint venture sold 22 sites and received gross proceeds of approximately $55.0 million and recorded an aggregate gain of $5.1 million of which the Company’s proportionate share was approximately $1.3 million. In 2003, the Company also earned disposition, development, management and leasing fees aggregating $1.7 million and interest income of $1.0 million relating to this investment. The Company also received distributions aggregating $1.0 million resulting from loan refinancings at the joint venture level. This joint venture has total assets and total debt of approximately $171.9 million and $78.4 million, respectively, at December 31, 2003. The Company’s investment in this joint venture was $20.1 million at December 31, 2003.

Expansions

      For the twelve month period ended December 31, 2003, the Company completed expansions and redevelopments at nine shopping centers located in Birmingham, Alabama; Bayonet Point, Florida; Brandon, Florida; Tucker, Georgia; Fayetteville, North Carolina; North Canton, Ohio; Erie, Pennsylvania; Riverdale, Utah and Taylorsville, Utah at an aggregate cost of approximately $26.8 million. The Company is currently expanding/redeveloping six shopping centers located in North Little Rock, Arkansas; Tallahassee, Florida; Starkville, Mississippi; Aurora, Ohio; Tiffin, Ohio and Monaca, Pennsylvania at a projected incremental cost of approximately $27.6 million. The Company is also scheduled to commence eight additional expansion projects during 2004 at the Gadsden, Alabama; Brandon, Florida; Suwanee, Georgia; Princeton, New Jersey; Hendersonville, North Carolina; Allentown, Pennsylvania; Brentwood, Tennessee and Chattanooga, Tennessee shopping centers.

      For the twelve month period ended December 31, 2003, the Company’s joint ventures completed expansions and redevelopments at three shopping centers located in San Ysidro, California; Shawnee, Kansas and North Olmsted, Ohio at an aggregate cost of approximately $9.7 million. The Company’s joint ventures are currently expanding/ redeveloping a shopping center located in Deer Park, Illinois at a projected incremental cost of approximately $13.9 million. In 2004, the Company is also scheduled to commence two additional expansion/ redevelopment projects at Merriam, Kansas and Kansas City, Missouri.

Acquisitions

      In 2003, the Company acquired the following shopping center assets:

		Gross
		Purchase
	Square Feet	Price
Location	(Thousands)	(Millions)

JDN merger (See Strategic Real Estate Transactions)	23,036	$1,051.5
Suwanee, Georgia	306	3.4 (1)
Leawood, Kansas	413	15.3 (2)
Gulfport, Mississippi	540	45.5
Broomfield, Colorado	422	55.5

	24,717	$1,171.2

(1)	Reflects the Company’s purchase price associated with the acquisition of its partner’s 51% ownership interest.

(2)	Reflects the Company’s purchase price associated with the acquisition of its partner’s 50% ownership interest.

     In 2003, the Company acquired the following shopping center assets through joint ventures:

		Gross
		Purchase
	Square Feet	Price
Location	(Thousands)	(Millions)

Kansas City, Missouri	712	$48.4 (1)
Phoenix, Arizona	296	43.0 (2)
Pasadena, California	560	113.5 (3)

	1,568	$204.9

(1)	The Company purchased a 20% equity interest.

(2)	The Company purchased a 67% equity interest, net of debt assumed, for approximately $17.4 million.

(3)	The Company purchased a 25% equity interest, net of debt assumed, for approximately $7.1 million.

     MDT acquired seven assets from other joint venture investments and four assets from the Company.

Development (Consolidated)

      During the twelve month period ended December 31, 2003, the Company completed the construction of thirteen shopping centers located in Fayetteville, Arkansas; Sacramento, California; Aurora, Colorado; Parker, Colorado; Parker South, Colorado; Lithonia, Georgia; McDonough, Georgia; Meridian, Idaho (Phase II of the existing shopping center); Grandville, Michigan; Coon Rapids (Minneapolis) Minnesota; St. John’s, Missouri; Erie, Pennsylvania and Frisco, Texas.

      The Company currently has twelve shopping center projects under construction. These projects are located in Long Beach, California; Fort Collins, Colorado; Overland Park, Kansas; Chesterfield, Michigan; Lansing, Michigan; St. Louis, Missouri; Apex, North Carolina; Hamilton, New Jersey; Mount Laurel, New Jersey; Pittsburgh, Pennsylvania; Irving, Texas and Mesquite, Texas. These projects are scheduled for completion during 2004 and 2005 and will create an additional 3.4 million square feet of retail space.

      The Company anticipates commencing construction in 2004 on a shopping center located in McKinney, Texas.

      The wholly-owned and consolidated development funding schedule as of December 31, 2003 is as follows (in millions):

Funded as of December 31, 2003	$561.2
Projected net funding during 2004	88.8
Projected net funding thereafter	23.0

Total	$673.0

Development (Joint Ventures)

      The Company has joint venture development agreements for three shopping center projects. These three projects have an aggregate projected cost of approximately $97.8 million. The projects located in Long Beach, California and Austin, Texas were substantially completed during 2003 and the project in Jefferson County (St. Louis, Missouri) will be substantially completed in 2004. At December 31, 2003, approximately $86.5 million of costs were incurred in relation to these development projects. The projects located in Long Beach, California (City Place) and Austin, Texas are being financed through the Prudential/ DDR Retail Value Fund.

      The joint venture development funding schedule as of December 31, 2003 is as follows (in millions):

	DDR’s	JV Partners’	Proceeds from
	Proportionate	Proportionate	Construction
	Share	Share	Loans	Total

Funded as of December 31, 2003	$10.0	$19.8	$56.7	$86.5
Projected net funding during 2004	1.5	—	9.8	11.3

Total	$11.5	$19.8	$66.5	$97.8

Dispositions

      In 2003, the Company sold the following properties:

	Square Feet	Sales Price	Gain (Loss)
Location	(Thousands)	(Millions)	(Millions)

Former JDN properties
Atlanta, Georgia	32	$5.5	$(0.1)
Decatur, Alabama	123	6.9	(0.2)
Nacogdoches, Texas	57	5.7	(0.1)
Fayetteville, Georgia; Lilburn, Georgia; Gulf Breeze, Florida and Buford, Georgia	187	24.1	(0.1)
Shopping center properties
Eastlake, Ohio	4	0.2	0.1
St. Louis, Missouri	92	3.3	(1.9)
Anderson, South Carolina	14	1.4	0.4
Richmond, California; Oviedo, Florida; Tampa, Florida; Highland, Indiana; Grove City, Ohio; Toledo, Ohio and Winchester, Virginia (1)	1,441	156.0	25.8
St. Paul, Minnesota; Independence, Missouri; Canton, Ohio and North Olmsted, Ohio (2)	1,873	229.1	41.3
Industrial properties
Aurora, Ohio; Streetsboro, Ohio and Twinsburg, Ohio	395	14.0	0.5

	4,218	$446.2	$65.7

(1)	The Company formed a joint venture with funding advised by Kuwait Financial Centre — Markaz and contributed seven wholly-owned shopping centers. The Company retained a 20% equity ownership interest in the joint venture. The amount includes 100% of the selling price; the Company eliminated that portion of gain associated with its 20% ownership interest (See Strategic Real Estate Transactions).

(2)	The Company formed MDT with funding from Macquarie Bank Limited and contributed four wholly-owned assets of the Company. The Company retained an effective 14.5% equity ownership interest in the joint venture. The amount includes 100% of the selling price; the Company eliminated that portion of the gain associated with its 14.5% ownership interest (See Strategic Real Estate Transactions).

     In 2003, the Company’s joint ventures sold the following shopping center properties excluding those purchased by the Company as described above:

				Company’s
	Company’s			Proportionate
	Effective			Share of
	Ownership	Square Feet	Sales Price	Gain
Location	Percentage	(Thousands)	(Millions)	(Millions)

Bellingham, Washington; Sacramento, California and Fullerton, California	20%	420	$57.9	$3.2
St. Louis, Missouri	50%	211	22.0	2.6
Kansas City, Missouri	24.75%	15	2.6	0.1
San Diego, California	20%	440	95.0	7.1

		1,086	$177.5	$13.0

      The Company’s joint ventures also sold their interest in seven assets to MDT at a gross sales price aggregating $497.6 million. Since the membership interests in the Company’s Community Center Joint Venture and Coon Rapids Joint Venture were transferred to MDT, the gain was recognized at the partnership level. The Company recognized a gain of $27.4 million on its partnership interests. However, since the Company retained an effective 14.5% interest in MDT, the Company has deferred the recognition of $19.5 million of this gain. The aggregate gain recognized by the Company relating to the sale of its equity interest in these entities to MDT of $8.0 million is classified in gain on sale of joint venture interests in the consolidated statement of operations. (See 2003 Strategic Real Estate Transactions).

2002 Activity

Strategic Real Estate Transactions

Service Merchandise Portfolio

      In March 2002, the Company announced its participation in a joint venture with Lubert-Adler Funds and Klaff Realty, L.P., which was awarded asset designation rights for all of the retail real estate interests of the bankrupt estate of Service Merchandise Corporation for approximately $242 million. The Company has an approximate 25% interest in the joint venture. In addition, the Company earns fees for the management, leasing, development and disposition of the real estate portfolio. The designation rights enable the joint venture to determine the ultimate use and disposition of the real estate interests held by the bankrupt estate.

      During 2002, the joint venture sold 45 sites and received gross proceeds of approximately $106.5 million. The Company recognized pre-tax income of approximately $4.4 million relating to the operations of this joint venture. The Company also earned disposition, management, leasing and financing fees aggregating $1.4 million in 2002 relating to this joint venture.

Expansions

      In 2002, the Company completed expansions and redevelopments at five shopping centers located in Denver, Colorado; Detroit, Michigan; St. Louis, Missouri; Lebanon, Ohio; and North Olmsted, Ohio at an aggregate cost of approximately $8.0 million. In 2002, the Company’s joint ventures completed expansions and redevelopments at seven shopping centers located in Atlanta, Georgia; Marietta, Georgia; Schaumburg, Illinois; Leawood, Kansas; Overland Park, Kansas; Maple Grove, Minnesota and San Antonio, Texas at an aggregate cost of approximately $15.0 million.

Acquisitions

      In 2002, the Company acquired the following shopping center assets:

		Gross
		Purchase
	Square Feet	Price
Location	(Thousands)	(Millions)

Plainville, Connecticut	470	$44.4	(1)
San Antonio, Texas	270	32.1	(1)
Forth Worth, Texas; Dallas, Texas; Columbia, South Carolina; Birmingham, Alabama and Witchita, Kansas	1,000	81.8	(2)
North Canton, Ohio	230	11.4	(3)
Independence, Missouri	380	33.4	(4)
San Francisco, California (Historic Van Ness) and Richmond, California (Hilltop)	368	65.4	(5)

	2,718	$268.5	(6)

(1)	Reflects the Company’s purchase price associated with the acquisition of its partner’s 75.25% ownership interest in these shopping centers.

(2)	Reflects the Company’s purchase price associated with the acquisition of a portfolio of shopping centers.

(3)	Reflects the Company’s purchase price associated with the acquisition of its partner’s 50% interest in this shopping center.

(4)	Reflects the Company’s purchase price associated with the acquisition of its partner’s 80% interest in this shopping center.

(5)	Reflects the Company’s acquisition of two shopping center properties from Burnham Pacific Properties, Inc., Burnham Pacific Operating Partnership, L.P., and BPP/ Van Ness, L.P. This acquisition was financed through the issuance of approximately 2.5 million common shares valued at approximately $49.2 million and cash.

(6)	The Company’s total real estate assets increased approximately $299 million relating to these acquisitions after reflecting the reclassification of the Company’s ownership interest from advances to and investments in joint ventures.

Dispositions

      The Company sold the following properties in 2002:

	Square Feet	Sales Price	Gain (Loss)
Location	(Thousands)	(Millions)	(Millions)

Shopping Center Properties
Orlando, Florida	180	$7.3	$(4.8)
Columbia, South Carolina	47	5.3	2.1
Jacksonville, North Carolina	63	6.0	0.6
St. Louis, Missouri (American Plaza)	9	2.0	(0.1)
Ocala, Florida	19	0.9	0.6
Huntsville, Alabama	41	4.4	1.2
Cape Coral, Florida	74	5.1	—
Kildeer, Illinois (1)	158	28.0	2.5
Industrial Property
Dallas, Texas	21	1.7	—

	612	$60.7	$2.1

(1)	The Company formed a joint venture with a funding advised by DRA Advisors, Inc. and contributed a wholly-owned new shopping center development. The Company retained a 10% equity ownership interest in the joint venture. Represents the sale of assets through the merchant building program.

     The Company’s joint ventures sold the following shopping center properties, excluding those purchased by the Company as described above, in 2002:

	Company’s			Company’s
	Effective			Proportionate
	Ownership	Square Feet	Sales Price	Share of Gain
Location	Percentage	(Thousands)	(Millions)	(Millions)

Round Rock, Texas (2)	24.75%	438	$78.1	$5.4
Denver, Colorado	20.00%	390	43.0	2.8
Salem, New Hampshire (2)	24.75%	170	25.0	1.1
Hagerstown, Maryland (2)	24.75%	286	41.7	1.9
Eatontown, New Jersey (2)	79.56%	68	14.0	1.9
Durham, North Carolina	20.00%	408	50.1	2.1

		1,760	$251.9	$15.2

(2)	Represents the sale of assets through the merchant building program.

2001 Activity

Strategic Real Estate Transactions

American Industrial Properties

      The Company completed its merger with AIP following AIP shareholders’ approval of the plan of merger on May 14, 2001. AIP’s shareholders also approved the sale of 31 industrial assets to an affiliate of Lend Lease Real Estate Investments, Inc. (“Lend Lease”) for $292.2 million, which closed on May 14, 2001, immediately prior to the merger.

      Under the merger agreement, all common shareholders’ interests, other than DDR’s, were effectively redeemed and each shareholder received a final cash payment equal to $12.89 per share which was funded from proceeds received from the asset sale to Lend Lease. In addition, in January 2001, all AIP shareholders, including DDR, received a special dividend of $1.27 per share associated with the sale of the Manhattan Towers office building in November 2000 for $55.3 million.

      The merger of a subsidiary of DDR (DDR Transitory Sub, Inc.) into AIP provided DDR with complete ownership of AIP’s 39 remaining properties after the sale to Lend Lease. This portfolio was comprised of 31 industrial properties, six office properties, two retail properties and 23.7 acres of undeveloped land. DDR operates the assets as part of its portfolio. From the date of the merger, the AIP assets, liabilities and operating results are consolidated in the Company’s financial statements. Prior to the merger and since 1999, the Company owned a 46% common stock interest, which was accounted for under the equity method of accounting. The Company’s effective purchase of the remaining interest in AIP through the redemption of all other shareholders, as previously described, was accounted for as a step acquisition.

Expansions

      In 2001, the Company and its joint ventures completed the expansion and redevelopment of ten shopping centers at an aggregate cost of $13.7 million and $2.3 million, for wholly-owned projects and joint venture projects, respectively.

Acquisitions

      In 2000, the Company announced it intended to acquire several west coast retail properties from Burnham through a joint venture with PREI and Coventry Real Estate Partners (“Coventry”) (which is 79% indirectly owned by the Company). The joint venture was funded as follows: 1% by Coventry, 20% by DDR, and 79% by Prudential. These properties were not part of Burnham’s liquidation portfolio. The purchase agreement with Burnham was entered into before Burnham’s shareholders approved its plan of liquidation. As of December 31, 2001, ten properties were acquired at an aggregate cost of approximately $280 million. Three of these properties were sold in 2003 and a portion of a property was sold in January 2004. The Company earns fees for managing and leasing the properties, all of which are located in western states.

      The Company and Coventry were selected to serve as Burnham’s liquidation agent pursuant to Burnham’s plan of liquidation. The liquidation portfolio originally included 42 properties aggregating 5.4 million square feet. The Company provided property management services for this portfolio and received property asset management, leasing and development fees for its services at market rates. This service arrangement expired in June 2002 when the remaining four assets were transferred to a liquidating trust.

Development

      The Company completed a 577,000 square foot shopping center in Meridian, Idaho; a 622,000 square foot shopping center in Everett, Massachusetts; a 157,000 square foot shopping center in Kildeer, Illinois; and a 460,000 square foot shopping center in Princeton, New Jersey adjacent to the Company’s existing center, which was substantially completed in 2001.

Dispositions

      The Company sold the following properties in 2001:

	Square Feet	Sales Price	Gain (Loss)
Location	(Thousands)	(Millions)	(Millions)

Shopping Center Properties
Gahanna (New Albany), Ohio	30	$4.2	$0.1
Zanesville, Ohio	13	1.2	0.7
Toldeo, Ohio (Airport Square)	190	14.8	3.0
Highland Heights, Ohio	250	27.5	11.0
Rapid City, South Dakota	36	2.4	(0.1)
Ahoskie, North Carolina	190	8.3	1.8
Business Center Property
San Diego, California	59	6.8	0.4

	768	$65.2	$16.9

      The Company’s joint ventures sold the following shopping center properties in 2001:

				Company’s
	Company’s			Proportionate
	Effective			Share of
	Ownership	Square Feet	Sales Price	Gain/(Loss)
Location	Percentage	(Thousands)	(Millions)	(Millions)

Dayton, Ohio (1)	79.56%	33	$1.8	$0.3
Lawrenceville, New Jersey (1)	79.56%	45	3.8	0.3
El Paso, Texas (1)	79.56%	35	1.9	(0.3)
San Diego, California (2)	95.00%	—	3.0	—

		113	$10.5	$0.3

(1)	Represents the sale of assets through the merchant building program.

(2)	Land parcel.

OFF BALANCE SHEET ARRANGEMENTS

      The Company has a number of off balance sheet joint ventures and other unconsolidated arrangements with varying structures. The Company has investments in operating properties, development properties, a management and development company and two taxable REIT affiliates, which are consolidated into the Company as of December 31, 2003. Such arrangements are generally with institutional investors and various developers located throughout the United States.

      In connection with the development of shopping centers owned by certain of these affiliates, the Company and/or its equity affiliates have agreed to fund the required capital associated with approved development projects aggregating approximately $7.1 million at December 31, 2003. These obligations, comprised principally of construction contracts, are generally due in twelve to eighteen months and are expected to be financed through new or existing construction loans.

      The Company has provided loans and advances to certain unconsolidated entities in the amount of $19.6 million at December 31, 2003 for which the Company’s joint venture partners have not funded their proportionate share. These entities are current on all debt service owing to DDR. The Company has guaranteed base rental income from one to three years at 14 centers held through the Service Merchandise joint venture, aggregating $3.5 million at December 31, 2003. The Company has not recorded a liability for the guarantee as the subtenants of the KLA/SM affiliates are paying rent as due.

      The Company’s joint ventures, which sold partnership interests to MDT, entered into master lease agreements upon consummation of the transaction. These joint ventures are responsible for the monthly base rent and all operating and maintenance expenses on leases for the spaces not yet leased as of October 31, 2003, through November 2006. At December 31, 2003, the joint ventures master lease obligation totaled $4.1 million, of which the Company’s proportionate share is $0.9 million, consisting of 19 master leases aggregating approximately 59,000 square feet.

      The Company is involved with overseeing the development activities for several of its joint ventures that are constructing, redeveloping or expanding shopping centers. The Company earns a fee for its services commensurate with the level of oversight provided. The Company generally provides a completion guarantee to the third party lending institution(s) providing construction financing.

      The Company’s joint ventures have aggregate outstanding indebtedness to third parties of approximately $1.3 billion and $1.1 billion at December 31, 2003 and 2002, respectively, of which the Company’s proportionate share was $368.5 million and $387.1 million, respectively. Such mortgages and construction loans are generally non-recourse to the Company and its partners. Certain mortgages may have recourse to its partners in certain limited situations such as misuse of funds and material misrepresentations. In connection with one of the Company’s joint ventures, the Company’s joint venture partner agreed to fund any amounts due the joint venture’s construction lender if such amounts are not paid by the joint venture. In these instances, the Company has agreed to reimburse such joint venture partner an amount equal to the Company’s pro rata share of such amount aggregating $7.4 million at December 31, 2003. This mortgage is expected to be refinanced in the second quarter of 2004. In addition, for another joint venture, the Company provided a letter of credit in 2001 for approximately $9.3 million to the holders of tax exempt floating rate certificates, the proceeds of which were loaned to an equity affiliate.

      Certain of the Company’s joint venture arrangements provide that the Company’s partner can convert its interest in the joint venture into DDR’s common shares. The number of common shares that DDR would be required to issue would be dependent upon the then fair value of the partner’s interest in the joint venture divided by the then fair value of DDR’s common shares. The Company can elect to substitute cash for common shares. At December 31, 2003, assuming such conversion options were exercised, and shares were issued, assets currently aggregating $344.0 million would be consolidated and an additional $236.2 million of mortgage indebtedness outstanding at December 31, 2003 relating to the joint ventures which contain these provisions would be recorded in the Company’s balance sheet, since these entities are currently accounted for under the equity method of accounting. One of these properties, with total assets and mortgage debt aggregating $39.4 million and $30.0 million was sold in January 2004. Should the Company elect to issue cash, the Company’s debt balance would increase by both the existing debt relating to these joint ventures, as previously referred to, as well as potential additional debt, which would be incurred to finance the purchase of the equity of the other partner. The Company does not anticipate that its joint venture partners will exercise their rights pursuant to the aforementioned conversion rights as these institutional investors typically do not invest in equity securities.

FINANCING ACTIVITIES

      The Company has historically demonstrated its access to capital through both the public and private markets. The acquisitions, developments and expansions were generally financed through cash provided from operating activities, revolving credit facilities, mortgages assumed, construction loans, secured debt, unsecured public debt, common and preferred equity offerings, joint venture capital, OP Units and asset sales. Total debt outstanding at December 31, 2003 was approximately $2.1 billion as compared to approximately $1.5 billion and $1.3 billion at December 31, 2002 and 2001, respectively. In 2003, the increase in the Company’s outstanding debt was due primarily to the merger with JDN.

      A summary of the aggregate financings through the issuance of common shares, preferred shares, construction loans, medium term notes, term loans and OP Units (units issued by the Company’s partnerships) aggregated $2.8 billion during the three-year period ended December 31, 2003, is summarized as follows (in millions):

	2003		2002		2001

Equity:
Common shares	$381.9	(1)	$119.2	(6)	$58.7
Preferred shares	435.0	(2)	150.0	(7)	—

Total equity	816.9		269.2		58.7

Debt:
Construction and other secured loans	61.2		183.3		45.3
Permanent financing	150.0	(3)	—		156.0
Mortgage debt assumed	183.6		9.7		147.6
Tax increment financing	—		7.3		—
Medium term notes	300.0	(4)	100.0		—
Unsecured term loan	300.0	(5)	—		22.1

	994.8		300.3		371.0

Total debt	$1,811.7		$569.5		$429.7

(1)	Issued as consideration in the merger with JDN.

(2)	Includes issuance of $50 million preferred voting shares in conjunction with the merger with JDN. Proceeds from the 8.0% preferred shares issued were used to retire $180 million Preferred OP Units with a weighted average rate of 8.95%.

Proceeds from the 7.375% preferred shares issued were used to retire the Company’s Class C 8.375% preferred shares, Class D 8.68% preferred shares and 9.375% preferred voting shares.

(3)	Represents a $150 million secured financing for five years with interest at a coupon rate of 4.41%.

(4)	Seven-year senior unsecured notes with a coupon rate of 4.625%. These notes are due August 1, 2010 and were offered at 99.843% of par.

(5)	This facility bears interest at LIBOR plus 1.0% and has a one-year term with two six-month extension options. The proceeds from this facility were primarily used to repay JDN’s revolving credit facility with outstanding principal of $229 million at the time of the merger and to repay $85 million of MOPPRS debt and a related call option prior to maturity on March 31, 2003.

(6)	Approximately $50 million of common equity was issued in exchange for two shopping center assets and $35 million was issued in exchange for the replacement of $35 million, 8.5% Preferred OP Units.

(7)	Proceeds from the 8.6% preferred shares issued were used to retire the Company’s Class A 9.5% preferred shares and 9.44% Class B preferred shares aggregating $149.8 million.

     In addition, in 2003, the Company entered into two interest rate swaps aggregating $100 million, effectively converting floating rate debt into fixed rate debt with an effective weighted average coupon rate of 2.67% and a life of 1.75 years.

      In December 2003, the Company amended and restated its primary unsecured credit facility and extended the term of the revolver from May 30, 2005 to May 30, 2006. Based on the Company’s current corporate credit ratings (Moody’s rating is Baa3 stable and Standard and Poors’ is BBB stable), the amended and restated facility bears a reduced interest rate of LIBOR plus 80 basis points, compared to the previous interest rate of LIBOR plus 100 basis points, and continues to offer a competitive bid option for up to 50% of the facility amount. In addition, the Company amended several of the facility’s covenants to provide greater flexibility in relation to total debt and floating rate debt. At the Company’s option, the revolver may be increased from its current size of $650 million to $1.0 billion. The Company also amended its $30 million secured facility with National City to reflect the same changes in covenants and pricing.

      In January 2004, the Company issued $275 million of five-year unsecured senior notes with a coupon rate of 3.875%. Net proceeds from this offering of approximately $272.2 million were used to repay approximately $104 million of variable rate mortgage debt and $150 million of the Company’s unsecured term debt associated with the JDN merger. The balance was used to repay revolving credit facilities. Following the issuance of these securities, the Company’s current floating rate debt exposure is approximately 16.3% of total debt.

CAPITALIZATION

      At December 31, 2003, the Company’s capitalization consisted of $2.1 billion of debt (excluding the Company’s proportionate share of joint venture mortgage debt aggregating $368.5 million as compared to $387.1 million in 2002), $535 million of preferred shares and $2.9 billion of market equity (market equity is defined as common shares and OP Units outstanding multiplied by the closing price of the common shares on the New York Stock Exchange at December 31, 2003 of $33.57) resulting in a debt to total market capitalization ratio of 0.37 to 1.0 as compared to the ratios of 0.43 to 1.0 and 0.44 to 1.0 at December 31, 2002 and 2001, respectively. At December 31, 2003, the Company’s total debt (excluding the effect of the fair value hedge which was $5.6 million at December 31, 2003) consisted of $1,436.5 million of fixed rate debt, including $130 million of variable rate debt, which has been effectively swapped to a weighted average fixed rate of approximately 2.7%, and $641.0 million of variable rate debt, including $100 million of fixed rate debt which has been effectively swapped to a weighted average variable rate of approximately 3.3%.

      It is management’s intention that the Company have access to the capital resources necessary to expand and develop its business. Accordingly, the Company may seek to obtain funds through additional equity offerings or debt financings or joint venture capital in a manner consistent with its intention to operate with a conservative debt capitalization policy and maintain its investment grade ratings with Moody’s Investors Service (Baa3 stable) and Standard and Poor’s (BBB stable). In April 2003, both Moody’s and Standard and Poor’s changed the Company’s ratings outlook from negative to stable with regard to their long-term unsecured debt ratings. As of December 31, 2003, the Company had a shelf registration statement with the Securities and Exchange Commission under which $1.0 billion of debt securities, preferred shares or common shares may be issued. After the issuance of $275 million of fixed rate debt in January 2004, the Company had $725.0 million remaining on this shelf.

      The Company’s credit facilities and the indentures under which the Company’s senior and subordinated unsecured indebtedness is, or may be issued, contain certain financial and operating covenants, including, among other things, debt service coverage and fixed charge coverage ratios, as well as limitations on the Company’s ability to incur secured and unsecured indebtedness, sell all or substantially all of the Company’s assets and engage in mergers and certain acquisitions. Although the Company intends to operate in compliance with these covenants, if the Company were to violate those covenants, the Company may be subject to higher finance costs and fees. Foreclosure on mortgaged properties or an inability to refinance existing indebtedness would likely have a negative impact on the Company’s financial condition and results of operations.

      In addition to the shelf registration statement described above, as of December 31, 2003, the Company had cash of $111.0 million, which includes $99.3 million, which had been set aside for the acquisition of shopping centers, and $498.5 million available under its $705 million revolving credit facilities. In January 2004, the restricted funds, aggregating approximately $94.5 million, were released due to the decision to no longer pursue a like-kind exchange. After the receipt of these funds, approximately $4.8 million remains in restricted cash in anticipation of the completion of a like-kind exchange. As of December 31, 2003, the Company also had 197 operating properties generating $264.5 million, or 55.2%, of the total revenue of the Company for the year ended December 31, 2003, which were unencumbered, thereby providing a potential collateral base for future borrowings. Approximately 84 of these properties were acquired through the JDN merger for which the revenues, aggregating $65.7 million, were only included in the Company’s operating results from the merger date of March 13, 2003. Due to total revenues in 2003 including unencumbered assets transferred to joint ventures and only a portion of JDN’s operating results, this percentage is anticipated to grow in 2004.

CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

      The Company had debt obligations relating to its revolving credit facilities, term loan, fixed rate senior notes and mortgages payable (excluding the effect of the fair value hedge) with maturities ranging from 1 to 25 years. In addition, the Company has non-cancelable operating leases, principally for office space and ground leases.

      These obligations are summarized as follows for the subsequent five years ending December 31 (in thousands):

		Operating
Year	Debt	Leases

2004	$486,509	$4,165
2005	117,612	4,207
2006	249,318	4,053
2007	213,661	3,884
2008	268,291	3,864
Thereafter	742,167	58,563

	$2,077,558	$78,736

      Debt maturities in 2004 include mortgage loans of approximately $2.6 million, construction loans of $29.1 million and senior notes of $140.0 million. The unsecured term loan aggregating $300 million at December 31, 2003 has two six-month extension options. Construction loans aggregating $29.1 million and $150.0 million of the unsecured term loan were repaid from the proceeds of the $275 million offering completed in January 2004. The Company exercised the first option in February 2004, relating to $150 million of the unsecured term loan. The remaining obligations are expected to be repaid from operating cash flow, revolving credit facilities and/or other unsecured debt or equity financings and asset sales.

      In 2005, it is anticipated that the $100.5 million in construction loans will be refinanced or extended on similar terms. Senior notes of $1.0 million are expected to be paid from operating cash flow. No assurance can be provided that the aforementioned loans will be refinanced as anticipated.

      The Company has mortgage and credit facility obligations as numerated above. These obligations generally have monthly payments of principle and/or interest over the term of the obligation. The interest payable over the term of the credit facilities and construction loans is determined based on the amount outstanding. The Company continually changes its asset base, so that the amount of interest payable on the mortgages over its life cannot be easily determined and is therefore excluded from the table above.

      At December 31, 2003, the Company had letters of credit outstanding of approximately $20.0 million of which $10.9 million relates to letters of credit provided on behalf of equity affiliates. (See Note 11 of the consolidated financial statements). Upon payment of the Regal Cinemas litigation settlement in February 2004, $8.0 million of the related letter of credit was released. The Company has not recorded any obligation associated with these letters of credit.

      In conjunction with the development of shopping centers, the Company has entered into commitments for its wholly-owned properties of $67.2 million at December 31, 2003. These obligations, comprised principally of construction contracts, are generally due in 12 to 18 months and are expected to be financed through new or existing construction loans.

      The Company entered into master lease agreements with MDT in November 2003 in connection with the transfer of four properties to the joint venture. The company is responsible for the monthly base rent and all operating and maintenance expenses for units not yet leased as of October 31, 2003, through November 2006. At December 31, 2003, the Company’s master lease obligation totaled $1.9 million, consisting of eight master leases aggregating approximately 33,000 square feet.

      The Company entered into an agreement with DRA Advisors, its partner in the Community Centers contributed to MDT, to pay an $0.8 million annual consulting fee for ten years for services rendered relating to the assessment of financing and strategic investment alternatives.

      In connection with the sale of one of the properties to MDT, the Company deferred the recognition of approximately $3.7 million of the gain on sale of real estate related to a shortfall agreement guarantee maintained by the Company. The Company is obligated to pay any shortfall to the extent that the shortfall is not caused by the failure of the landlord or tenant to pay taxes when due and payable on the shopping center. No shortfall payments have been made on this property since the completion of construction in 1997.

      The Company enters into cancelable contracts for the maintenance of its properties. At December 31, 2003, the Company had purchase order obligations payable within one year aggregating $3.9 million related to the maintenance of its properties. In addition, the Company had purchase order obligations aggregating $1.0 million payable within one year at December 31, 2003 related to general and administrative expenses.

      The Company has entered into employment contracts with several of its key executives. These contracts provide for base pay, bonuses based on the results of operations of the Company, option and restricted stock grants and reimbursement of other various expenses (health insurance, life insurance, automobile expenses, country club expenses and financial planning expenses). These contracts are for a one-year term and subject to cancellation in one year with respect to the Chairman and Chief Executive Officer and 90 days with respect to the other officers.

      See discussion of commitments relating to the Company’s joint ventures and other unconsolidated arrangements in “Off Balance Sheet Arrangements.”

INFLATION

      Substantially all of the Company’s long-term leases contain provisions designed to mitigate the adverse impact of inflation. Such provisions include clauses enabling the Company to receive percentage rentals based on tenants’ gross sales and/or escalation clauses, which generally increase rental rates during the terms of the leases. Such escalations are determined by negotiation, increases in the consumer price index or similar inflation indices. In addition, many of the Company’s leases are for terms of less than ten years, which permits the Company to seek increased rents upon renewal at market rates. Most of the Company’s leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes, insurance and utilities, thereby reducing the Company’s exposure to increases in costs and operating expenses resulting from inflation.

ECONOMIC CONDITIONS

      Historically, real estate has been subject to a wide range of cyclical economic conditions, which affect various real estate markets and geographic regions with differing intensities and at different times. Many regions of the United States have been experiencing varying degrees of economic recession. A continuation of the economic recession, or further adverse changes in general or local economic conditions, could result in the inability of some existing tenants of the Company to meet their lease obligations and could otherwise adversely affect the Company’s ability to attract or retain tenants. The Company’s shopping centers are typically anchored by two or more national tenant anchors (Wal-Mart, Kohl’s, Target), home improvement stores (Home Depot, Lowe’s) and two or more medium sized big-box tenants (Bed Bath & Beyond, T.J. Maxx/ Marshalls, Best Buy, Ross Stores), which generally offer day-to-day necessities, rather than high-priced luxury items. Because these merchants typically perform better in an economic recession than those merchants who market high-priced luxury items, the percentage rents received by the Company have remained relatively stable. In addition, the Company seeks to reduce its operating and leasing risks through ownership of a portfolio of properties with a diverse geographic and tenant base.

      The retail shopping sector has been impacted by the competitive nature of the retail business and the competition for market share, where stronger retailers have out-positioned some of the weaker retailers. This positioning is taking market share away from weaker retailers and forcing them, in some cases, to declare bankruptcy and/or close stores. Certain retailers have announced store closings even though these retailers have not filed for bankruptcy protection. Notwithstanding any store closures, the Company does not expect to have any significant losses associated with these tenants. Overall, the Company’s portfolio remains stable. While negative news relating to troubled retail tenants tends to attract attention, the vacancies created by unsuccessful tenants may also create opportunities to increase rent.

      Although several of the Company’s tenants filed for bankruptcy protection and the Company has experienced a temporary decrease in occupancy rates and an increase in bad debt expense as a result, leasing activity remains stable. The Company believes that its major tenants, including Wal-Mart, Kohl’s, Target, Lowe’s, T.J. Maxx, Bed Bath & Beyond and Best Buy are secure retailers based upon their credit quality. This stability is further evidenced by the tenants’ relatively constant same store tenant sales growth in a weak economy. In addition, the Company believes that the quality of its shopping center portfolio is strong, as evidenced by the high historical occupancy rates, which have ranged from 92% to 97% since 1993. Also, average base rental rates have increased from $5.48 to $11.70 since the Company’s public offering in 1993.

LEGAL MATTERS

      In September 2001, a U.S. District Court entered a judgment in the amount of $9.0 million, plus attorneys’ fees, against the Company and three other defendants, in connection with a verdict reached in a civil trial regarding a claim filed by a movie theater relating to a property owned by the Company. The court awarded $4.0 million in punitive and $5.0 million in compensatory damages to the plaintiff, including interest. The other defendants included the former Chairman of the Board, who is also a significant shareholder and a director of the Company, a former executive of the Company and a real estate development partnership (the “Partnership”) owned by these two individuals. The plaintiff’s claim alleged breach of contract and fraud during the lease negotiation process that took place before and after the Company acquired the property. The Partnership sold the property to the Company in 1994.

      The verdict against the former Chairman of the Board with respect to the $5.0 million in compensatory damages and a portion of the punitive damage award in the amount of $1.0 million was overturned by the trial court judge in response to a post-trial motion. The Company’s initial post-trial motion to overturn the verdict was denied. In January 2004, the appellate court denied the Company’s appeal of the judgment. After consultation with legal counsel, the Company determined that it would not appeal the appellate court’s ruling. The Company accrued a liability of $9.2 million, representing the judgment plus accrued interest and legal costs, at December 31, 2003. In February 2004, the Company paid $8.7 million of this liability.

      Based on the obligations assumed by the Company in connection with the acquisition of the property and the Company’s policy to indemnify officers and employees for actions taken during the course of Company business, the judgment will not be apportioned among the defendants.

      In addition to the judgment discussed above, the Company and its subsidiaries are also subject to other legal proceedings. All such proceedings, taken together, are not expected to have a material adverse effect on the Company. The Company is also subject to a variety of legal actions for personal injury or property damage arising in the ordinary course of its business, most of which are covered by liability insurance. While the resolution of all matters cannot be predicted with certainty, management believes that the final outcome of such legal proceedings and claims will not have a material adverse effect on the Company’s liquidity, financial position or results of operations.

NEW ACCOUNTING STANDARDS

      In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46” or “Interpretation”), “Consolidation of Variable Interest Entities.” This Interpretation was revised in December 2003. The objective of this Interpretation is to provide guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, non-controlling interests, and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds a variable interest in an entity will need to consolidate the entity if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. FIN 46 also requires additional disclosure by primary beneficiaries and other significant variable interest holders. The disclosure provisions of this Interpretation became effective upon issuance in January 2003. The consolidation requirements of this Interpretation apply immediately to VIEs created after January 31, 2003 and no later than the end of the first fiscal year or interim period ending after March 15, 2004 for public companies with non-special purpose entities that were created prior to February 1, 2003. The consolidation requirements of this Interpretation are applicable to special purpose entities no later than the end of the first fiscal year or interim period ending after December 15, 2003.

      During 2003, the Company evaluated four joint venture relationships established after January 31, 2003 and determined that these joint ventures did not meet the standards under the Interpretation to be considered a VIE.

      In the third quarter of 2003, the Company disclosed that it was probable that its two taxable REIT subsidiaries accounted for on the equity method would be considered VIEs under the Interpretation and the Company would be the primary beneficiary. However, in the fourth quarter of 2003, these two entities were merged and the outside membership interests in these entities were purchased by the Company. The merged entity was consolidated in the fourth quarter and will continue to be consolidated upon the adoption of FIN 46.

      The Company is in the process of evaluating all of its pre-existing joint venture relationships in order to determine whether the entities are VIEs and whether the Company is considered to be the primary beneficiary or whether it holds a significant variable interest. It is reasonably possible that the Company will consolidate five entities that were previously accounted for under the equity method. Four of these entities represent investments in land located in Round Rock, Texas; Opelika, Alabama; Jackson, Mississippi; and Monroe, Louisiana, with combined real estate balances of $8.3 million as of December 31, 2003, and liabilities of $0.9 million. The Company has a note receivable from one of these entities of approximately $0.7 million. The other entity to be consolidated is an operating shopping center property located in Martinsville, Virginia, in which DDR has a 50% interest, and loans of approximately $8.8 million. The total real estate of this entity is $31.6 million and the total debt is approximately $20 million. In the unlikely event that all of the underlying assets of these five entities had no value and all other owners failed to meet their obligations, the Company estimates that its maximum exposure to loss would approximate $10.4 million, primarily representing the net carrying value of the Company’s investments in and advances to these entities at December 31, 2003. However, the Company expects to recover the recorded amounts of investments in these entities.

      As the Company finalizes its evaluation of the impact of applying FIN 46, additional entities may be identified that would need to be consolidated by the Company.

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” — an amendment of SFAS 123. This statement amends SFAS 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148’s transition guidance and provisions for annual disclosures are effective for fiscal years ending after December 15, 2002. Finally, SFAS 148 amends APB 128, “Interim Financial Reporting” to require disclosures about those effects in interim financial information. The provisions for interim period disclosures are effective for financial reports that contain financial statements for interim periods beginning after December 15, 2002. Accordingly, the Company has provided the appropriate disclosure for the interim periods in 2003.

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments.” This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133. The new standard is effective for contracts entered into or modified after June 30, 2003. The provisions of this statement that relate to SFAS 133 implementation issues that have been effective prior to January 1, 2003 have been adopted by the Company, as applicable. The adoption of this pronouncement did not have a material impact on the Company’s financial position, results of operations, or cash flows.

      In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because the financial instrument embodies an obligation of the company. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, excluding certain mandatorily redeemable noncontrolling interests, for which the classification and measurement provisions of this statement will be deferred indefinitely pursuant to FASB Staff Position 150-3. The adoption of this pronouncement did not have a material impact on the Company’s financial position, results of operations, or cash flows.

      In July 2003, the provisions of EITF Topic No. D-42 were clarified, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock (“Topic No. D-42”).” This clarification states that for the purposes of calculating the excess of fair value of the consideration transferred to the holders of the preferred stock over the carrying amount of the preferred stock in a registrant’s balance sheet, the carrying amount of the preferred stock should be reduced by the issuance costs of the preferred stock, regardless of where in the stockholders’ equity section those costs were initially classified on issuance. This clarification of Topic No. D-42 was adopted retroactively in these financial statements, which reflect a charge to net income applicable to common shareholders of $5.5 million, or $0.09 per share, for the year ended December 31, 2002. The $5.5 million charge represents the original issuance costs associated with the redemption of preferred stock in the second quarter of 2002. These costs were originally classified in additional paid in capital. In 2003, the Company also recorded charges aggregating $10.7 million for the year ended December 31, 2003, representing the original issuance costs associated with the redemption of preferred stock (Note 13.)

      In December 2003, the Staff of the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition,” which supersedes SAB 101, Revenue Recognition in Financial Statements.” SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic 13, “Revenue Recognition.” Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The Company does not expect this bulletin to have a material impact on its financial position, results of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The Company’s primary market risk exposure is interest rate risk. The Company’s debt, excluding joint venture debt, is summarized as follows:

	December 31, 2003				December 31, 2002

		Weighted	Weighted			Weighted	Weighted
		Average	Average			Average	Average
	Amount	Maturity	Interest	Percentage	Amount	Maturity	Interest	Percentage
	(Millions)	(Years)	Rate	of Total	(Millions)	(Years)	Rate	of Total

Fixed Rate Debt (1)	$1,436.5	6.2	5.9%	69.1%	$760.8	7.0	7.1%	51.0%
Variable Rate Debt (1)	$641.0	2.0	2.4%	30.9%	$730.7	3.0	2.7%	49.0%

(1)	Adjusted to reflect the $130 million and $100 million of variable rate debt, which was swapped to a fixed rate at December 31, 2003 and 2002, respectively, and $100 million of fixed rate debt, which was swapped to a variable rate at December 31, 2003 and 2002.

     The Company’s joint ventures’ fixed rate indebtedness, including $93.0 million and $78.0 million of variable rate debt which was swapped to a weighted average fixed rate of approximately 6.1% and 6.58%, respectively, is summarized as follows (in millions):

	December 31, 2003				December 31, 2002

			Weighted	Weighted			Weighted	Weighted
	Joint	Company’s	Average	Average	Joint	Company’s	Average	Average
	Venture	Proportionate	Maturity	Interest	Venture	Proportionate	Maturity	Interest
	Debt	Share	(Years)	Rate	Debt	Share	(Years)	Rate

Fixed Rate Debt	$869.6	$252.4	5.5	5.8%	$673.2	$249.7	5.8	7.0%
Variable Rate Debt	$451.6	$116.1	1.5	3.6%	$505.6	$137.4	1.4	3.7%

      The Company intends to utilize variable rate indebtedness available under its revolving credit facilities and construction loans in order to initially fund future acquisitions, developments and expansions of shopping centers. Thus, to the extent the Company incurs additional variable rate indebtedness, its exposure to increases in interest rates in an inflationary period would increase. The Company believes, however, that in no event would increases in interest expense as a result of inflation significantly impact the Company’s distributable cash flow.

      The interest rate risk on $130 million and $100 million of consolidated floating rate debt at December 31, 2003 and 2002, respectively, and $93 million and $78 million of joint venture floating rate debt at December 31, 2003 and 2002, respectively, of which $21.4 million and $12.6 million is the Company’s proportionate share, has been mitigated through the use of interest rate swap agreements (the “Swaps”) with major financial institutions. The Company is exposed to credit risk, in the event of non-performance by the counter-parties to the Swaps. The Company believes it mitigates its credit risk by entering into these Swaps with major financial institutions. At December 31, 2003, the Company’s three fixed rate interest swaps had a fair value which represented a liability of $0.4 million, two of which carry a notional amount of $50 million and one carries a notional amount of $30 million and converts variable rate debt to a fixed rate of 2.51%, 2.82% and 2.94%, respectively. At December 31, 2002, the Company’s fixed rate interest swaps had a fair value which represented a liability of $0.2 million, carried a notional amount of $100 million and converted variable rate debt to a fixed rate of 6.24%. During 2002, the Company entered into two variable rate interest swaps with a fair value that represented an asset of $5.6 million and $7.3 million at December 31, 2003 and 2002, respectively, and carried notional amounts of $60 million and $40 million, respectively. These swaps converted fixed rate debt to a variable rate of 3.0% and 3.7%, respectively, at December 31, 2003.

      The Company’s joint venture interest rate swaps had a fair value which represented a liability of $0.7 million and $2.5 million, of which $0.2 million and $0.4 million was the Company’s proportionate share at December 31, 2003 and December 31, 2002, respectively. At December 31, 2003, these swaps carry notional amounts of $55 million and $38 million and converted variable rate debt to a fixed rate of 5.78% and 6.603%, respectively. At December 31, 2002, in addition to the $38 million swap discussed above, the Company’s joint ventures had two swaps, which carried notional amounts of $20 million and $20 million and converted variable rate debt to a fixed rate of 6.55% and 6.58%, respectively. In November 2003, in connection with the formation of MDT, the joint venture entered into a fixed rate interest swap, which carries a notional amount of $9.1 million, of which the

Company’s proportionate share was $1.3 million, and converted variable rate debt to a fixed rate of 3.5%. This swap is not an effective hedge at December 31, 2003. This swap is marked to market with the adjustments flowing through MDT’s income statement. This contract was entered into pursuant to MDT’s financial requirements. In February 2002, the Company’s joint ventures entered into an interest rate cap agreement, which matures in March 2004 and has a notional amount of $175 million, and a strike price of 4.0%. The fair value of the swaps referred to above were calculated based upon expected changes in future LIBOR rates.

      The fair value of the Company’s fixed rate debt adjusted to: i) include the $130 million and $100 million which was swapped to a fixed rate at December 31, 2003 and 2002, respectively; ii) exclude the $100 million which was swapped to a variable rate at December 31, 2003 and 2002; iii) include the Company’s proportionate share of the joint venture fixed rate debt; and iv) include the Company’s proportionate share of $21.4 million and $12.6 million which was swapped to a fixed rate at December 31, 2003 and 2002, respectively, and an estimate of the effect of a 100 point decrease in market interest rates, is summarized as follows (in millions):

	December 31, 2003				December 31, 2002

				100				100
				Basis Point				Basis Point
				Decrease in				Decrease in
	Carrying	Fair		Market Interest	Carrying	Fair		Market Interest
	Value	Value		Rates	Value	Value		Rates

Company’s fixed rate debt	$1,436.5	$1,526.2	(1)	$1,600.8 (3)	$760.8	$798.4	(1)	$841.4 (3)
Company’s proportionate share of joint venture fixed rate debt	$252.4	$269.7	(2)	$281.2 (4)	$249.7	$271.3	(2)	$283.8 (4)

(1)	Includes the fair value of interest rate swaps which was a liability of $0.4 million and $0.3 million at December 31, 2003 and 2002, respectively.

(2)	Includes the Company’s proportionate share of the fair value of interest rate swaps which was a liability of $0.2 million and $0.4 million at December 31, 2003 and 2002, respectively.

(3)	Includes the fair value of interest rate swaps which was a liability of $0.5 million and $0.3 million at December 31, 2003 and 2002, respectively.

(4)	Includes the Company’s proportionate share of the fair value of interest rate swaps which was a liability of $0.2 million and $0.5 million at December 31, 2003 and 2002, respectively.

     The sensitivity to changes in interest rates of the Company’s fixed rate debt was determined utilizing a valuation model based upon factors that measure the net present value of such obligations which arise from the hypothetical estimate as discussed above.

      Further, a 100 basis point increase in short term market interest rates at December 31, 2003 and 2002 would result in an increase in interest expense of approximately $6.4 million and $7.1 million, respectively, for the Company and $1.2 million and $0.9 million, respectively, representing the Company’s proportionate share of the joint ventures’ interest expense relating to variable rate debt outstanding, for the respective periods. The estimated increase in interest expense for the year does not give effect to possible changes in the daily balance for the Company’s or joint ventures’ outstanding variable rate debt.

      The Company also has made advances to several partnerships in the form of notes receivable that accrue interest at rates ranging from Prime plus 1.00% to fixed rate loans of 12%. Maturity dates range from payment on demand to November 2005. The following table summarizes the aggregate notes receivable, the percentage at fixed rates with the remainder at variable rates, and the effect of a 100 basis point decrease in market interest rates. The estimated increase in interest income does not give effect to possible changes in the daily outstanding balance of the variable rate loan receivables.

	December 31,

	2003	2002
	(Millions)	(Millions)

Total notes receivable	$28.0	$33.3
% Fixed rate loans	7.9%	35.6%
Fair value of fixed rate loans	$2.1	$33.4
Impact on fair value of 100 basis point decrease in market interest rates	$2.1	$33.6

      The Company and its joint ventures intend to continuously monitor and actively manage interest costs on their variable rate debt portfolio and may enter into swap positions based on market fluctuations. In addition, the Company believes that it has the ability to obtain funds through additional equity and/or debt offerings, including the issuance of medium term notes and joint venture capital. Accordingly, the cost of obtaining such protection agreements in relation to the Company’s access to capital markets will continue to be evaluated. The Company has not, and does not plan to, enter into any derivative financial instruments for trading or speculative purposes. As of December 31, 2003, the Company had no other material exposure to market risk.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Developers Diversified Realty Corporation:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of comprehensive income, of shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of Developers Diversified Realty Corporation and its subsidiaries (the “Company”) at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Notes 1 and  13 to the consolidated financial statements, in 2003, the Company adopted the provisions of EITF Topic D-42, “The Effect on the Calculation of Earnings Per Share for the Redemption or Induced Conversion of Preferred Stock.” In addition, as discussed in Notes 1 and 16 to the consolidated financial statements, in 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

/s/ PRICEWATERHOUSECOOPERS LLP

Cleveland, Ohio
March 12, 2004, except for Note 16, as to which the date is June 22, 2004

DEVELOPERS DIVERSIFIED REALTY CORPORATION

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	December 31,

	2003	2002

		As adjusted (Note 1)
ASSETS
Land	$821,893	$488,292
Buildings	2,719,764	2,109,675
Fixtures and tenant improvements	90,384	72,674
Construction in progress and land under development	252,870	133,415

	3,884,911	2,804,056
Less accumulated depreciation	(458,213)	(408,792)

Real estate, net	3,426,698	2,395,264
Cash and cash equivalents	11,693	16,371
Restricted cash	99,340	—
Accounts receivable, net	76,509	60,074
Notes receivable	11,741	11,662
Advances to and investments in joint ventures	260,143	258,610
Deferred charges, net	12,292	9,010
Other assets	42,735	25,861

	$3,941,151	$2,776,852

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unsecured indebtedness:
Senior notes	$838,996	$404,900
Variable rate term debt	300,000	22,120
Revolving credit facility	171,000	433,500

	1,309,996	860,520
Secured indebtedness:
Revolving credit facility	15,500	12,500
Mortgage and other secured indebtedness	757,635	625,778

	773,135	638,278

Total indebtedness	2,083,131	1,498,798
Accounts payable and accrued expenses	98,046	68,438
Dividends payable	43,520	25,378
Other liabilities	54,946	23,632

	2,279,643	1,616,246

Minority equity interests	24,543	22,049
Preferred operating partnership minority interests	—	175,010
Operating partnership minority interests	22,895	17,986

	2,327,081	1,831,291
Commitments and contingencies (Note 12)
Shareholders’ equity:
Preferred shares (Note 13)	535,000	304,000
Common shares, without par value, $.10 stated value; 200,000,000 shares authorized; 93,792,948 and 73,247,627 shares issued at December 31, 2003 and 2002, respectively	9,379	7,325
Paid-in-capital	1,301,232	887,321
Accumulated distributions in excess of net income	(116,737)	(160,165)
Deferred obligation	8,336	—
Accumulated other comprehensive loss	(541)	(588)
Less: Unearned compensation-restricted stock	(3,892)	(3,111)
Common shares in treasury at cost: 7,359,747 and 6,639,004 shares at December 31, 2003 and 2002, respectively	(118,707)	(89,221)

	1,614,070	945,561

	$3,941,151	$2,776,852

The accompanying notes are an integral part of these consolidated financial statements.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share amounts)

	For the Year Ended December 31,

	2003	2002	2001

		As adjusted
		(Note 1)
Revenues from operations:
Minimum rents	$342,548	$253,959	$222,290
Percentage and overage rents	5,659	4,306	3,579
Recoveries from tenants	94,551	69,214	59,425
Ancillary income	2,351	1,920	1,781
Other property related income	942	1,624	1,186
Management fee income	10,647	10,145	11,285
Development fee income	1,446	2,229	2,828
Interest income	5,082	5,905	6,425
Other	12,691	5,396	6,031

	475,917	354,698	314,830

Rental operation expenses:
Operating and maintenance	63,761	43,461	34,042
Real estate taxes	57,907	43,072	36,038
General and administrative	40,820	29,392	24,367
Interest	89,633	76,179	80,286
Impairment charge	—	—	2,895
Other expense	9,190	—	—
Depreciation and amortization	94,289	76,710	62,851

	355,600	268,814	240,479

Income before equity in net income of joint ventures, gain on sale of joint venture interests, minority equity investment, minority interests, discontinued operations and gain on disposition of real estate and real estate investments	120,317	85,884	74,351
Equity in net income of joint ventures	44,967	32,769	17,010
Gain on sale of joint venture interests	7,950	—	—
Equity in net income from minority equity investment	—	—	1,550

Income before minority interests, discontinued operations and gain on disposition of real estate and real estate investments	173,234	118,653	92,911
Minority interests:
Minority equity interests	(1,360)	(1,782)	(890)
Preferred operating partnership minority interests	(2,236)	(18,338)	(19,081)
Operating partnership minority interests	(1,769)	(1,450)	(1,531)

	(5,365)	(21,570)	(21,502)

Income from continuing operations	167,869	97,083	71,409

Discontinued operations:
(Loss) income from operations	(2,000)	(2,818)	2,666
Gain on disposition of real estate, net	460	4,276	—

	(1,540)	1,458	2,666

Income before gain on disposition of real estate and real estate investments	166,329	98,541	74,075
Gain on disposition of real estate and real estate investments	73,932	3,429	18,297

Net income	$240,261	$101,970	$92,372

Net income applicable to common shareholders	$189,056	$69,368	$65,110

Per share data:
Basic earnings per share data:
Income from continuing operations	$2.33	$1.07	$1.13
(Loss) income from discontinued operations	(0.02)	0.02	0.05

Net income applicable to common shareholders	$2.31	$1.09	$1.18

Diluted earnings per share data:
Income from continuing operations	$2.29	$1.05	$1.12
(Loss) income from discontinued operations	(0.02)	0.02	0.05

Net income applicable to common shareholders	$2.27	$1.07	$1.17

The accompanying notes are an integral part of these consolidated financial statements.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Dollars in thousands)

	For the Year Ended December 31,

	2003	2002	2001

Net income	$240,261	$101,970	$92,372

Other comprehensive income (loss):
Cumulative effect of FAS 133 transition adjustment	—	—	(1,433)
Change in fair value of interest rate swaps	47	7,586	(6,741)

	47	7,586	(8,174)

Net comprehensive income	$240,308	$109,556	$84,198

The accompanying notes are an integral part of these consolidated financial statements.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(Dollars in thousands, except per share amounts as adjusted, Note 1)

						Accumulated
				Accumulated		Other	Unearned
				Distributions in		Comprehensive	Compensation –	Treasury
	Preferred	Common	Paid in	Excess of	Deferred	Income/	Restricted	Stock at
	Shares	Shares	Capital	Net Income	Obligation	(Loss)	Stock	Cost	Total

Balance, December 31, 2000	$303,750	$6,148	$676,150	$(112,357)	$—	$—	$(1,239)	$(88,702)	$783,750
Issuance of 1,330,736 common shares for cash – underwritten offering	—	133	18,687	—	—	—	—	—	18,820
Issuance of 80,633 common shares related to restricted stock plan	—	8	1,066	—	—	—	(860)	—	214
Vesting of restricted stock	—	—	—	—	—	—	346	—	346
Issuance of 3,200,000 common shares for cash – underwritten offering	—	320	57,325	—	—	—	—	—	57,645
Purchase of 37,207 common shares	—	—	—	—	—	—	—	(508)	(508)
Cumulative effect of FAS 133 transition adjustment	—	—	—	—	—	(1.433)	—	—	(1,433)
Change in fair value of interest rate swaps	—	—	—	—	—	(6,741)	—	—	(6,741)
Net income	—	—	—	92,372	—	—	—	—	92,372
Dividends declared – common shares	—	—	—	(83,190)	—	—	—	—	(83,190)
Dividends declared – preferred shares	—	—	—	(27,261)	—	—	—	—	(27,261)

Balance December 31, 2001	303,750	6,609	753,228	(130,436)	—	(8,174)	(1,753)	(89,210)	834,014
Issuance of 1,155,661 common shares for cash related to exercise of stock options and dividend reinvestment plan	—	116	17,769	—	—	—	—	—	17,885
Issuance of 120,208 common shares related to restricted stock plan	—	12	2,380	—	—	—	(1,914)	—	478
Vesting of restricted stock	—	—	—	—	—	—	556	—	556
Issuance of 1,747,378 common shares for cash – underwritten offering	—	175	32,877	—	—	—	—	—	33,052
Issuance of 2,512,778 common shares in exchange for real estate property	—	251	48,989	—	—	—	—	—	49,240
Issuance of 1,604,768 common shares in exchange for redemption of preferred operating partnership units	—	161	31,939	—	—	—	—	—	32,100
Issuance of 13,729 common shares upon exercise of put warrant	—	1	—	—	—	—	—	—	1
Issuance of Class F preferred shares for cash – underwritten offering	150,000	—	(5,405)	—	—	—	—	—	144,595
Redemption of preferred shares	(149,750)	—	5,544	(5,544)	—	—	—	—	(149,750)
Purchase of 547 common shares	—	—	—	—	—	—	—	(11)	(11)
Change in fair value of interest rate swaps	—	—	—	—	—	7,586	—	—	7,586
Net income	—	—	—	101,970	—	—	—	—	101,970
Dividends declared – common shares	—	—	—	(99,079)	—	—	—	—	(99,079)
Dividends declared – preferred shares	—	—	—	(27,076)	—	—	—	—	(27,076)

Balance, December 31, 2002	304,000	7,325	887,321	(160,165)	—	(588)	(3,111)	(89,221)	945,561
Issuance of 2,444,103 common shares for cash related to exercise of stock options and dividend reinvestment plan	—	245	39,334	—	7,579	—	—	(28,729)	18,429
Issuance of 103,139 common shares related to restricted stock plan	—	9	2,271	—	—	—	(1,825)	—	455
Vesting of restricted stock	—	—	—	—	757	—	1,044	(757)	1,044
Issuance of 17,998,079 common shares and 2,000,000 voting preferred shares associated with the JDN merger	50,000	1,800	380,126	—	—	—	—		431,926
Issuance of Class G and H preferred shares for cash – underwritten offerings	385,000	—	(13,540)	—	—	—	—	—	371,460
Redemption of preferred operating partnership units and preferred shares	(204,000)	—	5,720	(10,710)	—	—	—	—	(208,990)
Change in fair value of interest rate swaps	—	—	—	—	—	47	—	—	47
Net income	—	—	—	240,261	—	—	—	—	240,261
Dividends declared – common shares	—	—	—	(145,077)	—	—	—	—	(145,077)
Dividends declared – preferred shares	—	—	—	(41,046)	—	—	—	—	(41,046)

Balance, December 31, 2003	$535,000	$9,379	$1,301,232	$(116,737)	$8,336	$(541)	$(3,892)	$(118,707)	$1,614,070

The accompanying notes are an integral part of these consolidated financial statements.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	For the Year Ended December 31,

	2003	2002	2001

Cash flow operating activities:
Net income	$240,261	$101,970	$92,372
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	95,219	78,368	64,493
Amortization of deferred finance costs	6,514	3,832	2,422
Equity in net income of joint ventures	(44,967)	(32,769)	(17,010)
Gain on sale of joint venture interests	(7,950)	—	—
Equity in net income from minority equity investment	—	—	(1,550)
Cash distributions from joint ventures	41,946	37,481	23,520
Cash distributions from minority equity investment	—	—	12,264
Preferred operating partnership minority interest expense	2,236	18,338	19,081
Operating partnership minority interest expense	1,769	1,450	1,531
Gain on disposition of real estate and real estate investments and impairment charge, net	(71,752)	(2,975)	(18,297)
Net change in accounts receivable	(5,825)	(8,698)	(7,869)
Net change in accounts payable and accrued expenses	(6,906)	12,107	(742)
Net change in other operating assets and liabilities	12,584	1,635	4,111

Total adjustments	22,868	108,769	81,954

Net cash flow provided by operating activities	263,129	210,739	174,326

Cash flow from investing activities:
Real estate developed or acquired, net of liabilities assumed	(284,003)	(316,388)	(106,623)
Increase in restricted cash	(99,340)	—	—
Consolidation of joint venture interests	348	—	—
Equity contributions to joint ventures	(96,438)	(20,658)	(16,240)
(Advances to) repayment of joint ventures	(29,540)	550	9,003
Repayment (issuance) of notes receivable, net	8,764	(21,559)	4,311
Proceeds resulting from contribution of properties to joint ventures and repayments of advances from affiliates	388,527	25,108	—
Proceeds from sale and refinancing of joint venture interests	69,344	20,547	—
Proceeds from disposition of real estate and real estate investments	26,092	32,403	71,567

Net cash flow used for investing activities	(16,246)	(279,997)	(37,982)

Cash flow from financing activities:
(Repayment of) proceeds from revolving credit facilities and term loans, net	(488,500)	44,250	(66,630)
Proceeds from term loan	300,000	—	—
Proceeds from construction loans and other mortgage debt	252,452	188,921	221,135
Principal payments on rental property debt	(338,678)	(51,456)	(134,663)
Repayment of senior notes	(100,000)	(28,000)	(86,700)
Proceeds from issuance of medium term notes, net of underwriting commissions and $524 and $229 of offering expenses paid in 2003 and 2002, respectively	297,130	17,021	—
Payment of deferred finance costs (bank borrowings)	(6,380)	(5,316)	(1,612)
Proceeds from the issuance of common shares, net of underwriting commissions and $119 and $177 of offering expenses paid in 2002 and 2001, respectively	—	33,052	57,644
Proceeds from the issuance of preferred shares, net of underwriting commissions and $1,412 and $540 of offering expenses paid in 2003 and 2002, respectively	371,460	144,595	—
Redemption of preferred shares	(204,000)	(149,750)
Redemption of preferred operating partnership units	(180,000)	—	—
Repurchase of operating partnership minority interests	—	(2,269)
Proceeds from the issuance of common shares in conjunction with exercise of stock options, 401(k) plan, dividend reinvestment plan and restricted stock plan	20,188	18,919	18,981
Purchase of treasury stock	—	(11)	(508)
Distributions to preferred and operating partnership minority interests	(7,253)	(20,555)	(20,953)
Dividends paid	(167,980)	(122,841)	(108,212)

Net cash (used for) provided by financing activities	(251,561)	66,560	(121,518)

(Decrease) increase in cash and cash equivalents	(4,678)	(2,698)	14,826
Cash and cash equivalents, beginning of year	16,371	19,069	4,243

Cash and cash equivalents, end of year	$11,693	$16,371	$19,069

The accompanying notes are an integral part of these consolidated financial statements.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

Nature of Business

      Developers Diversified Realty Corporation, subsidiaries and related real estate joint ventures (the “Company” or “DDR”), are engaged in the business of acquiring, expanding, owning, developing, managing and operating shopping centers, enclosed malls and business centers. The Company’s shopping centers are typically anchored by two or more national tenant anchors (Wal-Mart, Kohl’s, Target), home improvement stores (Home Depot, Lowe’s) and two or more medium sized big-box tenants (Bed Bath & Beyond, T.J. Maxx/ Marshalls, Best Buy, Ross Stores), which generally offer day-to-day necessities, rather than high-priced luxury items. At December 31, 2003, the Company owned 346 shopping centers in 44 states. The tenant base primarily includes national and regional retail chains and local retailers. Consequently, the Company’s credit risk is concentrated in the retail industry.

      The Company’s and JDN Realty Corporation’s (“JDN”) shareholders approved a definitive merger agreement pursuant to which JDN shareholders received 0.518 common shares of DDR in exchange for each share of JDN common stock on March 13, 2003. The transaction valued JDN at approximately $1.1 billion, which included approximately $606.2 million of assumed debt at fair market value and $50 million of voting preferred shares. Through this merger, DDR acquired 102 retail assets aggregating 23 million square feet including 16 development properties comprising approximately six million square feet of total GLA.

      Revenues derived from the Company’s largest tenant, Wal-Mart, aggregated 4.9%, 4.6% and 4.9% of total revenues for the years ended December 31, 2003, 2002 and 2001, respectively. The total percentage of Company-owned gross leasable area (“GLA”) attributed to Wal-Mart was 5.8% at December 31, 2003. The Company’s ten largest tenants comprised 23.1%, 20.5% and 21.8% of total revenues for the years ended December 31, 2003, 2002 and 2001, respectively, including revenues reported within discontinued operations. Management believes the Company’s portfolio is diversified in terms of location of its shopping centers and its tenant profile. Adverse changes in general or local economic conditions could result in the inability of some existing tenants to meet their lease obligations and could otherwise adversely affect the Company’s ability to attract or retain tenants. During the three year period ended December 31, 2003, 2002 and 2001, certain national and regional retailers experienced financial difficulties and several filed for protection under bankruptcy laws. The Company does not believe that these bankruptcies will have a material impact on the Company’s financial position, results of operations, or cash flows.

Principles of Consolidation

      Through December 31, 2003, all majority-owned subsidiaries and affiliates where the Company has financial and operating control are included in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation. Investments in real estate joint ventures and companies for which the Company has the ability to exercise significant influence over, but does not have financial or operating control, are accounted for using the equity method of accounting. Accordingly, the Company’s share of the earnings of these joint ventures and companies is included in consolidated net income.

Statement of Cash Flows and Supplemental Disclosure of Non-Cash Investing and Financing Information

      The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. At December 31, 2003, the Company had restricted cash of $99.3 million, which was being held in a qualified escrow account for the purposes of completing a like-kind exchange transaction.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      Non-cash investing and financing activities are summarized as follows (in millions):

	For the Year Ended
	December 31,

	2003	2002	2001

Issuance of common shares and preferred shares in conjunction with the acquisition of shopping centers including the merger of JDN	$431.9	$49.2	$—
Contribution of net assets to joint ventures	52.0	23.6	—
Consolidation of the net assets (excluding mortgages as disclosed below) of joint ventures and minority equity investment previously reported on the equity method of accounting	10.4	152.8	277.1
Mortgages assumed, shopping center acquisitions, merger of JDN and consolidation of joint ventures and a minority equity investment	660.0	9.7	147.6
Liabilities assumed with the acquisition of shopping centers and the merger of JDN	43.7	—	—
Dividends declared, not paid	43.5	25.4	22.1
Fair value of interest rate swaps	0.5	0.4	8.2
Fair value of reverse interest rate swaps	5.6	7.3	—
Warrant exercise and share issuance for preferred operating partnership unit redemption	—	32.1	—
Stock for stock option exercises	28.7	—	—
Accounts payable related to construction in progress	3.8	3.2	0.8

      The foregoing transactions did not provide or use cash and, accordingly, they are not reflected in the consolidated statements of cash flows.

Real Estate

      Real estate assets held for investment are stated at cost less accumulated depreciation, which, in the opinion of management, is not in excess of the individual property’s estimated undiscounted future cash flows, including estimated proceeds from disposition.

      Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	Useful lives, generally 31.5 years
Furniture/ Fixtures Tenant Improvements	Useful lives, which approximate lease and terms, where applicable

      Depreciation and amortization expense from continuing operations was $94.3 million, $76.7 million and $62.9 million for the years ended December 31, 2003, 2002 and 2001, respectively. Expenditures for maintenance and repairs are charged to operations as incurred. Renovations, which improve or extend the life of the assets, are capitalized. Included in land at December 31, 2003, was undeveloped real estate, generally outlots or expansion pads adjacent to shopping centers owned by the Company (excluding shopping centers owned through joint ventures), and excess land of approximately 500 acres. Construction in progress includes shopping center developments and significant expansions and redevelopments. The Company capitalizes interest on funds used for the construction, expansion or redevelopment of shopping centers, including funds advanced to or invested in joint ventures with qualifying development activities. Capitalization of interest ceases when construction activities are completed and the property is available for occupancy by tenants. For the years ended December 31, 2003, 2002 and 2001, the Company capitalized interest of $11.5 million, $9.2 million, and $12.9 million, respectively. In addition, the Company capitalized certain construction administration costs of $5.1 million, $4.3 million and $3.3 million in 2003, 2002 and 2001, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Purchase Price Accounting

      Upon acquisition of properties, the Company estimates the fair value of acquired tangible assets, consisting of land, building and improvements, and, if determined to be material, identified intangible assets generally consisting of the fair value of (i) above and below market leases, (ii) in-place leases and (iii) tenant relationships. The Company allocates the purchase price to assets acquired and liabilities assumed based on their relative fair values at the date of acquisition pursuant to the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations. In estimating the fair value of the tangible and intangible assets acquired, the Company considers information obtained about each property as a result of its due diligence, marketing and leasing activities, and utilizes various valuation methods, such as estimated cash flow projections utilizing appropriate discount and capitalization rates, estimates of replacement costs net of depreciation, and available market information. Depending upon the size of the acquisition, the Company may engage an outside appraiser to perform a valuation of the tangible and intangible assets acquired. The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant.

      Above-market and below-market lease values for acquired properties are recorded based on the present value (using a discount rate which reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to each in-place lease and (ii) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. The capitalized above-market lease values are amortized as a reduction of base rental revenue over the remaining term of the respective leases, and the capitalized below-market lease values are amortized as an increase to base rental revenue over the remaining initial terms plus the terms of any below-market fixed rate renewal options of the respective leases.

      The total amount of intangible assets allocated to in-place lease values and tenant relationship values is based upon management’s evaluation of the specific characteristics of the acquired lease portfolio and the Company’s overall relationship with anchor tenants. Factors considered in the allocation of these values include the nature of the existing relationship with the tenant, the expectation of lease renewals, the estimated carrying costs of the property during a hypothetical expected lease-up period, current market conditions and costs to execute similar leases, among other factors. Estimated carrying costs include real estate taxes, insurance, other property operating costs and estimates of lost rentals at market rates during the hypothetical expected lease-up periods, based upon management’s assessment of specific market conditions.

      The value of in-places leases including origination costs is amortized to expense over the estimated weighted average remaining initial term of the acquired lease portfolio. The value of tenant relationship intangibles is amortized to expense over the estimated initial and renewal terms of the lease portfolio; however, no amortization period for intangible assets will exceed the remaining depreciable life of the building.

      In the event that a tenant terminates its lease, the unamortized portion of each intangible, including lease origination costs, in-place lease values and tenant relationship values, would be charged to expense.

      Intangible assets associated with property acquisitions are included in other assets in the Company’s consolidated balance sheets.

Impairment of Long-Lived Assets

      Effective January 1, 2002, the Company adopted the provisions of SFAS No. 144 (“SFAS 144”), “Accounting for the Impairment or Disposal of Long Lived Assets.” This standard superseded SFAS No. 121, “Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of,” but also retained its basic provisions requiring (i) recognition of an impairment loss of the carrying amount of a long lived asset if it is not recoverable from its undiscounted cash flows and (ii) measurement of an impairment loss as the difference between the carrying amount and fair value for assets to be held and used. If an asset is held for sale, it is stated at fair value less cost to sell. However, SFAS 144 also describes a probability-weighted cash flow

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

estimation approach to deal with situations in which alternative courses of action to recover the carrying amount of a long lived asset are under consideration, or where a range is estimated. The determination of undiscounted cash flows requires significant estimates made by management and considers the expected course of action at the balance sheet date. Subsequent changes in estimated undiscounted cash flows arising from changes in anticipated actions could impact the determination of whether an impairment exists.

      Management reviews its long-lived assets used in operations for impairment when there is an event or change in circumstances that indicates an impairment in value. An asset is considered impaired when the undiscounted future cash flows are not sufficient to recover the asset’s carrying value. If such impairment is present, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The Company records impairment losses and reduces the carrying amounts of assets held for sale when the carrying amounts exceed the estimated selling proceeds less the costs to sell.

Deferred Financing Costs

      Costs incurred in obtaining long-term financing are included in deferred charges in the accompanying consolidated balance sheets and are amortized over the terms of the related debt agreements. Such amortization is reflected as interest expense in the consolidated statements of operations.

Revenue Recognition

      Minimum rents from tenants are recognized using the straight-line method. Percentage and overage rents are recognized after a tenant’s reported sales have exceeded the applicable sales breakpoint set forth in the applicable lease. Revenues associated with tenant reimbursements are recognized in the period in which the expenses are incurred based upon the tenant lease provision. Management fees are recorded in the period earned. Ancillary and other property related income, which includes the leasing of vacant space to temporary tenants, is recognized in the period earned. Lease termination fees are included in other income and recognized upon termination of a tenant’s lease.

Accounts Receivable

      Accounts receivable, other than straight-line rents receivable, are expected to be collected within one year and are net of estimated unrecoverable amounts of approximately $10.0 million and $5.3 million at December 31, 2003 and 2002, respectively. At December 31, 2003 and 2002, straight-line rents receivable, net of a provision for uncollectible amounts, aggregated $21.6 million and $19.0 million, respectively.

Disposition of Real Estate and Real Estate Investments

      Disposition of real estate relates to the sale of outlots and land adjacent to existing shopping centers, shopping center properties and real estate investments. Gains from sales are generally recognized using the full accrual method in accordance with the provisions of SFAS No. 66 “Accounting for Real Estate Sales,” provided that various criteria relating to the terms of sale and any subsequent involvement by the Company with the properties sold are met.

      The Company adopted the provisions of SFAS 144 effective January 1, 2002. In addition to addressing the impairment of long-lived assets, it also addresses financial accounting and reporting for the impairment or disposal of long-lived assets. It retains the basic provisions for presenting discontinued operations in the income statement but broadened the scope to include a component of an entity rather than a segment of a business. Pursuant to the definition of a component of an entity in the SFAS 144, assuming no significant continuing involvement, the sale of a retail or industrial operating property is now considered a discontinued operation. In addition, properties classified as held for sale are also considered a discontinued operation. The Company generally considers assets to be held for sale when the transaction has been approved by the appropriate level of management and there are no known significant contingencies relating to the sale such that the property sale within one year is considered probable. Accordingly, the results of operations of properties disposed of, or

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

classified as held for sale after January 1, 2002, for which the Company has no significant continuing involvement are reflected as discontinued operations. Properties classified in this manner through March 31, 2004, were reclassified as such in the accompanying Statements of Operations for each of the three years ended December 31, 2003. Interest expense, which is specifically identifiable to the property, is used in the computation of interest expense attributable to discontinued operations. Consolidated interest at the corporate level is allocated to discontinued operations pursuant to the methods prescribed under EITF 87-24, generally based on the proportion of net assets disposed.

General and Administrative Expenses

      General and administrative expenses include internal leasing and legal salaries and related expenses associated with the releasing of existing space, which are charged to operations as incurred.

Stock Option and Other Equity-Based Plans

      The Company has stock-based employee compensation plans, which are described more fully in Note 18 to the consolidated financial statements. The Company applies APB 25, “Accounting for Stock Issued to Employees” in accounting for its plans. Accordingly, the Company does not recognize compensation cost for stock options when the option exercise price equals or exceeds the market value on the date of the grant. No stock-based employee compensation cost for stock options is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company records compensation expense related to its restricted stock plan and its performance unit awards. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS 123 “Accounting for Stock-Based Compensation,” to stock-based employee compensation (in thousands, except per share data).

	Year Ended December 31,

	2003	2002	2001

Net income, as reported	$240,261	$101,970	$92,372
Add: Stock based employee compensation included in reported net income	5,017	2,215	1,161
Deduct: Total stock based employee compensation expense determined under fair value based method for all awards	(5,200)	(2,515)	(2,137)

	$240,078	$101,670	$91,396

Earnings per share:
Basic — as reported	$2.31	$1.09	$1.18

Basic — proforma	$2.31	$1.08	$1.16

Diluted — as reported	$2.27	$1.07	$1.17

Diluted — proforma	$2.27	$1.07	$1.15

Interest and Real Estate Taxes

      Interest and real estate taxes incurred during the development and significant expansion of shopping centers are capitalized and depreciated over the life of the building. Interest paid during the years ended December 31, 2003, 2002 and 2001, aggregated $98.2 million, $84.7 million and $96.8 million, respectively.

Goodwill

      Effective January 1, 2002, the Company adopted SFAS 142, “Goodwill and Other Intangible Assets.” SFAS 142 requires that intangible assets not subject to amortization and goodwill be tested for impairment annually, or more frequently if events or changes in circumstances indicate that the carrying value may not be recoverable. Amortization of goodwill, including such assets associated with joint ventures acquired in past

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

business combinations, ceased upon adoption. Thus, no amortization for such goodwill was recorded to the equity in net income of joint ventures line item in the accompanying Consolidated Statements of Operations for the fiscal year ended December 31, 2003 and 2002, compared to $0.3 million for the year ended December 31, 2001. Goodwill is included in the balance sheet caption Advances to and Investments in Joint Ventures in the amount of $5.4 million as of December 31, 2003 and 2002.

      For equity method investments, SFAS 142 requires that impairment tests are performed in accordance with the guidance in Accounting Principles Board Opinion No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB 18”). This guidance requires that a loss in value of an investment which is other than a temporary decline be recognized in the period it occurs. The Company evaluated the goodwill related to its joint venture investments for impairment and determined that it was not impaired as of December 31, 2003 and 2002.

Intangible Assets

      Finite lived intangible assets comprised of management contracts, associated with the Company’s acquisition of a joint venture, are stated at cost less amortization calculated on a straight-line basis over 15 years. Intangible assets are included in the balance sheet caption Advances to and Investments in Joint Ventures in the amount of $3.2 million and $3.5 million as of December 31, 2003 and 2002, respectively. The 15-year life approximates the expected turnover rate of the original management contracts acquired.

      The estimated amortization expense associated with the management company finite lived intangible asset for each of the five succeeding fiscal years is approximately $0.3 million per year.

Investments

      Investments are classified as held to maturity when management has the positive intent and ability to hold the investments to maturity. Investments held to maturity are carried at amortized cost. As of December 31, 2003 and 2002, the Company classified one asset as held to maturity, an investment in bonds in the amount of $7.3 million (Note 5). This investment in bonds bears interest at 7.125% and is due April 1, 2021 subject to optional and mandatory redemption prior to maturity.

Advances to and Investments in Joint Ventures

      To the extent that the Company contributes assets to a joint venture, the Company’s investment in joint venture is recorded at the Company’s cost basis in the assets, which were contributed to the joint venture. To the extent that the Company’s cost basis is different than the basis reflected at the joint venture level, the basis difference is amortized over the life of the related asset and included in the Company’s share of equity in net income of joint venture. In accordance with the provisions of Statement of Position 78-9 “Accounting for Investments in Real Estate Ventures,” the Company recognizes gains on the contribution of real estate to joint ventures, relating solely to the outside partner’s interest, to the extent the economic substance of the transaction is a sale.

      For equity method investments, SFAS 142 requires that impairment tests are performed in accordance with the guidance in APB 18. This guidance requires that a loss in value of an investment which is other than a temporary decline be recognized in the period it occurs. The Company evaluated advances to and investments in joint ventures for impairment and determined that these investments are not impaired as of December 31, 2003.

Treasury Stock

      The Company’s share repurchases are reflected as treasury stock utilizing the cost method of accounting and are presented as a reduction to consolidated shareholders’ equity.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Hedge Accounting

      On January 1, 2001, the Company adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended (referred to hereafter as SFAS 133), which requires all derivative instruments to be carried at fair value on the balance sheet. At that time, the Company designated all of its interest rate swaps as cash flow hedges in accordance with the requirements of SFAS 133.

      In accordance with the transition provisions of SFAS 133, the Company recorded a cumulative effect adjustment of approximately $1.4 million in 2001 as an Other Comprehensive Loss with an offset to Other Liabilities on the consolidated balance sheet, relating to the fair value of the hedging instruments designated as cash flow hedges.

Guarantees

      On January 1, 2003, the Company adopted FASB Interpretation No. 45 (“FIN 45”), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” The Company assesses any guarantees and its obligations under any guarantees entered into by the Company since the adoption of this interpretation. Significant guarantees that have been entered into by the Company are disclosed in Note 12 to the consolidated financial statements.

New Accounting Standards

FIN 46

      In January 2003, the FASB issued FIN 46 (or “Interpretation”), “Consolidation of Variable Interest Entities.” This Interpretation was revised in December 2003. The objective of this Interpretation is to provide guidance on how to identify a variable interest entity (“VIE”) and determine when the assets, liabilities, non-controlling interest, and results of operations of a VIE need to be included in a company’s consolidated financial statements. A company that holds a variable interest in an entity will need to consolidate the entity if the company’s interests in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. FIN 46 also requires additional disclosure by primary beneficiaries and other significant variable interest holders. The disclosure provisions of this Interpretation became effective upon issuance in January 2003. The consolidation requirements of this Interpretation apply immediately to VIEs created after January 31, 2003 and no later than the end of the first fiscal year or interim period ending after March 15, 2004 for public companies with non-special purpose entities that were created prior to February 1, 2003. The consolidation requirements of this Interpretation are applicable to special purpose entities no later than the end of the first fiscal year or interim period ending after December 15, 2003.

      During 2003, the Company evaluated four joint venture relationships established after January 31, 2003 and determined that these joint ventures did not meet the standards under the Interpretation to be considered a VIE.

      In the third quarter of 2003, the Company disclosed that it was probable that its two taxable REIT subsidiaries accounted for using the equity method would be considered VIEs under the Interpretation and the Company would be the primary beneficiary. However, in the fourth quarter of 2003, these two entities were merged and the outside interests in these entities were purchased by the Company. The merged entity was consolidated in the fourth quarter and will continue to be consolidated upon the adoption of FIN 46.

      The Company is in the process of evaluating all of its pre-existing joint venture relationships in order to determine whether the entities are VIEs and whether the Company is considered to be the primary beneficiary or whether it holds a significant variable interest. It is reasonably possible that the Company will consolidate five entities that were previously accounted for under the equity method. Four of these entities represent investments in land located in Round Rock, Texas; Opelika, Alabama; Jackson, Mississippi; and Monroe, Louisiana, with combined real estate balances of $8.3 million as of December 31, 2003, and liabilities of $0.9 million. The Company has a note receivable from one of these entities of approximately $0.7 million. The other entity to be

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

consolidated is an operating shopping center property located in Martinsville, Virginia, in which DDR has a 50% interest, and loans of approximately $8.8 million. The total real estate of this entity is $31.6 million and the total debt is approximately $20 million. In the unlikely event that all of the underlying assets of these five entities had no value and all other owners failed to meet their obligations, the Company estimates that its maximum exposure to loss would approximate $10.4 million, primarily representing the net carrying value of the Company’s investments in and advances to these entities at December 31, 2003. However, the Company expects to recover the recorded amounts of investments in these entities. As the Company finalizes its evaluation of the impact of applying FIN 46, additional entities may be identified that would need to be consolidated by the Company.

SFAS No. 148

      In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” — an amendment of SFAS 123. This statement amends SFAS 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. SFAS No. 148’s transition guidance and provisions for annual disclosures are effective for fiscal years ending after December 15, 2002. Finally, SFAS 148 amends APB 128, “Interim Financial Reporting” to require disclosures about those effects in interim financial information. The provisions for interim period disclosures are effective for financial reports that contain financial statements for interim periods beginning after December 15, 2002. Accordingly, the Company provided the appropriate disclosure for the interim periods in 2003.

SFAS No. 149

      In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments.” This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133. The new standard is effective for contracts entered into or modified after June 30, 2003. The provisions of this statement that relate to SFAS 133 implementation issues that have been effective prior to January 1, 2003 have been adopted by the Company, as applicable. The adoption of this pronouncement did not have a material impact on the Company’s financial position, results of operations, or cash flows.

SFAS No. 150

      In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances) because the financial instrument embodies an obligation of the company. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003, excluding certain mandatorily redeemable noncontrolling interests, for which the classification and measurement provisions of this statement have been deferred indefinitely pursuant to FASB Staff Position 150-3. The adoption of this pronouncement did not have a material impact on the Company’s financial position, results of operations, or cash flows.

EITF Topic No. D-42

      In July 2003, the provisions of EITF Topic No. D-42 were clarified, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock (“Topic No. D-42”).” This clarification states that for the purposes of calculating the excess of fair value of the consideration transferred to the holders of the preferred stock over the carrying amount of the preferred stock in a registrant’s balance sheet,

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

the carrying amount of the preferred stock should be reduced by the issuance costs of the preferred stock, regardless of where in the stockholders’ equity section those costs were initially classified on issuance. This clarification of Topic No. D-42 was adopted retroactively in these financial statements, which reflect a charge to net income applicable to common shareholders of $5.5 million, or $0.09 per share, for the year ended December 31, 2002. The $5.5 million charge represents the original issuance costs associated with the redemption of preferred stock in the second quarter of 2002. These costs were originally classified in additional paid in capital. In 2003, the Company also recorded charges aggregating $10.7 million for the year ended December 31, 2003, representing the original issuance costs associated with the redemption of preferred stock and preferred OP Units (Note 13.)

SAB No. 104

      In December 2003, the Staff of the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition,” which supersedes SAB 101, Revenue Recognition in Financial Statements. SAB 104’s primary purpose is to rescind accounting guidance contained in SAB 101 related to multiple element revenue arrangements, superseded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic 13, “Revenue Recognition.” Selected portions of the FAQ have been incorporated into SAB 104. While the wording of SAB 104 has changed to reflect the issuance of EITF 00-21, the revenue recognition principles of SAB 101 remain largely unchanged by the issuance of SAB 104. The Company does not expect this bulletin to have a material impact on its financial position, results of operations or cash flows.

Reclassification

      Certain reclassifications have been made to the 2002 and 2001 financial statements to conform to the 2003 presentation.

Use of Estimates in Preparation of Financial Statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

2.	Advances to and Investments in Joint Ventures

      Combined condensed financial information of the Company’s joint venture investments is summarized as follows (in thousands):

	December 31,

Combined Balance Sheets	2003	2002

Land	$519,846	$368,520
Buildings	1,692,367	1,219,947
Fixtures and tenant improvements	24,985	24,356
Construction in progress	38,018	91,787

	2,275,216	1,704,610
Less: accumulated depreciation	(118,755)	(153,537)

Real estate, net	2,156,461	1,551,073
Receivables, net	47,165	64,642
Investment in joint ventures	—	12,147
Leasehold interests	28,895	26,677
Other assets	83,776	80,285

	$2,316,297	$1,734,824

Mortgage debt	$1,321,117	$1,129,310
Amounts payable to DDR	31,683	106,485
Amounts payable to other partners	32,121	71,153
Other liabilities	80,681	61,898

	1,465,602	1,368,846
Accumulated equity	850,695	365,978

	$2,316,297	$1,734,824

Company’s proportionate share of accumulated equity	$204,431	$122,777

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	For the Year Ended December 31,

Combined Statements of Operations	2003	2002	2001

Revenues from operations	$261,829	$206,787	$193,263

Rental operation expenses	91,463	74,618	63,776
Depreciation and amortization expense	41,699	31,671	27,479
Interest expense	72,765	64,940	61,915

	205,927	171,229	153,170

Income before gain (loss) on sales of real estate and real estate investments and discontinued operations	55,902	35,558	40,093
Gain (loss) on sales of real estate and investments	631	6,098	(97)

Income from continuing operations	56,533	41,656	39,996

Discontinued operations:
Income from discontinued operations, net of tax	(147)	8,391	11,293
Gain on sale of discontinued operations, net of tax	64,513	55,513	—

	64,366	63,904	11,293

Net income	$120,899	$105,560	$51,289

Company’s proportionate share of net income	$46,593	$34,724	$18,274

      The Company has made advances to several partnerships in the form of notes receivable, which accrue interest at rates ranging from LIBOR plus 1.00% to fixed rate loans of 12%. Maturity dates range from payment on demand to November 2005. Included in the Company’s accounts receivable is approximately $0.3 million at December 31, 2002, due from affiliates related to construction receivables (none at December 31, 2003).

      Advances to, and investments in, joint ventures include the following items, which represent the difference between the Company’s investment and its proportionate share of the joint ventures’ underlying net assets (in millions):

	For the Year Ended
	December 31,

	2003	2002

Basis differentials*	$55.9	$46.2
Deferred development fees, net of portion relating to the Company’s interest	(2.6)	(3.1)
Basis differential upon transfer of assets*	(51.4)	(20.9)
Notes receivable from investments	22.1	7.2

*	Basis differentials occur primarily when the Company has purchased interests in existing joint ventures at fair market values, which differ from their proportionate share of the historical net assets of the joint ventures. In addition, certain acquisition, transaction and other costs, including capitalized interest, may not be reflected in the net assets at the joint venture level. Basis differentials upon transfer of assets is primarily associated with assets previously owned by the Company which have been transferred into a joint venture at fair value. This amount represents the aggregate difference between the Company’s historical cost basis and the basis reflected at the joint venture level. Certain basis differentials indicated above are amortized over the life of the related asset. Differences in income also occur when the Company acquires assets from joint ventures. The Company’s proportionate share of gains recorded at the joint venture level associated with assets acquired by the Company which approximated $0.9 million for the year ended December 31, 2002 were eliminated by the Company when recording its share of the joint venture income. The difference between the Company’s share of net income, as reported above, and the amounts included in the consolidated statements of operations is attributable to the amortization of such basis differentials and deferred gain.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

     Service fees earned by the Company through management, leasing, development and financing activities performed related to the Company’s joint ventures are as follows (in millions):

	For the Year Ended
	December 31,

	2003	2002	2001

Management fees	$8.3	$7.3	$7.3
Financing and guarantee fees	0.9	0.3	0.2
Development fees and leasing commissions	2.4	3.3	3.0
Interest income	2.9	3.7	4.8
Disposition fees	0.4	0.6	—
Sponsor fees*	2.9	—	—
Structuring Fees	2.6	—	—

*	earned by an equity affiliate.

     Included in the joint venture net income in 2003 is a gain associated with the early extinguishment of debt of approximately $4.2 million of which the Company’s proportionate share approximated $3.4 million.

Formation of Joint Ventures

Macquarie DDR Trust

      In November 2003, the Company closed a transaction pursuant to which the Company formed an Australian based Listed Property Trust, Macquarie DDR Trust (“MDT”), with Macquarie Bank Limited (ASX: MBL), an international investment bank, advisor and manager of specialized real estate funds in Australia. MDT will focus on acquiring ownership interests in institutional-quality community center properties in the U.S. The aggregate purchase value (assuming 100% ownership) of the initial portfolio of eleven assets previously owned by DDR and its joint ventures and acquired by MDT is approximately $730 million. MDT operates with a leverage ratio of approximately 50%.

      MDT, which was listed on the Australian Stock Exchange during November 2003, owns an 81.0% interest in the eleven asset portfolio. DDR retained a 14.5% effective ownership interest in the assets and MBL owns the remaining 4.5%. DDR remains responsible for all day-to-day operations of the properties and will receive fees for property management, leasing, construction management, acquisitions, due diligence, dispositions (including outparcel sales), and financing. Through their joint venture company, DDR and MBL will also receive base asset management fees and incentive fees based on the performance of MDT. DDR recorded fees aggregating $6.7 million in 2003 in connection with the structuring, formation and operation of the MDT joint ventures.

      It is anticipated that an additional asset in Minneapolis, MN (Coon Rapids — Inner Quadrant) will be sold to MDT after construction and leasing are completed, subject to the satisfaction of MDT’s investment criteria and the availability of financing. MDT has a two year right of first offer on twenty pre-determined joint venture and wholly-owned assets currently in DDR’s portfolio. This right of first offer only applies if DDR determines that it will pursue the sale of these assets. MDT also is expected to pursue acquisitions of additional stabilized, institutional-quality community center properties.

      DDR received approximately $195 million in cash and retained a $53 million equity investment in the joint venture, which represents DDR’s 14.5% effective ownership interest. MDT is funded with approximately $370 million in debt, which is approximately 50% of total asset value. The interest rate for this debt was generally structured with 80% fixed and 20% floating. The new fixed rate financing has a weighted average interest rate of approximately 4.3% and the floating rate debt has a weighted average interest rate of approximately 3.5%. Approximately $42.0 million of the initial outstanding floating rate debt is financed under MDT’s $100 million secured revolving credit facility.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The aggregate size of the MDT portfolio is approximately 5.4 million square feet of total GLA (of which 4.8 million is owned GLA), and the average size of the eleven properties is approximately 490,000 square feet of total GLA. Prior to MDT’s acquisition, DDR held seven of the MDT portfolio assets in joint ventures. These properties are located in Boston (Framingham), Massachusetts; Chicago (Schaumburg), Illinois; Minneapolis (Coon Rapids), Minnesota; Atlanta, Georgia; Washington, D.C. (Fairfax, Virginia); Atlanta (Marietta), Georgia and Naples, Florida. The remaining four assets were wholly owned by DDR and located in St. Paul, Minnesota; Kansas City (Independence), Missouri; Canton, Ohio and Cleveland (N. Olmsted), Ohio. These properties are not included in discontinued operations as the Company maintains continuing involvement through both its ownership interest and management activities. Included in equity in net income of joint ventures is approximately $7.5 million of promoted income received from the Company’s joint venture partners from the transfer of six of these properties. See discussions in the Dispositions section later in this note describing the transfer of the interest in seven joint venture shopping centers and Note 16 describing the transfer of four of the Company’s shopping centers.

      MDT is governed by a board of directors, which includes three members selected by DDR, three members selected by MBL and two independent members. MDT’s offering in Australia in November 2003 raised approximately $315 million, which equates to AUD $441.4 million.

      See discussion in Note 1 relating to FIN 46 assessment of MDT and other related entities.

DDR Markaz

      In May 2003, the Company completed the formation of DDR Markaz LLC, a joint venture transaction with an investor group led by Kuwait Financial Centre-Markaz (a Kuwaiti publicly traded company). The Company contributed seven retail properties to the joint venture. The properties are located in Richmond, California; Oviedo, Florida; Tampa, Florida; Highland, Indiana; Grove City, Ohio; Toledo, Ohio and Winchester, Virginia. In connection with this formation, DDR Markaz LLC secured $110 million, non-recourse, five year, secured financing at a fixed interest rate of 4.13%. The Company retained a 20% ownership interest in these seven properties and received cash proceeds of approximately $156 million. Proceeds from the transaction were used to repay variable rate indebtedness. The Company recognized a gain of approximately $25.8 million relating to the sale of the 80% interest in these properties and deferred a gain of approximately $6.5 million relating to the Company’s 20% interest. These properties are not included in discontinued operations as the Company maintains continuing involvement through both its ownership interest and management activities. The Company earns fees for asset management, property management, leasing, out-parcel sales and construction management. See discussion in Note 1 relating to FIN 46 assessment.

Coventry II

      In 2003, the Company and Coventry Real Estate Advisors (“CREA”) announced the joint acquisition of the first property in connection with CREA’s formation of Coventry Real Estate Fund II (the “Fund”). The Fund was formed with several institutional investors and CREA as the investment manager. Neither the Company nor any of its officers, own a common interest in this Fund or have any incentive compensation tied to this Fund. The Fund and DDR have agreed to jointly acquire value-added retail properties in the United States. It is anticipated CREA will obtain $330 million of equity commitments to co-invest exclusively in joint ventures with DDR, which is expected to contribute an additional 20%. The Fund will invest in a variety of well-located retail properties that present opportunities for value creation, such as retenanting, market repositioning, redevelopment or expansion.

      DDR will co-invest 20% in each joint venture and will be responsible for day-to-day management of the properties. Pursuant to the terms of the joint venture, DDR will earn fees for property management, leasing and construction management. The Company also will earn a promoted interest, along with CREA, above a 10% preferred return after return of capital to investors through a preferred interest in the Fund.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      In June 2003, the Company formed a new joint venture with the fund, which acquired a 712,000 square foot center in Kansas City, Missouri for $48.4 million. The Company’s ownership interest in this joint venture is 20%. See discussion in Note 1 relating to FIN 46 assessment.

Acquisitions

      In April 2003, the Company acquired its partner’s 51% equity interest in a shopping center located in Suwanee, Georgia for approximately $18 million. The purchase was funded through the issuance of 145,196 operating partnership units (“OP Units”) valued at approximately $3.4 million. Upon acquisition, the Company repaid the mortgage debt assumed of $28.6 million. Additionally, the Company acquired its partner’s 50% equity interest in a shopping center located in Leawood, Kansas for approximately $15.3 million of cash and the assumption of its partners share of $53 million of debt.

      In conjunction with the merger of JDN, the Company acquired an interest in three joint ventures which own developable land and a 49% owned joint venture which owned an operating shopping center. As discussed above, the Company subsequently acquired the 51% ownership interest in the operating shopping center.

      In January 2003, the Company acquired a 67% interest in a 296,000 square foot shopping center in Phoenix, Arizona for an aggregate purchase price of approximately $43.0 million of which the Company’s proportionate share is approximately $28.8 million and a 25% interest in a 560,000 square foot shopping center in Pasadena, California for a purchase price of $113.5 million of which the Company’s proportionate share is approximately $28.4 million. The Company’s equity interest in these properties is approximately $17.4 million and $7.1 million, respectively, net of assumed debt.

Dispositions

      During 2003, one of the Company’s Retail Value Program joint ventures, in which the Company has a 20% ownership interest, sold three west coast shopping centers, a 103,000 square foot property located in suburban Sacramento, California, a 109,000 square foot property located in Fullerton, California and a 208,000 square foot property located in Bellingham, Washington for approximately $57.8 million recognizing a gain of approximately $16.1 million, of which the Company’s proportionate share was $2.6 million.

      In June 2003, the Company’s Community Centers VI joint venture, in which the Company has a 50% ownership interest, sold a 211,000 square foot shopping center located in St. Louis, Missouri for approximately $22.0 million and recognized a gain of $5.2 million, of which the Company’s proportionate share was $2.6 million.

      In April 2003, one of the Company’s Retail Value Program joint ventures, in which the Company has a 24.75% ownership interest, sold a 15,000 square foot shopping center located in Kansas City, Missouri for approximately $2.6 million and recognized a gain of $0.3 million, of which the Company’s proportionate share was $0.1 million.

      In March 2003, the Company’s Community Center Joint Venture, in which the Company owns a 20% equity interest, sold a 440,000 square foot shopping center located in San Diego, California for approximately $95.0 million, recognizing a gain of $35.7 million of which the Company’s portion was $7.1 million. In November 2003, the partners in this joint venture, including the Company, sold their interest in the joint venture which owned six assets to MDT for an aggregate purchase price of $436.3 million

      In November 2003, the Company and its joint venture partner sold their interest in a joint venture which owns a shopping center in Coon Rapids, Minnesota (Note 17), to MDT for an aggregate purchase price of $61.3 million. Since the membership interests in the Company’s Community Center Joint Venture and Coon Rapids Joint Venture were transferred to MDT, the gain was recognized at the partnership level and accordingly are not reflected in the combined statements of operations reflected above. The Company recognized a gain of $27.4 million on its partnership interests. However, since the Company retained an effective 14.5% interest in MDT, the Company has deferred the recognition of $19.5 million of this gain. The aggregate gain recognized by

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

the Company relating to the sale of its equity interest in these entities to MDT of $8.0 million is classified in gain on sale of joint venture interests in the consolidated statement of operations.

      The Company’s joint venture agreements generally include provisions whereby each partner has the right to trigger a purchase or sale of its interest in the joint ventures (Reciprocal Purchase Rights) or to initiate a purchase or sale of the properties (Property Purchase Rights) after a certain number of years or if either party is in default of the joint venture agreements.

      In addition, certain of the joint venture agreements include a provision whereby the Company’s joint venture partners may convert all, or a portion of, their respective interest in such joint ventures into common shares of the Company. The terms of the conversion are set forth in the governing documents of such joint ventures. However, if the joint venture partners elect to convert their respective interest into common shares, the Company will have the option to pay cash instead of issuing common shares. If the Company agrees to the issuance of common shares, the agreement provides that the converting joint venture partner will execute a lock-up arrangement acceptable to the Company.

      In addition to the newly formed joint ventures discussed above, the Company’s investments in the combined condensed statements above reflect the following:

Retail Value Fund

      In February 1998, the Company and an equity affiliate of the Company entered into an agreement with Prudential Real Estate Investors (“PREI”) and formed the Retail Value Fund (the “PREI Fund”). The PREI Fund’s ownership interests in each of the projects, unless discussed otherwise, are generally structured with the Company owning (directly or through its interest in the management service company) a 24.75% limited partnership interest, PREI owning a 74.25% limited partnership interest and Coventry Real Estate Partners (“Coventry”), which is 79% owned by a consolidated entity of the Company at December 31, 2003, owning (directly or through its, interest in the management service company) a 1% general partnership interest. The PREI Fund invests in retail properties within the United States that are in need of substantial retenanting and market repositioning and may also make equity and debt investments in companies owning or managing retail properties as well as in third party development projects that provide significant growth opportunities. The retail property investments may include enclosed malls, neighborhood and community centers or other potential retail commercial development and redevelopment opportunities.

      The PREI Fund acquired six operating retail shopping centers in Kansas and Missouri in September 1999. One of these properties was sold in 2003. Also, the PREI Fund owns a 50% ownership in a property located in Deer Park, Illinois with the remaining 50% owned by a third party. The PREI Fund redeveloped a retail site in Long Beach, California that will be comprised of approximately 446,000 square feet of retail space. This center was substantially complete at December 31, 2003. In September 2003, the PREI Fund purchased a 50% interest in a property located in Austin, Texas with the remaining 50% owned by a third party. This center is substantially complete at December 31, 2003.

      In 2000, the PREI Fund entered into an agreement to acquire several properties, located in western states from Burnham Pacific Properties, Inc. (“Burnham”) with PREI owning a 79% interest, the Company owning a 20% interest and Coventry owning a 1% interest. As previously discussed above, three of these properties were sold in 2003. Ten properties were initially acquired at an aggregate cost of approximately $280 million. The Company earns fees for managing and leasing the properties. In addition, the Company and Coventry were selected by Burnham to serve as its liquidation agent pursuant to Burnham’s plan of liquidation. The liquidation portfolio initially included 42 properties aggregating 5.4 million square feet. The Company and Coventry were also selected to serve as liquidation agent for Burnham where Coventry received asset management fees and DDR received property management fees at market rates in relation to the liquidation portfolio. As of June 30, 2002, the remaining Burnham assets were transferred into a liquidating trust and as a result, the Company and Coventry are no longer providing property management services.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      As discussed above, Coventry generally owns a 1% interest in each of the PREI Fund’s investments except for the PREI Fund’s investment associated with properties acquired from Burnham. Coventry is also entitled to receive an annual asset management fee equal to 0.5% of total assets plus one-third of all profits, once the limited partners have received a 10% preferred return and all capital previously advanced. The remaining two thirds of the profits in excess of the 10% preferred return is split proportionately among the limited partners.

      With regard to the PREI Fund’s investment associated with the acquisition of shopping centers from Burnham, Coventry received a $1 million acquisition fee for services performed in conjunction with the due diligence and related closing of the acquisition in 2001. In addition, Coventry also has a 1% general partnership interest. Coventry also receives annual asset management fees equal to 0.8% of total revenue collected from these assets plus a minimum of 25% of all amounts in excess of a 10% annual preferred return to the limited partners which could increase to 35% if returns to the limited partners exceed 20%.

Management Service Companies

      In December 2003, the Company purchased the remaining 5% interest in a management service company (taxable REIT affiliate) from the Company’s Chairman of the Board and Chief Executive Officer (Notes 13 and 17).

      At December 31, 2003, this entity owns the following equity interests:

(i) A 24.75% joint venture interest in certain assets of the PREI Fund discussed above and

(ii) A 79% interest in Coventry.

      The Company also owns a 50% equity ownership interest in a management and development company in St. Louis, Missouri. Through July 2003, the Company was entitled to the first $1 million of net income and cash distributions, as defined in the agreement, on an annual basis. Currently, all profits and cash flows are split on a basis proportionate to the ownership interests.

KLA/SM Joint Venture

      In March 2002, the Company announced its participation in a joint venture with Lubert-Adler Funds and Klaff Realty, L.P. (Note 17), which was awarded asset designation rights for all of the retail real estate interests of the bankrupt estate of Service Merchandise Corporation for approximately $242 million. The Company has a 25% interest in the joint venture. In addition, the Company earns fees for the management, leasing, development and disposition of the real estate portfolio. The designation rights enable the joint venture to determine the ultimate disposition of the real estate interests held by the bankrupt estate. At December 31, 2003, the portfolio consisted of approximately 72 Service Merchandise retail sites totaling approximately 4.0 million square feet. At December 31, 2003, these sites were 51.1% occupied. In 2003, the joint venture sold 22 sites and received gross proceeds of approximately $55.0 million and recorded an aggregate gain of $5.1 million of which the Company’s proportionate share was approximately $1.3 million. In 2002, the joint venture sold 45 sites and received gross proceeds of approximately $106.5 million and recorded an aggregate gain of $4.4 million of which the Company’s proportionate share was approximately $1.1 million. The Company also earned disposition, development, management, leasing fees, and interest income aggregating $2.7 million and $2.5 million in 2003 and 2002, respectively, relating to this investment.

Additional Shopping Center Joint Ventures not addressed above — As of December 31, 2003

•	An 80% equity ownership interest in two joint ventures each owning an operating shopping property in Columbus, Ohio;

•	A 50% equity ownership interest in 10 different joint ventures, which, in the aggregate, own 14 operating shopping centers;

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

•	A 35% equity ownership interest in a joint venture, which owns an operating shopping center property in San Antonio, Texas;

•	A 10% equity ownership interest in a joint venture, which owns an operating shopping center in Kildeer, Illinois, as described above.

      As previously discussed, the Company provides property management, leasing and development services to each of the joint ventures at market rates.

Discontinued Operations

      Included in discontinued operations in the combined statements of operations for the joint ventures are the following properties sold subsequent to December 31, 2001:

•	A 24.75% interest in four properties held through the PREI Fund. Shopping center properties located in Hagerstown, Maryland; Salem, New Hampshire and Round Rock, Texas were sold in 2002. A shopping center located in Kansas City, Kansas was sold in 2003;

•	A 20% interest in three shopping center properties located in Sacramento, California; Fullerton, California and Bellingham, Washington sold in 2003;

•	A 20% interest in three properties held in the Community Center Joint Ventures. The shopping centers in Durham, North Carolina and Denver, Colorado were sold in 2002. The shopping center located in San Diego, California was sold in 2003;

•	A 50% interest in a shopping center located in St. Louis, Missouri and

•	An 83.75% interest in three former Best Product sites (two of which were disposed of in 2003 and one of which was disposed of in 2002) and

•	An approximate 25% interest in 67 Service Merchandise sites.

      The following properties were sold from January 1, 2004 to March 31, 2004:

•	A 35% interest in a shopping center located in San Antonio, Texas;

•	A 20% interest of a portion of a shopping center located in Puente Hills, California;

•	An 83.75% interest in one former Best Product site; and

•	An approximate 25% interest in 3 service merchandise sites.

The Company purchased its joint venture partner’s interest in the following shopping centers and are therefore not included in discontinued operations:

•	A 20% interest in a shopping center located in Independence, Missouri purchased in 2002;

•	A 24.75% interest through the PREI Fund in two shopping centers located in Plainville, Connecticut and San Antonio, Texas purchased in 2002;

•	A 49% interest in a shopping center acquired through the merger of JDN located in Suwanee, Georgia purchased in 2003 and

•	A 50% interest in a shopping center located in Canton, Ohio purchased in 2002.

      MDT acquired the interest in seven shopping centers owned through other joint venture interests, and accordingly these properties are not presented in discontinued operations since the Company has continuing involvement.

3. Minority Equity Investment

      The Company completed the merger with American Industrial Properties (“AIP”) following AIP shareholders’ approval of the plan of merger on May 14, 2001. AIP shareholders also approved the sale of 31 industrial assets to an affiliate of Lend Lease Real Estate Investments, Inc. (“Lend Lease”) for $292.2 million, which closed on May 14, 2001, immediately prior to the merger.

      Under the merger agreement, all common shareholders’ interests, other than DDR’s, were effectively redeemed and each shareholder received a final cash payment equal to $12.89 per share which was funded from proceeds received from the asset sale to Lend Lease. In addition, in January 2001, all AIP shareholders, including DDR, received a special dividend of $1.27 per share associated with the sale of the Manhattan Towers office building in November 2000 for $55.3 million.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The merger of a subsidiary of DDR (DDR Transitory Sub, Inc.) into AIP provided DDR with complete ownership of AIP’s 39 remaining properties after the sale to Lend Lease. This portfolio was comprised of 31 industrial properties, six office properties, two retail properties and 23.7 acres of undeveloped land. It is DDR’s intent to operate the assets as part of its portfolio. Through December 31, 2003, the Company sold five of these assets. From the date of the merger, the AIP assets, liabilities and operating results are consolidated in the Company’s financial statements. The Company’s effective purchase of the remaining interest in AIP through the redemption of all other shareholders, as previously described, was accounted for as a step acquisition.

      At the time of the merger, the Company owned 9,656,650 common shares in AIP representing approximately 46.0% of AIP’s total common shares. The Company’s investment prior to the merger was accounted for using the equity method of accounting. The aggregate acquisition price for the shares held by the Company exceeded the Company’s share of the historical underlying net assets of AIP by approximately $28.6 million, which was assigned principally to real estate and amortized over 40 years. Accordingly, the Company’s equity in net income from minority equity investment, prior to May 14, 2001, was adjusted to reflect the gain or loss on sale of real estate and the amortization of amounts resulting from the basis differences.

      The results of operations through May 14, 2001, the date of the merger, as reflected on the accounts of AIP were as follows (in thousands):

For the Period
January 1,
2001
to May 14,
2001

Statement of Operations
Revenues from operations	$34,029

Rental operation expenses	12,057
Depreciation and amortization expense	3,437
Restructuring costs (1)	4,920
Interest expense	7,480

27,894

Income from operations	6,135
Minority interest	(281)
Loss on sales of real estate	(2,130)

Net income	$3,724

(1)	Includes certain transaction related costs and severance charges which were incurred by AIP as a result of the Lend Lease sale and consummation of the merger with DDR.

     For the period from January 1, 2001 to May 14, 2001, the Company recorded equity in net income from minority equity investment of $1.6 million. The difference between the Company’s share in net income as reported in the financial statements of AIP is attributable to adjustments relating to depreciation and amortization and loss on sales of real estate associated with the $28.6 million basis adjustments discussed above.

4.	Acquisitions and Pro Forma Financial Information

      During the first quarter of 2003, the Company’s and JDN’s shareholders approved a definitive merger agreement pursuant to which JDN shareholders received 0.518 common shares of DDR in exchange for each share of JDN common stock on March 13, 2003. The Company issued 18.0 million common shares valued at $21.22 per share based upon the average of the closing prices of DDR common shares between October 2, 2002 and October 8, 2002, the period immediately prior to and subsequent to the announcement of the merger. The transaction initially valued JDN at approximately $1.1 billion, which included approximately $606.2 million of

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

assumed debt at fair market value and $50 million of voting preferred shares. In the opinion of management, the $50 million of preferred shares represented fair value as these shares were subsequently redeemed in September 2003 (Note 13). Through this merger, DDR acquired 102 retail assets aggregating 23 million square feet including 16 development properties comprising approximately 6 million square feet of total GLA. Additionally, DDR acquired a development pipeline of several properties. DDR engaged an appraiser to perform valuations of the real estate and certain other assets. Included in the assets acquired are the land, building and tenant improvements associated with the underlying real estate. The other assets allocation relates primarily to the value associated with in-place leases and tenant relationships of the properties (Note 7). The Company determined the in-place leases acquired approximated fair market value; therefore there was no separate allocation in the purchase price for above-market or below-market leases. The Company entered into the merger to acquire a large portfolio of assets. The revenues and expenses relating to the JDN properties are included in DDR’s historical results of operations from the date of the merger, March 13, 2003.

      A condensed balance sheet of the assets acquired with the merger with JDN as of the acquisition date is as follows (in thousands):

Assets
Real estate assets	$1,030,625
Cash and cash equivalents	9,928
Investments in and advances to joint ventures	6,750
Other assets	4,155

$1,051,458

Liabilities
Fixed rate notes	$235,000
Revolving credit facility	229,000
Mortgages and construction loans	111,852

Total indebtedness	575,852
Accounts payable and other liabilities	42,156
Operating partnership minority interest	1,524

619,532
Shareholder equity
Preferred voting shares	50,000
Common shares and paid in capital	381,926

431,926

$1,051,458

      During the year ended December 31, 2003, the Company also acquired two shopping centers, a 67% interest in a shopping center, a 25% interest in a shopping center and a 20% interest in a shopping center. Additionally, the Company acquired its partner’s 50% interest in a joint venture and another partner’s 51% interest in a joint venture. These eight properties aggregate approximately 3.3 million square feet of Company owned GLA at an initial aggregate investment of approximately $223.0 million.

      The following unaudited supplemental pro forma operating data is presented for the year ended December 31, 2003 as if the merger with JDN and the acquisition of the eight properties or partnership interests mentioned above were completed on January 1, 2002. Pro forma operating data presented for the year ended December 31, 2002 is presented as if the acquisition of the 19 properties or partnership interests acquired in 2002 and 2003, the merger with JDN, the common share offerings completed in February 2002 and the preferred share offering completed in March 2002 had occurred on January 1, 2002. Pro forma amounts include transaction costs,

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

general and administrative expenses, losses on investments and settlement costs JDN reported in its historical results of approximately $19.3 million and $8.7 million for the years ended December 31, 2003 and 2002, respectively, which management believes to be non-recurring. The 2001 unaudited supplemental pro forma information is presented as if the merger of AIP, net of the lend lease sale had occurred on January 1, 2001 and to reflect the effects of the common share offerings, the preferred share offering and the property acquisitions consummated through December 31, 2002.

      These acquisitions were accounted for using the purchase method of accounting. The operating results of the acquired shopping centers are included in the results of operations of the Company from the date of purchase.

      The pro forma financial information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the acquisitions occurred as indicated nor does it purport to represent the results of the operations for future periods (in thousands, except per share data):

	For the Year Ended December 31,

	2003	2002	2001

	(Unaudited)
Pro forma revenues	$508,997	$509,395	$369,713

Pro forma income from continuing operations	$159,965	$128,966	$106,994

Pro forma income (loss) from discontinued operations	$(1,540)	$1,458	$2,666

Pro forma net income applicable to common shareholders	$190,182	$97,659	$83,698

Per share data:
Basic earnings per share data:
Income from continuing operations applicable to common shareholders	$2.25	$1.13	$1.29
(Loss) income from discontinued operations	(0.02)	0.03	0.05

Net income applicable to common shareholders	$2.23	$1.16	$1.34

Diluted earning per share data:
Income from continuing operations applicable to common shareholders	$2.21	$1.12	$1.27
(Loss) income from discontinued operations	(0.02)	0.03	0.05

Net income applicable to common shareholders	$2.19	$1.15	$1.32

5.	Notes Receivable

      The Company has issued notes receivable aggregating $11.7 million, including accrued interest at December 31, 2003 and 2002. The notes are secured by certain rights in future development projects and partnership interests. The notes bear interest ranging from 10.5% to 12.0% with maturity dates ranging from payment on demand through April 2021.

      Included in notes receivable are $7.3 million of tax incremental financing bonds (“TIF Bonds”) purchased by the Company in March 2002 from the Town of Plainville, Connecticut (the “Town”). The net proceeds of the bonds were utilized by the Town to fund a portion of the city’s infrastructure associated with the development construction costs of Connecticut Commons which is owned by the Company. The bonds bear interest at 7.125% and mature in April 2021. Interest and principal are payable solely from the incremental real estate taxes paid by the shopping center pursuant to the terms of the financing agreement.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

6.	Deferred Charges

      Deferred charges consist of the following (in thousands):

	December 31,

	2003	2002

Deferred financing costs	$20,604	$13,189
Less — accumulated amortization	(8,312)	(4,179)

	$12,292	$9,010

      The Company incurred deferred finance costs aggregating $6.4 million and $6.1 million in 2003 and 2002, respectively. Deferred finance costs paid in 2003 primarily relate the Company’s unsecured revolving credit agreements, term loan (Note 8), issuance of medium term notes (Note 9) and secured financing of shopping center properties. Deferred finance costs paid in 2002 primarily relate to the Company’s unsecured revolving credit agreements (Note 8) and secured financing of shopping center properties acquired in 2002. Amortization of deferred charges was $6.5 million, $2.8 million and $2.4 million for the years ended December 2003, 2002 and 2001, respectively.

7.	Other Assets

      Other assets consist of the following (in thousands):

	December 31,

	2003	2002

Intangible Assets:
In-place leases	$4,828	$—
Tenant relations	6,051	—
Lease origination costs	2,223	—

Total intangible assets	13,102	—
Accumulated amortization	(1,633)	—

	11,469	—
Other assets	31,266	25,861

Total other assets	$42,735	$25,861

      The intangible assets relate primarily to those acquired in connection with the JDN merger (Note 4). The amortization period of the in-place leases, tenant relationships and lease origination costs is four years, 31.5 years and 14 years, respectively. Other assets consist primarily of deposits, land options and other prepaid expenses.

8.	Revolving Credit Facilities and Term Loans

      Since May 1995, the Company has maintained an unsecured revolving credit facility from a syndicate of financial institutions for which Bank One, NA serves as agent (the “Unsecured Credit Facility”). During 2003 and 2002, the Company renegotiated this facility. In 2003, the Company reduced the spread over LIBOR to 0.8%, modified certain covenants and extended the term for an additional year to May 30, 2006. At the Company’s option, the revolver may be increased from its current size of $650 million to $1.0 billion. The Unsecured Credit Facility includes a competitive bid option for up to 50% of the facility amount. Borrowings under this facility bear interest at variable rates based on the prime rate or LIBOR plus a specified spread (0.8% at December 31, 2003). The spread is dependent on the Company’s long-term senior unsecured debt rating from Standard and Poor’s and Moody’s Investors Service. The Company is required to comply with certain covenants relating to total outstanding indebtedness, secured indebtedness, net worth, maintenance of unencumbered real estate assets, debt service coverage and fixed charge coverage. The facility also provides for a facility fee of 0.2% on the entire facility. The Unsecured Credit Facility is used to finance the acquisition and development of real estate, to

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

provide working capital and for general corporate purposes. At December 31, 2003 and 2002, total borrowings under this facility aggregated $171.0 million and $433.5 million, respectively, with a weighted average interest rate, excluding the effects of the interest rate swaps (Note 11) of 1.9% and 2.4%, respectively.

      The Company also maintains a $30 million secured revolving credit facility and a $25 million development construction facility with National City Bank (together with the $650 million Unsecured Credit Facility, the “Revolving Credit Facilities”). In 2002 and 2003, the Company amended the $30 million revolving credit facility to be consistent with the amendments made to the Unsecured Credit Facility and to extend the agreement through June 2006. In 2002, the Company amended the $25 million development construction facility to extend the facility through June 2004. The revolving $30 million credit facility is secured by certain partnership investments and the $25 million development construction facility is secured by the applicable development project(s). The Company maintains the right to reduce the $30 million revolving credit facility to $20 million and to convert the borrowings to an unsecured revolving credit facility. Borrowings under these facilities bear interest at variable rates based on the prime rate or LIBOR plus a specified spread (0.8% at December 31, 2003). The spread is dependent on the Company’s long term senior unsecured debt rating from Standard and Poor’s and Moody’s Investors Service. The Company is required to comply with certain covenants relating to total outstanding indebtedness, secured indebtedness, net worth, maintenance of unencumbered real estate assets, debt service coverage and fixed charge coverage. The $30 million revolving credit facility also provides for commitment fees of 0.15% on the unused credit amount. At December 31, 2003 and 2002, total borrowings under these facilities aggregated $35.5 million and $37.5 million, respectively, with a weighted average interest rate of 2.4% and 2.7%, respectively.

      In March 2003, in conjunction with the merger with JDN, the Company obtained a $300 million unsecured bridge facility for which Bank of America and Wells Fargo Bank serve as agents (“Unsecured Term Loan”). The proceeds from this facility were used to repay JDN’s revolving credit facility with an outstanding principal balance of $229 million at the time of the merger and JDN’s $85 million MOPPRS debt and related call option which matured on March 31, 2003. This facility bears interest at variable rates (currently LIBOR plus 1.0%) depending on the Company’s long-term senior unsecured debt rating from Standard and Poor’s and Moody’s Investors Service. This facility is subject to the same covenants associated with the Unsecured Credit Facility discussed above. The unsecured term loan has an initial maturity date of March 2004; however, the Company has the right to extend the loan for up to an additional year. At December 31, 2003, $300 million was outstanding under this facility with an interest rate of 2.1%.

      In December 2001, the Company entered into a $22.1 million, two-year, unsecured variable rate (2.7% at December 31, 2002) term loan with Wells Fargo (together with the $300 million Unsecured Term Loan, the “Term Loans”) at LIBOR plus 1.3%. This term loan was repaid in 2003.

      Total fees paid by the Company on its Revolving Credit Facilities and Term Loans in 2003, 2002 and 2001, aggregated approximately $1.7 million, $1.3 million and $1.2 million, respectively.

9.	Fixed Rate Notes

      The Company had outstanding unsecured notes of $839.0 million and $404.9 million at December 31, 2003 and 2002, respectively. Three of the notes were issued at a discount aggregating $4.6 million and $5.4 million at December 31, 2003 and 2002, respectively. The effective interest rates of these notes range from 6.2% to 8.6% per annum (excluding the effects of interest rate swaps).

      In July 2003, the Company issued $300 million of seven-year senior unsecured notes with a coupon rate of 4.625%. These notes are due August 1, 2010 and were offered at a discount of 99.843%.

      In March 2002, the Company issued $100 million of fixed rate debt with an interest rate of 7.0% (excluding the effects of interest rate swaps) due March 2007 at a discount of 99.53%. Of the total debt issued, $81.6 million was used to exchange $75.0 million of 7.13% senior notes and was accounted for as an exchange of debt instruments. The effective interest rate of this note is 8.6%. The outstanding balance of unsecured notes include a

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

fair value hedge with a recorded asset amount of approximately $5.6 million and $7.3 million at December 31, 2003 and 2002, respectively (Note 11).

      In conjunction with the JDN merger, the Company assumed $235 million (fair value of $255.6 million at March 13, 2003) of unsecured notes. The Company subsequently repaid $85 million of MOPPRS debt and related call option assumed from JDN at maturity and recorded a gain of approximately $2.4 million relating to the settlement of the call option on March 31, 2003. This amount is included in Other income in the condensed consolidated statement of operations. Other unsecured notes assumed included $75 million of 6.8% notes with a maturity of August 2004 and $85 million of 6.95% notes with a maturity of August 2007 with an aggregate fair market value of $168.0 million at March 13, 2003.

      The above fixed rate notes have maturities ranging from July 2004 to July 2018. Interest rates ranged from approximately 4.63% to 7.5% (averaging 6.0% and 7.4% at December 31, 2003 and 2002, respectively, excluding the effects of interest rate swaps). The notes issued prior to December 31, 2001 may not be redeemed by the Company prior to maturity and will not be subject to any sinking fund requirements. The notes issued in 2002 and 2003 and the notes assumed with the JDN merger, aggregating $560 million, may be redeemed based upon a yield maintenance calculation. The fixed rate senior notes were issued pursuant to an indenture dated May 1, 1994, which contains certain covenants including limitation on incurrence of debt, maintenance of unencumbered real estate assets and debt service coverage. Interest is paid semi-annually in arrears on May 15 and November 15.

10.	Mortgages Payable and Scheduled Principal Repayments

      At December 31, 2003, mortgages payable, collateralized by investments and real estate with a net book value of approximately $1.2 billion and related tenant leases, are generally due in monthly installments of principal and/or interest and mature at various dates through 2027. Fixed rate debt obligations, included in mortgages payable at December 31, 2003 and 2002, totaled approximately $603.1 million and $363.2 million, respectively. Fixed interest rates ranged from approximately 4.4% to 9.75% (averaging 6.5% and 7.6% at December 31, 2003 and 2002, respectively). Variable rate debt obligations totaled approximately $154.5 million and $262.6 million at December 31, 2003 and 2002, respectively. Interest rates on the variable rate debt averaged 2.6% at December 31, 2003 and 2002.

      Included in mortgage debt is $7.3 million of tax-exempt certificates with a fixed interest rate of 7.1%. As of December 31, 2003, the scheduled principal payments of the Revolving Credit Facilities, Unsecured Term Loan, fixed rate senior notes and mortgages payable (excluding the effect of the fair value hedge which was $5.6 million at December 31, 2003) for the next five years and thereafter are as follows:

Year	Amount

2004	$486,509
2005	117,612
2006	249,318
2007	213,661
2008	268,291
Thereafter	742,167

$2,077,558

      Included in principal payments are $300 million in the year 2004 and $186.5 million in the year 2006, associated with the maturing of the Unsecured Term Loan and the Revolving Credit Facilities, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

11.	Financial Instruments

      The following methods and assumptions were used by the Company in estimating fair value disclosures of financial instruments:

Cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accruals and other liabilities:

      The carrying amounts reported in the balance sheet for these financial instruments approximated fair value because of their short term maturities. The carrying amount of straight-line rents receivable does not materially differ from its fair market value.

Notes receivable and advances to affiliates:

      The fair value is estimated by discounting the current rates at which management believes similar loans would be made. The fair value of these notes was approximately $46.4 million and $52.9 million at December 31, 2003 and 2002, respectively, as compared to the carrying amounts of $45.4 million and $50.8 million, respectively. The carrying value of the TIF Bonds (Note 6) approximated its fair value at December 31, 2003 and 2002. The fair value of loans to affiliates are not readily determinable and have been estimated by management.

Debt:

      The carrying amounts of the Company’s borrowings under its Revolving Credit Facilities and Term Loans approximate fair value because such borrowings are at variable rates. The fair value of the fixed rate senior notes is based on borrowings with a similar remaining maturity based on the Company’s estimated interest rate spread over the applicable treasury rate. Fair value of the mortgages payable is estimated using a discounted cash flow analysis, based on the Company’s incremental borrowing rates for similar types of borrowing arrangements with the same remaining maturities.

      Considerable judgment is necessary to develop estimated fair values of financial instruments. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize on disposition of the financial instruments.

      Financial instruments at December 31, 2003 and 2002, with carrying values that are different than estimated fair values are summarized as follows (in thousands):

	2003		2002

	Carrying		Carrying
	Amount	Fair Value	Amount	Fair Value

Senior notes	$838,996	$876,555	$404,900	$410,128
Variable rate term debt	300,000	300,000	22,120	22,120
Mortgages payable	757,635	803,793	625,778	650,554

	1,896,631	1,980,348	1,052,798	1,082,802
Derivatives — interest rate swaps (see discussion below)	123	(5,068)	170	(6,997)

	$1,896,754	$1,975,280	$1,052,968	$1,075,805

Accounting Policy for Derivative and Hedging Activities

      The Company intends to continuously monitor and actively manage interest costs on its variable rate debt portfolio. The Company may, from time to time, enter into interest rate hedge agreements to manage interest costs and risks associated with changing interest rates.

      To qualify for hedge accounting, the contracts must meet defined correlation and effectiveness criteria, be designated as a hedge and result in cash flows and financial statement effects which substantially offset those of

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

the position being hedged. The Company records net amounts received or paid under these contracts as adjustments to interest expense.

      In June 2003, the Company entered into a $30 million interest rate swap for a two-year term effectively converting floating rate debt of a secured construction loan into fixed rate debt with an effective interest rate of 2.9%. In January 2003, the Company entered into two interest rate swaps, $50 million for a 1.5-year term and $50 million for a two-year term, effectively converting floating rate debt under the Unsecured Credit Facility into fixed rate debt with an effective weighted average interest rate of 2.67%. In March 2002, the Company entered into two reverse interest rate swap agreements, $40 million for a 2.75-year term and $60 million for a five-year term, effectively converting a portion of the outstanding fixed rate debt under the Company’s fixed rate senior notes to a variable rate of six month LIBOR. In October 2000 and January 2001, the Company entered into three interest rate swap agreements, each for two-year terms, aggregating $200 million, effectively converting a portion of the outstanding variable rate debt under the Unsecured Credit Facility to a weighted average fixed rate of approximately 6.96%. These swaps were terminated at maturity in October 2002 and January 2003.

      In November 2003, in connection with the formation of MDT, the joint venture entered into a fixed rate interest swap, which carries a notional amount of $9.1 million, and converted variable rate debt to a fixed rate of 3.5%. This swap is not an effective hedge at December 31, 2003. This swap is marked to market with the adjustments flowing through MDT’s income statement. This contract was entered into pursuant to MDT’s financial requirements.

      In May 2003, one of the Company’s joint ventures entered into a $55 million interest rate swap for a four-year term effectively converting a portion of the variable rate mortgage debt to a fixed rate of 5.78%. In March and May 2001, the Company’s joint ventures entered into three interest rate swap agreements, two at $20 million for a two-year term and one at $38 million for a three-year term, aggregating $78 million, converting a portion of the variable rate mortgage debt to a fixed rate of approximately 6.55%, 6.58% and 6.60%, respectively. Two of these swaps aggregating $40 million were terminated at maturity in May 2003. In February 2002, the Company’s joint ventures entered into an interest rate cap agreement, which matures in March 2004 and has a notional amount of $175 million, and a strike price of 4.0%.

      All derivatives, which have historically been limited to interest rate swaps designated as cash flow hedges, are recognized on the balance sheet at their fair value. On the date that the Company enters into an interest rate swap, it designates the derivative as a hedge against the variability of cash flows that are to be paid in connection with a recognized liability. Subsequent changes in the fair value of a derivative designated as a cash flow hedge that is determined to be highly effective is recorded in other comprehensive income (loss), until earnings are affected by the variability of cash flows of the hedged transaction. Any hedge ineffectiveness is reported in current earnings.

      From time to time, the Company enters into interest rate swaps to convert certain fixed-rate debt obligations to a floating-rate (a “fair-value hedge”). This is consistent with the Company’s overall interest rate risk management strategy to maintain an appropriate balance of fixed rate and variable rate borrowings. Changes in the fair value of derivatives that are highly effective and that are designated and qualify as a fair-value hedge, along with changes in the fair value of the hedged liability that are attributable to the hedged risk, are recorded in current-period earnings. If hedge accounting is discontinued due to the Company’s determination that the relationship no longer qualified as an effective fair-value hedge, the Company will continue to carry the derivative on the balance sheet at its fair value but cease to adjust the hedged liability for changes in fair value.

      The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. The Company formally assesses (both at the hedge’s inception and on an ongoing basis) whether the derivatives that are used in hedging transactions have been highly effective in offsetting changes in the cash flows of the hedged items and whether those derivatives may be expected to remain highly effective in future periods. Should it be determined that a

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

derivative is not (or has ceased to be) highly effective as a hedge, the Company will discontinue hedge accounting on a prospective basis.

Risk Management

      The Company purchased interest rate swaps to minimize significant unplanned fluctuations in earnings that are caused by interest rate volatility or in the case of a fair value hedge to take advantage of expected lower variable rates. The Company does not utilize these arrangements for trading or speculative purposes. The principal risk to the Company through its interest rate hedging strategy is the potential inability of the financial institutions, from which the interest rate swaps were purchased, to cover all of their obligations. To mitigate this exposure, the Company purchases its interest rate swaps from major financial institutions.

Cash Flow Hedges

      As of December 31, 2003 and 2002, the aggregate fair value of the Company’s interest rate swaps was a liability of $0.4 million and $0.2 million, respectively, which is included in other liabilities in the consolidated balance sheet. For the year ended December 31, 2003 and 2002, as the critical terms of the interest rate swaps and the hedged items are the same, no ineffectiveness was recorded in the consolidated statements of operations. All components of the interest rate swaps were included in the assessment of hedge effectiveness. The Company expects that within the next twelve months it will reflect as a charge to earnings $0.4 million of the amount recorded in accumulated other comprehensive loss. The fair value of the interest rate swaps is based upon the estimated amounts the Company would receive or pay to terminate the contract at the reporting date and is determined using interest rate market pricing models.

Fair Value Hedges

      As of December 31, 2003 and 2002, the aggregate fair value of the Company’s reverse interest rate swaps was an asset of $5.6 million and $7.3 million, respectively, which is included in other assets and senior notes in the consolidated balance sheet. For the year ended December 31, 2003 and 2002, as the critical terms of the reverse interest rate swaps and the hedged items are the same, no ineffectiveness was recorded in the consolidated statements of operations. The fair value of these reverse interest rate swaps is based upon the estimated amounts the Company would receive or pay to terminate the contract at the reporting date and is determined using interest rate market pricing models.

Joint Venture Derivative Instruments

      At December 31, 2003 and December 31, 2002, the Company’s joint ventures had two and three, respectively, interest rate swaps aggregating $93 million and $78 million, respectively, converting a portion of the variable rate mortgage debt to a weighted average fixed rate of approximately 5.6% and 6.58%, respectively, and an interest rate cap agreement, which matures in March 2004 and has a notional amount of $175 million, and a strike price of 4.0%. The aggregate fair value of these instruments at December 31, 2003 and 2002 was a liability of $0.7 million and $2.5 million, respectively, of which the Company’s proportionate share was $0.2 million and $0.4 million, respectively.

12.	Commitments and Contingencies

Leases

      The Company is engaged in the operation of shopping centers, which are either owned or, with respect to certain shopping centers, operated under long-term ground leases which expire at various dates through 2070, with renewal options. Space in the shopping centers is leased to tenants pursuant to agreements which provide for terms ranging generally from one to 30 years and, in some cases, for annual rentals which are subject to upward adjustments based on operating expense levels, sales volume, or contractual increases as defined in the lease agreements. The scheduled future minimum revenues from rental properties under the terms of all non-cancelable

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

tenant leases, assuming no new or renegotiated leases or option extensions for such premises, for the subsequent five years ending December 31, are as follows for continuing operations (in thousands):

2004	$336,752
2005	305,574
2006	275,323
2007	246,246
2008	221,221
Thereafter	1,306,400

$2,691,516

      Scheduled minimum rental payments under the terms of all non-cancelable operating leases in which the Company is the lessee, principally for office space and ground leases, for the subsequent five years ending December 31, are as follows (in thousands):

2004	$4,165
2005	4,207
2006	4,053
2007	3,884
2008	3,864
Thereafter	58,563

$78,736

      There were no capital leases in which the Company was the lessee at December 31, 2003 or 2002.

Commitments and Guarantees

      In conjunction with the development and expansion of various shopping centers, the Company has entered into agreements for the construction of the shopping centers aggregating approximately $67.2 million as of December 31, 2003.

      As discussed in Note 2, the Company and certain equity affiliates entered into several joint ventures with various third party developers. In conjunction with certain joint venture agreements, the Company and/or its equity affiliate has agreed to fund the required capital associated with approved development projects, comprised principally of outstanding construction contracts, aggregating approximately $7.1 million as of December 31, 2003. The Company and/or its equity affiliate is entitled to receive a priority return on capital advances at rates ranging from 10.5% to 12.0%.

      In November 2003, the Company entered into an agreement with DRA Advisors, its partner in the Community Centers contributed to MDT, to pay a $0.8 million annual consulting fee for ten years for services rendered relating to the assessment of financing and strategic investment alternatives.

      In connection with the sale of one of the properties to MDT, the Company deferred the recognition of approximately $3.7 million of the gain on sale of real estate related to a shortfall agreement guarantee maintained by the Company. MDT is obligated to any shortfall amount that is caused by the failure of the landlord or tenant to pay taxes when due and payable on the shopping center. The Company is obligated to pay any shortfall to the extent that is not caused by the failure of the landlord or tenant to pay taxes when due and payable on the shopping center. No shortfall payments have been made on this property since the completion of construction in 1997.

      The Company provided a financial guarantee in 2001 up to its proportionate share in a joint venture investment in Long Beach, California, which is approximately $7.4 million as of December 31, 2003. The term of this guarantee extends until maturity of the construction loan on April 1, 2004. The Company becomes liable to

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

pay the guarantee only if the financial institution is unable to collect, from the joint venture, the amounts owed when the construction loan matures. No liability is recorded for amounts related to this guarantee as of December 31, 2003. The Company does not have recourse against any other party for its proportionate share of such obligation in the event of default. No assets of the Company are currently held as collateral to pay this guarantee and the Company does not believe its guarantee will be called.

      The Company has provided a letter of credit for the payment of interest of approximately $9.3 million to the holders of tax exempt floating rate certificates in connection with certain TIF bonds, the proceeds of which were loaned to an equity affiliate. The term of this letter of credit extends for 15 years, and commenced in December 2001. The Company is entitled to the positive spread, if any, between the interest expense incurred on the TIF obligation and the interest expense payable on the tax exempt certificates net of any trust expense and the letter of credit fees. However, as compensation for the Company providing the letter of credit, the Company’s equity affiliate has assigned its right to this positive spread to the Company. No liability is recorded for amounts related to this letter of credit, as of December 31, 2003. The Company has recourse against the other party in the partnership in the event of default. No assets of the Company are currently held as collateral to pay this letter of credit.

      In connection with the KLA/SM joint venture, the Company agreed to guarantee the payment of rents for various affiliates of the KLA/SM joint venture in the aggregate amount of $3.5 million over a three year period, which commenced August 2002. The Company has not recorded a liability for the guarantee as the subtenants of the KLA/SM affiliates are paying rent as due. The Company has recourse against the other party in the partnership in the event of default. No assets of the Company are currently held as collateral to pay this guarantee.

      Related to its investment in a joint venture in which the Company has a 50% equity investment, the Company has issued a letter of credit in the amount of $1.6 million to guarantee the payment of rent by a specific tenant. This letter of credit commenced in March 2000, and matures in March 2004. This guarantee arose as a result of a tenant replacement. The Company does not have a liability recorded as of December 31, 2003 related to this guarantee as the tenant is paying rent as due. The Company has recourse against the other party in the partnership in the event of default. No assets of the Company are currently held as collateral to pay this guarantee.

      In the event of any loss or the reduction in the historic tax credit allocated or to be allocated to a joint venture partner in connection with a historic commercial parcel acquired in 2002, the Company guaranteed payment in the maximum amount of $0.7 million to the other joint venture partner. The Company has a liability recorded as of December 31, 2003 related to this guarantee. The Company does not have recourse against any other party in the event of default. No assets of the Company are currently held as collateral to pay this guarantee.

      The Company entered into master lease agreements with MDT in November 2003 in connection with the transfer of four properties to the joint venture. The Company is responsible for the monthly base rent and all operating and maintenance expenses for units not yet leased as of October 31, 2003, through November 2006. At December 31, 2003, the Company’s master lease obligation totaled $1.9 million, consisting of eight master leases aggregating approximately 33,000 square feet.

      Related to the Company’s development project in another project in Long Beach, California, the Company provided a guarantee in May 2002 for the payment of all parking lot improvements and other public improvement costs in excess of the designated proceeds of the bonds on the project and any other amounts contributed by specified parties which aggregates $5.3 million. Additionally, the Company guaranteed the payment of any special taxes levied on Downtown Long Beach Waterfront District No. 6 attributable to the payment of debt service for periods prior to the completion of certain improvements related to this project. There are no assets held as collateral or liabilities recorded related to these guarantees.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Legal Matters

      In September 2001, a U.S. District Court entered a judgment in the amount of $9.0 million, plus attorneys’ fees, against the Company and three other defendants, in connection with a verdict reached in a civil trial regarding a claim filed by a movie theater relating to a property owned by the Company. The court awarded $4.0 million in punitive and $5.0 million in compensatory damages to the plaintiff, including interest. The other defendants included the former Chairman of the Board, who is also a significant shareholder and a director of the Company, a former executive of the Company and a real estate development partnership (the “Partnership”) owned by these two individuals. The plaintiff’s claim alleged breach of contract and fraud during the lease negotiation process that took place before and after the Company acquired the property. The Partnership sold the property to the Company in 1994.

      The verdict against the former Chairman of the Board with respect to the $5.0 million in compensatory damages and a portion of the punitive damage award in the amount of $1.0 million was overturned by the trial court judge in response to a post-trial motion. The Company’s initial post-trial motion to overturn the verdict was denied. In January 2004, the appellate court denied the Company’s appeal of the judgment. After consultation with legal counsel, the Company determined that it would not appeal the appellate court’s ruling. The Company accrued a liability of $9.2 million, representing the judgment plus accrued interest and legal costs, at December 31, 2003.

      Based on the obligations assumed by the Company in connection with the acquisition of the property and the Company’s policy to indemnify officers and employees for actions taken during the course of company business, the judgment will not be apportioned among the defendants (Note 17).

      In addition to the judgment discussed above, the Company and its subsidiaries are also subject to other legal proceedings. All such proceedings, taken together, are not expected to have a material adverse effect on the Company. The Company is also subject to a variety of legal actions for personal injury or property damage arising in the ordinary course of its business, most of which are covered by liability insurance. While the resolution of all matters cannot be predicted with certainty, management believes that the final outcome of such legal proceedings and claims will not have a material adverse effect on the Company’s liquidity, financial position or results of operations.

13.	Minority Equity Interests, Preferred Operating Partnership Minority Interests, Operating Partnership Minority Interests, Preferred Shares and Common Shares

Minority Equity Interests

      The Company owns a majority ownership interest in a shopping center and development parcels in Utah, a shopping center in Missouri assumed with the JDN merger and a business center in Boston, Massachusetts assumed with the AIP merger. In July 2002, the Company acquired a majority ownership interest (99.79%) in five shopping centers located in Forth Worth, Texas; Dallas, Texas; Columbia, South Carolina; Birmingham, Alabama and Wichita, Kansas (Note 17). In December 2003, the Company purchased the remaining 5% interest in a management service company (Notes 2 and 17) and accordingly consolidated the ownership in a 83.75% joint venture interest in RVIP I which owns, as of December 31, 2003, two retail sites formerly occupied by Best Products and a 79% interest in Coventry. The minority partners’ equity interest in these partnerships aggregated $24.5 million and $22.0 million at December 31, 2003 and 2002, respectively.

Preferred Operating Partnership Minority Interests

      The Company held, through a consolidated partnership, a $75 million and $105 million private placement of 8.875% and 9.0%, cumulative perpetual preferred “down-REIT” preferred partnership units, respectively, (“Preferred OP Units”) with an institutional investor. In March 2003, these Preferred Units were redeemed for $175 million. The difference between the carrying amount of the Preferred OP Units of $175 million and the stated liquidation (i.e., redemption) amount of $180 million was recorded as a charge to net income applicable to

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

common shareholders. This $5.0 million charge related to the recording of the original issuance costs associated with the Preferred OP Units.

      In 1998, the Company issued $35 million of Preferred OP Units to a private investment partnership. The preferred equity securities were structured as 8.5% cumulative redeemable preferred units of a consolidated partnership. In December 2002, the preferred units were redeemed for common shares of the Company in accordance with the original terms of the agreement.

Operating Partnership Minority Interests

      At December 31, 2003 and 2002, the Company had 1,128,692 and 911,227 OP Units outstanding, respectively. These OP Units are exchangeable, under certain circumstances and at the option of the Company, into an equivalent number of the Company’s common shares or for the equivalent amount of cash.

      In 2003, in conjunction with the JDN merger, the Company issued 72,279 OP Units of DDR in exchange for OP Units of JDN. The exchange rate of 0.518 per share was utilized in accordance with the merger agreement. In addition, the Company issued 145,196 OP Units in conjunction with the acquisition of a shopping center.

      In 2003 and 2002, the Company purchased 10 and 126,800, respectively, of OP Units for cash aggregating a non material amount and $2.3 million, respectively. These transactions were treated as a purchase of minority interest. The difference between the recorded amount of the minority interest and the cash paid was not material. The OP Unit holders are entitled to receive distributions, per OP Unit, equal to the per share distributions on the Company’s common shares.

Preferred Shares

      The Company’s preferred shares outstanding at December 31 are as follows (in thousands):

	2003	2002

Class C — 8.375% cumulative redeemable preferred shares, without par value, $250 liquidation value; 750,000 shares authorized; 400,000 shares issued and outstanding at December 31, 2002	$—	$100,000
Class D — 8.68% cumulative redeemable preferred shares, without par value, $250 liquidation value; 750,000 shares authorized; 216,000 shares issued and outstanding at December 31, 2002	—	54,000
Class F — 8.60% cumulative redeemable preferred shares, without par value, $250 liquidation value; 750,000 shares authorized; 600,000 shares issued and outstanding at December 31, 2003 and 2002	150,000	150,000
Class G — 8.0% cumulative redeemable preferred shares, without par value, $250 liquidation value; 750,000 shares authorized; 720,000 shares issued and outstanding at December 31, 2003	180,000	—
Class H — 7.375% cumulative redeemable preferred shares, without par value, $500 liquidation value; 410,000 shares authorized; 410,000 shares issued and outstanding at December 31, 2003	205,000	—

	$535,000	$304,000

      In March 2002, the Company issued $150 million, 8.60% Preferred F Depositary Shares. Each Depositary Share represents 1/10 of a Preferred Share. The proceeds from this offering were used to redeem the Preferred A and B shares discussed below.

      In April 2002, the Company redeemed all of the outstanding 9.5% Preferred A Depositary shares each representing 1/10 of a Preferred Share and 9.44% Preferred B Depositary Shares each representing 1/10 of a Preferred Share for cash, aggregating approximately $149.8 million.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      In March 2003, the Company issued $50 million, 9.375% Preferred V shares in conjunction with the JDN merger. These shares were redeemed in September 2003 (see below).

      In March 2003, the Company issued $180 million, liquidation amount, 8.0% Preferred G Depositary Shares. Each Depositary Share represents 1/10 of a Cumulative Redeemable OP Preferred Share. The proceeds from this offering were used to redeem the $180 million Preferred Units discussed above.

      In July 2003, the Company issued $205 million, liquidation amount of 7.375% Class H Depositary Shares. Each Depositary Share represents 1/20 of a 7.375% Class H Redeemable Preferred Share. Additionally, in July 2003, the Company redeemed all outstanding shares of its 8.375% Class C Depositary Cumulative Preferred Shares aggregating $100 million. In August 2003, the Company redeemed all outstanding shares of its 8.68% Class D Depositary Cumulative Preferred Shares aggregating $54 million. In September 2003, the Company redeemed all outstanding shares of its 9.375% Class V Preferred Shares aggregating $50 million. The original issuance costs of the Class C and Class D shares aggregating $5.7 million was recorded as a charge to net income applicable to common shareholders upon redemption. See discussion of Topic D-42 in Note 1 relating to the prior year restatement of the Class A and Class B redemption discussed above.

      The Class F and G depositary shares represent 1/10 of a share of their respective preferred class of shares and have a stated value of $250 per share and the Class H depositary shares represent 1/20 of a share of a preferred share and have a stated value of $500 per share. The Class F, Class G and Class H depositary shares are not redeemable by the Company prior to March 27, 2007; March 28, 2008 and July 28, 2008, respectively, except in certain circumstances relating to the preservation of the Company’s status as a REIT.

      The Company’s authorized preferred shares consist of the following:

•	750,000 Class A Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class B Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class C Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class D Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class E Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class F Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class G Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class H Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class I Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class J Cumulative Redeemable Preferred Shares, without par value

•	750,000 Class K Cumulative Redeemable Preferred Shares, without par value

•	750,000 Non Cumulative preferred shares, without par value

Common Shares

      The Company’s common shares have a $0.10 per share stated value.

      In February 2002, the Company completed the sale of 1.7 million common shares in a registered offering and received aggregate net proceeds of $33.1 million and issued approximately 2.5 million common shares to acquire two shopping center properties. In December 2001, the Company issued 3,200,000 common shares at $18.35 per share and received aggregate net proceeds of approximately $57.6 million. The cash proceeds received from the above offerings were used to repay amounts outstanding on the Company’s Revolving Credit Facilities.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Common Shares in Treasury and Deferred Obligation

      In 1999 and 2000, the Company’s Board of Directors authorized the officers of the Company to implement a common share repurchase program, which expired in June 2001, in response to what the Company believed was a distinct under-valuation of the Company’s common shares in the public market. During 1999 and 2000, the Company repurchased 6.6 million shares at a weighted average cost of approximately $13.44 per share.

      In 2003, certain officers and a director of the Company completed a stock for stock option exercise and received approximately 1.2 million common shares in exchange for 720,743 common shares of the Company. The receipt of approximately 0.4 million of these common shares were deferred pursuant to a deferral plan. In addition, vesting of restricted stock grants approximating 45,000 shares of common stock of the Company were deferred. In connection with these transactions the Company recorded $8.3 million in deferred obligations.

14.	Other Income

      Other income from continuing operations was comprised of the following (in thousands):

	For the Year Ended December 31,

	2003	2002	2001

Lease terminations	$6,896	$3,913	$5,939
Structuring and financing fees	3,511	118	215
Settlement of call option	2,400	—	—
Sale of option rights	796	2,254	—
Other, primarily abandoned project costs, net	(912)	(889)	(123)

	$12,691	$5,396	$6,031

15.	Impairment Charge

      During the second quarter of 2001, one of the Company’s retail tenants announced it was liquidating its inventory and closing its remaining stores. In assessing recoverability of its recorded assets associated with this tenant, the Company had initially estimated, based upon its prior experience with similar liquidations, the proceeds relating to the Company’s claims in liquidation would be sufficient to recover the aggregate recorded assets for this tenant. In the third quarter of 2001, the tenant completed its sale of inventory and auction of its real estate. The Company believed that based on (i) a lack of significant proceeds received by the tenant on its auction of real estate and the other assets, and (ii) a lack of positive information disseminated from the tenant which suggested a reduced probability of recovery of certain recorded amounts, a provision of $2.9 million was appropriate. This charge was reflected as an impairment charge within the consolidated statement of operations.

16.	Disposition of Real Estate and Real Estate Investments and Discontinued Operations

Discontinued Operations

      Included in discontinued operations for the year ended December 31, 2003, 2002 and 2001, are twenty-two properties aggregating 1.4 million square feet. The Company did not have any properties considered as held for sale at December 31, 2003. Seventeen of these properties had been previously included in the shopping center segment and five of these centers had been previously included in the business center segment (Note 21). The operations of these properties have been reflected on a comparative basis as discontinued operations in the consolidated financial statements for each of the three years ended December 31, 2003, included herein.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The operating results relating to assets sold or designated as assets held for sale after December 31, 2001 are as follows (in thousands):

	For the Year Ended December 31,

	2003	2002	2001

Revenues	$2,779	$6,080	$7,409

Expenses:
Operating	680	1,481	1,617
Impairment charge	2,640	4,730	—
Interest	529	1,029	1,484
Depreciation	930	1,658	1,642

	4,779	8,898	4,743

(Loss) income from discontinued operations	(2,000)	(2,818)	2,666
Gain on sale of real estate	460	4,276	—

	$(1,540)	$1,458	$2,666

  In February 2004, the Company sold one 66,000 square foot shopping center property and as a result the consolidated financial statements for each of the three years in the period ended December 31, 2003 reflect the impact of the classification as discontinued operations of such property pursuant to the requirements of SFAS 144.

  During 2003, the Company recorded a net gain on the sale of thirteen assets of $0.5 million. In the second quarter of 2003, the Company recorded an impairment charge of $2.6 million relating to the sale of two of these assets. One of these assets was sold in 2004. These impairment charges were reclassified into discontinued operations (see table above) due to the sale of the assets. There was no gain or loss recognized upon the final sale of the asset.

      During the second quarter of 2002, the Company received an unsolicited offer and entered into a contract to sell a wholly owned shopping center located in Orlando, Florida and recorded a related impairment charge of approximately $4.7 million which is included in income (loss) from discontinued operations. The sale occurred in the fourth quarter of 2002.

Disposition of Real Estate and Real Estate Investments

      During 2003, the Company recorded gains on disposition of real estate and real estate investments of approximately $73.9 million. This gain relates in part to the transfer of seven shopping center assets to a 20% owned joint venture, which aggregated $25.8 million. Also included in this gain is the transfer of four shopping centers to a joint venture in which the Company effectively owns a 14.5% interest, which aggregated $41.3 million. Additionally, the Company recorded approximately $6.8 million relating to the sale of residual land.

      During 2002, the Company recorded gains on disposition of real estate and real estate investments aggregating approximately $3.4 million. This gain relates in part to the transfer of the 90% interest in the shopping center property located in Kildeer, Illinois, which resulted in a gain of $2.5 million and also land sales, which resulted in an aggregate gain of $0.9 million.

      During 2001, the Company recorded gains on disposition of real estate and real estate investments aggregating $18.3 million. The Company sold five shopping center properties located in Ahoskie, North Carolina; Gahanna, Ohio; Highland Heights, Ohio; Toledo, Ohio and Rapid City, South Dakota and one office property located in San Diego, California. The Company also recorded an aggregate gain of $1.6 million associated with the sale of land in Lebanon, Ohio and Coon Rapids, Minnesota.

17.	Transactions With Related Parties

      As discussed in Note 13, the 0.21% minority interest in the five shopping centers acquired in 2002 are owned by the employees of an equity affiliate in which the Company effectively owns a 79% interest.

      As discussed in Note 2, the Company entered into the KLA/SM joint venture in March 2002 with Lubert-Adler Funds, which is owned in part by a Director of the Company.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      As discussed in Note 2, the Company entered into a joint venture with Lubert-Adler Funds, which is owned in part by a Director of the Company which was sold in connection with the MDT joint venture in November 2003. In September 1999, the Company transferred its interest in a shopping center under development in Coon Rapids, Minnesota, a suburb of Minneapolis, to a joint venture in which the Company retained a 25% economic interest. The remaining 75% economic interest was held by private equity funds (“Funds”) controlled by a Director of the Company. This director holds a 0.5% economic interest in the Funds. In 2001, the Funds reimbursed the Company $0.9 million for payment against prior advances. The Company had a management agreement and performed certain administrative functions for the joint venture pursuant to which the Company earned management, leasing and development fees of $0.6 million, $1.3 million and $0.6 million in 2003, 2002 and 2001, respectively and interest income of $1.6 million in 2001 (none in 2003 and 2002). In addition, in 2002 and 2001 the Company recognized a gain of approximately $0.4 million and $1.1 million, respectively, related to the sale of real estate to the joint venture for that portion not owned by the Company, determined utilizing the percentage of completion method. On December 31, 2001, the joint venture obtained a non-recourse loan and the Company was reimbursed approximately $21 million for all loans made to the joint venture.

      In December 2003, the Company purchased the Company’s Chairman of the Board of Directors and Chief Executive Officer’s 5% economic interest in its management service company for approximately $0.1 million, which represented the book value of the minority interest account. This entity was historically accounted for on the equity method of accounting. Upon acquisition of this interest, this entity was fully consolidated. These entities were originally structured in this format in order to meet certain REIT qualification requirements.

      In 1995, the Company entered into a lease for office space owned by one of its principal shareholders. General and administrative rental expense associated with this office space aggregated $0.6 million for each of the years ended December 31, 2003, 2002 and 2001. The Company utilizes a conference center owned by a principal shareholder and director for company sponsored events, board meetings and the annual meeting to shareholders. The Company paid $0.1 million, in 2003, 2002 and 2001, for the use of this facility.

      As discussed in Note 12, the Company assumed the liability for the Regal Cinemas judgment.

      The Company was a party to a lawsuit that involved various claims against the Company relating to certain management related services provided by the Company. The owner of the properties had entered into a management agreement with two entities (“Related Entities”) controlled by a director of the Company, to provide management services. The Company agreed to perform those services on behalf of the Related Entities and the fees paid by the owner of the properties were paid to the Company. One of the services to be provided by the Company was to obtain and maintain casualty insurance for the owner’s properties. A loss was incurred at one of the owner’s properties and the insurance company denied coverage. The Company filed a lawsuit against the insurance company. The Company entered into a settlement pursuant to which the Company paid $750,000 to the owner of the properties, and agreed to indemnify the Related Entities for any loss or damage incurred by either of the Related Entities if it were judicially determined that the owner of the property is not entitled to receive insurance proceeds under a policy obtained and maintained by the Company.

      To facilitate the settlement, the Chairman of the Board of Directors and Chief Executive Officer of the Company (“CEO”), entered into a joint venture with the principal of the owner of the properties, and the Company entered into a management agreement with the joint venture effective February 1, 2004. The CEO holds an ownership interest of approximately 25.0% of the joint venture. The Company will provide management and administrative services and will receive fees equal to 3.0% of the gross income of each property for which services are provided, but not less than $5,000 per year from each such property. The management agreement expires on February 28, 2007, unless terminated earlier at any time by the joint venture upon 30 days’ notice to the Company or by the Company upon 60 days’ notice to the joint venture.

      The Company maintains certain management agreements with various partnerships entities owned in part by the former Chairman of the Board and current Director of the Company, in which management fee and leasing

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

fee income of $0.1 million was earned in 2003, 2002 and 2001. Transactions with the Company’s equity affiliates have been described in Notes 2 and 3.

18.	Benefit Plans

Stock Option and Other Equity-Based Plans

      The Company’s stock option and equity-based award plans provide for the grant, to employees of the Company, the following: Incentive and non-qualified stock options to purchase common shares of the Company, rights to receive the appreciation in value of common shares, awards of common shares subject to restrictions on transfer, awards of common shares issuable in the future upon satisfaction of certain conditions and rights to purchase common shares and other awards based on common shares. Under the terms of the award plans, awards may be granted with respect to an aggregate of not more than 10,413,806 common shares. Options may be granted at per share prices not less than fair market value at the date of grant, and in the case of incentive options, must be exercisable within ten years thereof (or, with respect to options granted to certain shareholders, within five years thereof). Options granted under the plans generally become exercisable one year after the date of grant as to one-third of the optioned shares, with the remaining options being exercisable over the following two-year period.

      In 2002, the shareholders approved the 2002 Equity-Based Award Plan which allows for the grant of up to 3,100,000 common shares.

      In 1997, the Board of Directors approved the issuance of 900,000 stock options to the Company’s Chief Executive Officer, which vested immediately upon issuance. In addition, 700,000 of these options, all of which were exercised in 2003, in a stock for stock option exercise (Note 13), were issued outside of a plan.

      The Company granted options to its directors. Such options were granted at the fair market value on the date of grant. Options granted generally become exercisable one-year after the date of grant as to one third of the optioned shares, with the remaining options being exercisable over the following two-year period.

      The following table reflects the stock option activity described above (in thousands):

	Number of Options			Weighted	Weighted
				Average	Average
			Executive	Exercise	Fair
	Employees	Directors	Officer	Price	Value

Balance December 31, 2000	4,022	954	700	$16.19
Granted	536	30	—	13.77	$0.84
Exercised	(477)	(820)	—	14.08
Canceled	(98)	—	—	18.84

Balance December 31, 2001	3,983	164	700	16.50
Granted	900	20	—	20.38	$2.07
Exercised	(1,132)	(20)	—	15.53
Canceled	(73)	(5)	—	18.02

Balance at December 31, 2002	3,678	159	700	17.51
Granted	892	—	—	23.52	$2.23
Exercised	(1,709)	(34)	(700)	16.13
Canceled	(76)	—	—	18.71

Balance at December 31, 2003	2,785	125	—	$20.48

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The following table summarizes the characteristics of the options outstanding at December 31, 2003 (in thousands):

Options Outstanding				Options Exercisable

	Outstanding	Weighted-Average		Exercisable
Range of	as of	Remaining	Weighted-Average	as of	Weighted-Average
Exercise Prices	12/31/03	Contractual Life	Exercise Price	12/31/03	Exercise Price

$11.50-$17.50	464	6.2	$13.28	314	$13.24
$17.51-$23.50	2,347	6.9	21.58	1,004	21.23
$23.51-$29.00	99	9.6	28.14	—	—

	2,910	6.9	$20.48	1,318	$19.33

      As of December 31, 2003, 2002 and 2001, 1,318; 3,119 and 3,554 options (in thousands), respectively, were exercisable. The weighted average exercise prices of these exercisable options were $19.33, $17.47 and $17.53 at December 31, 2003, 2002 and 2001, respectively.

      In 2000, the Board of Directors approved a grant of 30,000 Performance Units to the Company’s Chief Executive Officer. The 30,000 Performance Units granted will be converted to common share equivalents ranging from 30,000 to 200,000 common shares based on the annualized total shareholders’ return for the five-year period ending December 31, 2004. In 2002, the Board of Directors approved grants aggregating 70,000 Performance Units to the Company’s Chief Executive Officer, President and Executive Vice President. The 70,000 Performance Units granted in 2002 will be converted to common share equivalents ranging from 70,000 to 466,666 Common Shares based on the annualized total shareholders’ return for the five-year period ending December 31, 2006. In 2001, 2002 and 2003, the Board of Directors approved a grant of 80,633; 120,508 and 103,139 restricted shares of common stock, respectively, to several executives and outside directors of the Company. The restricted stock grants vest in equal annual amounts over a five-year period for the Company’s executives and over a three-year period for the outside directors of the Company. These grants have a weighted average fair value at the date of grant ranging from $13.333 to $23.00, which was equal to the market value of the Company’s stock at the date of grant. During 2003, 2002 and 2001, approximately $5.0 million, $2.2 million and $1.2 million, respectively, was charged to expense associated with awards under the equity-based award plans relating to restricted stock and Performance Units.

      The Company applies APB 25, “Accounting for Stock Issued to Employees” in accounting for its plans. Accordingly, the Company does not recognize compensation cost for stock options when the option exercise price equals or exceeds the market value on the date of the grant. Assuming application of the fair value method pursuant to SFAS 123, the compensation cost, which is required to be charged against income for all of the above mentioned plans, was $5.2 million, $2.5 million and $2.1 million for 2003, 2002 and 2001, respectively. The amounts charged to expense are presented in the aforementioned paragraph. See Note 1 for pro forma presentation.

      For purposes of the pro forma presentation, the fair value of each option grant was estimated on the date of grant using the Black-Scholes options pricing model using the following assumptions:

For the Year Ended December 31,

	2003	2002	2001

Risk free interest rate (range)	1.8%-3.1%	2.6%-5.4%	4.0%-5.5%
Dividend yield (range)	5.5%-7.5%	6.6%-8.0%	10.8%-12.5%
Expected life (range)	4-6 yrs.	4-8 yrs.	4-10 yrs.
Expected volatility (range)	22.9%-24.6%	21.4%-26.1%	22.5%-26.4%

401(k) Plan

      The Company has a 401(k) defined contribution plan covering substantially all of the officers and employees of the Company, which permits participants to defer up to a maximum of 15% of their compensation. In 2001, the

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

Company matched 25% of an employee’s contribution up to a maximum of 6% of an employee’s annual compensation, after deducting contributions, if any, made in conjunction with the Company’s 401(k) plan. Effective January 1, 2002, the Company matched the first 3% of the participant’s contributions at an amount equal to 50% of the participant’s elective deferrals and the second 3% of the participant’s contributions at an amount equal to 25% of the participants elective deferrals for the plan year. Effective January 1, 2003, the Company matched the participants contribution in an amount equal to 50% of the participants elective deferral for the plan year up to a maximum of 6% of a participant’s annual compensation. The Company’s plan allows for the Company to also make additional discretionary contributions. No discretionary contributions have been made. Employees’ contributions are fully vested and the Company’s matching contributions vest 20% per year. Once an employee has been with the Company five years, all matching contributions are fully vested. The Company funds all matching contributions with cash. The Company’s contributions for the plan year ended December 31, 2003, 2002 and 2001 were $0.4 million, $0.2 million and $0.1 million, respectively. The 401(k) plan is fully funded at December 31, 2003.

Elective Deferred Compensation Plan

      The Company has a non-qualified elective deferred compensation plan for certain key executives which permits eligible employees to defer up to 100% of their compensation. In 2001, the Company matched 25% of an employee’s contribution up to a maximum of 6% of an employee’s annual compensation, after deducting contributions, if any, made in conjunction with the Company’s 401(k) plan. Effective January 1, 2002, the Company matched the first 3% of the participant’s contribution at an amount equal to 50% of the participant’s elective deferrals and the second 3% of the participant’s contributions at an amount equal to 25% of the participant’s elective deferral for the plan year. Effective January 1, 2003, the Company matched the participants contribution in an amount equal to 50% of the participants elective deferral for the plan year up to a maximum of 6% of a participants annual compensation after deducting contributions, if any, made in conjunction with the Company’s 401(k) plan. Deferred compensation charged to expense related to an employee contribution is fully vested. Deferred compensation charged to expense related to the Company’s matching contribution vests 20% per year. Once an employee has been with the Company five years, all matching contributions are fully vested. The Company’s contribution for the years ended December 31, 2003, 2002 and 2001 was $0.1 million, $0.1 million and $0.03 million, respectively. At December 31, 2003, 2002 and 2001, deferred compensation under this plan aggregated approximately $6.0 million, $1.5 million and $1.3 million, respectively. The plan is fully funded at December 31, 2003.

Equity Deferred Compensation Plan

      In 2003, the Company established the Developers Diversified Realty Corporation Equity Deferred Compensation Plan, a non-qualified compensation plan, for certain key executives and directors of the Company to allow for the deferral of receipt of common stock of the Company with respect to eligible equity awards. See Note 13 regarding the deferral of stock to this plan. At December 31, 2003, there were 0.5 million common shares of the Company in the plan valued at $15.6 million. The Plan is fully funded at December 31, 2003.

Other Compensation

      During the fourth quarter of 2003 and 2002, the Company recorded a $0.9 million and $2.0 million charge, respectively, as additional compensation to the Company’s Chairman of the Board of Directors and Chief Executive Officer, relating to an incentive compensation agreement associated with the Company’s investment in the Retail Value Fund Program. Pursuant to this agreement the Company’s Chairman and Chief Executive Officer is entitled to receive up to 25% of the distributions made by Coventry (Note 2), providing the Company achieves certain performance thresholds in relation to Funds From Operations growth and/or total shareholder return.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

19. Earnings and Dividends Per Share

      Earnings Per Share (“EPS”) have been computed pursuant to the provisions of SFAS No. 128.

      The following table provides a reconciliation of both income from continuing operations and the number of common shares used in the computations of “basic” EPS, which utilizes the weighted average of common shares outstanding without regard to dilutive potential common shares, and “diluted” EPS, which includes all such shares.

	For the Year Ended December 31,

	As Adjusted

	2003	2002	2001

	(in thousands, except per share amounts)
Income from continuing operations	$167,869	$97,083	$71,409
Add: Gain on disposition of real estate and real estate investments	73,932	3,429	18,297
Less: Preferred stock dividends	(40,495)	(27,058)	(27,262)
Write-off of original issuance costs associated with preferred operating partnership units and preferred shares redeemed	(10,710)	—	—
Adjustment for effect of a change in accounting principle that is applied retroactively (Note 1)	—	(5,544)	—

Basic EPS – Income from continuing operations applicable to common shareholders	190,596	67,910	62,444
Add: Operating partnership minority interests	1,769	—	—

Diluted – Income from continuing operations applicable to common shareholders	$192,365	$67,910	$62,444

Number of Shares:
Basic – average shares outstanding	81,903	63,807	55,186
Effect of dilutive securities:
Stock options	1,131	954	593
Operating partnership minority interests	1,078	—	—
Restricted stock	76	76	55

Diluted – average shares outstanding	84,188	64,837	55,834

Per share data:
Basic earnings per share data:
Income from continuing operations applicable to common shareholders	$2.33	$1.07	$1.13
(Loss) income from discontinued operations	(0.02)	0.02	0.05

Net income applicable to common shareholders	$2.31	$1.09	$1.18

Diluted earnings per share data:
Income from continuing operations applicable to common shareholders	$2.29	$1.05	$1.12
(Loss) income from discontinued operations	(0.02)	0.02	0.05

Net income applicable to common shareholders	$2.27	$1.07	$1.17

      Options to purchase 2,909,958; 4,536,853 and 4,846,825 shares of common stock were outstanding at December 31, 2003, 2002 and 2001, respectively (Note 17), a portion of which has been reflected above using the treasury stock method. Options aggregating 520,500 and 1,168,000 were antidilutive at December 31, 2002 and 2001, respectively (none were antidilutive in 2003).

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      Basic average shares outstanding do not include restricted shares totaling 209,684; 190,455 and 137,719 respectively, were not vested at December 31, 2003, 2002 and 2001 and consequently, were not included in the computation of basic EPS for all years presented (Note 17).

      For certain joint ventures where the joint venture partner has the right to convert its interest in the partnership to common shares of the Company or cash, at the election of the Company, it is the Company’s intent to settle these conversions, if any, in cash.

      The exchange into common stock of the minority interests, associated with OP Units, was not included in the computation of diluted EPS for 2002 and 2001 because the effect of assuming conversion was antidilutive (Note 13).

      The redemption of the $35 million Preferred OP Units, including those exercisable through the exercise of the warrant into common shares, was not included in the computation of diluted EPS for 2001 and 2002 because the effect was antidilutive or they were considered contingently issuable through the redemption date (Note 13).

20. Federal Income Taxes

      The Company elected to be taxed as a Real Estate Investment Trust (“REIT”) under the Internal Revenue Code of 1986, as amended, commencing with its taxable year ended December 31, 1993. To qualify as a REIT, the Company must meet a number of organizational and operational requirements, including a requirement that the Company distribute at least 90% of its taxable income to its stockholders. It is management’s current intention to adhere to these requirements and maintain the Company’s REIT status. As a REIT, the Company generally will not be subject to corporate level federal income tax on taxable income it distributes currently to its stockholders. As the Company distributed sufficient taxable income for the three years ended December 31, 2003, no U.S. Federal income or excise taxes were incurred.

      If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income taxes at regular corporate rates (including any alternative minimum tax) and may not be able to qualify as a REIT for the four subsequent taxable years. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property, and to federal income and excise taxes on its undistributed taxable income. In addition, the Company has three taxable REIT subsidiaries that generate taxable income from non-REIT activities and are subject to federal, state and local income taxes.

      The tax basis of assets and liabilities exceeds the amounts reported in the accompanying financial statements by approximately $37 million, $162 million and $136 million at December 31, 2003, 2002 and 2001, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The following represents the combined activity of all of the Company’s taxable REIT subsidiaries. The disclosure of the majority of the amounts in 2003 and all of the amounts in 2002 and 2001 relate to entities recorded on the equity method of accounting until December 31, 2003 (in thousands):

	For the Year Ended December 31,

	2003	2002	2001

Book (loss) income before income taxes	$(6,168)	$3,941	$(3,765)

Components of income tax expense (benefit) are as follows:
Current:
Federal	(457)	1,691	187
State and local	(67)	249	27

	(524)	1,940	214
Deferred:
Federal	(591)	351	—
State and local	(87)	51	—

	(678)	402	—

Total (benefit) expense	$(1,202)	$2,342	$214

      The differences between total income tax expense or benefit and the amount computed by applying the statutory federal income tax rate to income before taxes were as follows (in thousands):

	For the Year Ended December 31,

	2003	2002	2001

Statutory rate of 34% applied to pre-tax (loss) income	$(2,097)	$1,340	$(1,280)
Effect of state and local income taxes, net of federal tax benefit	(308)	197	(188)
Valuation allowance increase (decrease)	3,454	(1,432)	1,682
Other	(2,251)	2,237	—

Total (benefit) expense	$(1,202)	$2,342	$214

Effective tax rate	19.49%	59.43%	(5.68)%

      Deferred tax assets and liabilities of the Company’s taxable REIT subsidiaries were as follows (in thousands):

	For the Year Ended December 31,

	2003	2002	2001

Deferred tax assets (1)	$48,706	$1,484	$3,264
Deferred tax liabilities	(1,534)	(1,177)	(567)
Valuation allowance (1)	(47,451)	(1,264)	(2,697)

Net deferred tax asset (liability)	$(279)	$(957)	$—

(1)	The majority of the deferred tax assets and valuation allowance is attributable to interest expense subject to limitations and basis differential in assets due to purchase price accounting.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

     Reconciliation between GAAP net income to taxable income is as follows (in thousands):

	For the Year Ended December 31,

	2003	2002	2001

GAAP net income	$240,261	$101,970	$92,372
Add: Book depreciation and amortization (1)	34,725	34,142	36,154
Less: Tax depreciation and amortization (1)	(60,832)	(25,219)	(27,096)
Book/tax differences on gains/losses from capital transactions	(23,371)	(600)	(1,086)
Joint venture equity in earnings, net (1)	(40,766)	8,084	(4,872)
Dividends from subsidiary REIT investments	37,750	9,500	—
Deferred income	(7,200)	1,926	2,883
Compensation expense	3,832	(4,410)	(5,662)
Legal judgment	9,190	—	—
Miscellaneous book/tax differences, net	(8,589)	749	218

Taxable income before adjustments	185,000	126,142	92,911
Less: Capital gains	(73,572)	(9,782)	(14,417)

Taxable income subject to the 90% dividend requirement	$111,428	$116,360	$78,494

(1)	Depreciation expense from majority-owned subsidiaries and affiliates where the Company has financial and operating control, which are consolidated for financial reporting purposes, but not for tax reporting purposes, is included in the reconciliation item “Joint venture equity in earnings, net.”

     Reconciliation between cash dividends paid and the dividends paid deduction is as follows (in thousands):

	For the Year Ended December 31,

	2003	2002	2001

Cash dividends paid	168,918	$122,841	$108,212
Less: Dividends designated to prior year	(3,475)	(174)	(15,475)
Plus: Dividends designated from the following year	19,557	3,475	174
Less: Portion designated capital gain distribution	(73,572)	(9,782)	(14,417)

Dividends paid deduction	$111,428	$116,360	$78,494

      Characterization of distributions is as follows (in thousands):

	For the Year Ended
	December 31,

	2003	2002	2001

Ordinary income	$1.05	$1.44	$1.04
Capital gains	0.43	0.10	0.12
Unrecaptured Section 1250 gain	0.26	0.02	0.07

	$1.74	$1.56	$1.23

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      A portion of the fourth quarter dividends for each of the years ended December 31, 2003, 2002 and 2001 have been allocated and reported to shareholders in the subsequent year. Dividends per share reported to shareholders for the years ended December 31, 2003, 2002 and 2001 are summarized as follows:

		Gross Ordinary	Capital Gain	Total
2003 Dividends	Date Paid	Income	Distributions	Dividends

4th quarter 2002	01/06/03	$0.19	$0.14	$0.33
1st quarter	04/07/03	0.25	0.16	0.41
2nd quarter	07/07/03	0.25	0.16	0.41
3rd quarter	10/06/03	0.25	0.16	0.41
4th quarter	01/05/04	0.11	0.07	0.18

		$1.05	$0.69	$1.74

		Gross Ordinary	Capital Gain	Total
2002 Dividends	Date Paid	Income	Distributions	Dividends

4th quarter 2001	01/07/02	$0.34	$0.03	$0.37
1st quarter	04/08/02	0.35	0.03	0.38
2nd quarter	07/08/02	0.35	0.03	0.38
3rd quarter	10/07/02	0.35	0.03	0.38
4th quarter	01/06/03	0.05	0.00	0.05

		$1.44	$0.12	$1.56

		Gross Ordinary	Capital Gain	Total
2001 Dividends	Date Paid	Income	Distributions	Dividends

4th quarter 2000	01/04/01	$0.11	$0.01	$0.12
1st quarter	04/07/01	0.31	0.06	0.37
2nd quarter	07/03/01	0.31	0.06	0.37
3rd quarter	10/02/01	0.31	0.06	0.37
4th quarter	01/07/02	—	—	—

		$1.04	$0.19	$1.23

21. Segment Information

      As a result of the acquisition of AIP’s business centers in connection with the AIP merger on May 14, 2001 (Note 3), the Company has two reportable business segments, shopping centers and business centers, determined in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” Accordingly, the Company operated within one segment for periods prior to this merger. Each shopping center and business center is considered a separate operating segment. However, each segment on a stand alone basis is less than 10% of the revenues, profit or loss, and assets of the combined reported operating segments and meets the majority of the aggregation criteria under SFAS 131.

      The shopping center segment consists of 346 shopping centers including 126 owned through joint ventures in 44 states aggregating approximately 54.0 million square feet of Company-owned GLA. These shopping centers range in size from approximately 10,000 square feet to 750,000 square feet of Company-owned GLA. The business center segment consists of 34 business centers in 11 states aggregating approximately 3.9 million square feet of Company-owned GLA. These business centers range in size from approximately 10,000 square feet to 330,000 square feet of Company-owned GLA.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

      The table below presents information about the Company’s reportable segments for the year ended December 31, 2003, 2002 and 2001 (in thousands).

	2003

	Business	Shopping
	Centers	Centers	Other	Total

Total revenues	$35,240	$440,677		$475,917
Operating expenses	(11,489)	(110,179)		(121,668)

	23,751	330,498		354,249
Unallocated expenses (A)			$(233,932)	(233,932)
Equity in net income of joint ventures		44,967		44,967
Gain on sale of joint venture interests		7,950		7,950
Minority interests			(5,365)	(5,365)

Income from continuing operations				$167,869

Total real estate assets	$266,104	$3,618,807		$3,884,911

	2002

	Business	Shopping
	Centers	Centers	Other	Total

Total revenues	$35,979	$318,719		$354,698
Operating expenses	(11,350)	(75,183)		(86,533)

	24,629	243,536		268,165
Unallocated expenses (A)			$(182,281)	(182,281)
Equity in net income of joint ventures		32,769		32,769
Minority interests			(21,570)	(21,570)

Income from continuing operations				$97,083

Total real estate assets	$276,425	$2,527,631		$2,804,056

	2001

	Business	Shopping
	Centers	Centers	Other	Total

Total revenues (B)	$23,542	$291,288		$314,830
Operating expenses (B)	(7,011)	(63,069)		(70,080)

	16,531	228,219		244,750
Unallocated expenses (A)			$(170,399)	(170,399)
Equity in net income of joint ventures and minority equity investment	1,550	17,010		18,560
Minority interests			(21,502)	(21,502)

Income from continuing operations				$71,409

Total real estate assets	$274,599	$2,219,066		$2,493,665

(A)	Unallocated expenses consist of general and administrative, interest, impairment charge and depreciation and amortization as listed in the consolidated statements of operations.

(B)	Reflects operating activity for the AIP properties for the period May 15, 2001 through December 31, 2001.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

22. Subsequent Events

      In January 2004, the Company issued $275 million of five-year unsecured senior notes with a coupon rate of 3.875%. Net proceeds from this offering of approximately $272.2 million were used to repay approximately $104 million of variable rate mortgage debt, $150 million of the Company’s unsecured term debt associated with the JDN merger, and the balance was used to repay revolving credit facilities.

      In January 2004, the restricted cash attributed to the sale of one of the Company’s wholly owned shopping centers, aggregating approximately $94.5 million, was released due to the decision to no longer pursue a like-kind exchange. After the release of these funds, approximately $4.8 million remains in restricted cash in anticipation of the completion of a like-kind exchange.

      In February 2004, the Company paid Regal Cinemas $8.7 million, representing the amount of the judgment and accrued interest, in connection with a legal settlement which was accrued as of December 31, 2003. (Note 12).

23.	Quarterly Results of Operations (Unaudited)

      The following table sets forth the quarterly results of operations, restated for discontinued operations, for the years ended December 31, 2003 and 2002 (in thousands, except per share amounts):

	First	Second	Third	Fourth	Total

2003:
Revenues as reported in Form 10-Q’s filed in 2003	$103,391	$123,799	$124,177
Revenues of sold properties transferred to discontinued operations	(866)	(615)	(305)

Revenues	102,525	123,184	123,872	$126,336	$475,917
Net income	38,385	68,402	41,988	91,486	240,261
Net income applicable to common shareholders	26,510	57,140	24,525	80,881	189,056
Basic:
Net income per common share	$0.38	$0.67	$0.29	$0.94	$2.31
Weighted average number of shares	70,087	85,032	85,997	86,206	81,903
Diluted:
Net income per common share	$0.37	$0.66	$0.28	$0.92	$2.27
Weighted average number of shares	71,218	87,667	87,066	88,414	84,188

DEVELOPERS DIVERSIFIED REALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — Continued

	First	Second	Third	Fourth	Total

		As adjusted
		(Note 1)
2002:
Revenues as reported in Form 10-Q’s filed in 2003	$85,421	$84,774	$91,623
Revenues of sold properties transferred to discontinued operations	(512)	(78)	(222)

Revenues	84,909	84,696	91,401	$93,692	$354,698
Net income	23,931	23,244	25,178	29,617	101,970
Net income applicable to common shareholders	16,936	10,618	18,687	23,127	69,368
Basic:
Net income per common share	$0.28	$0.16	$0.29	$0.36	$1.09
Weighted average number of shares	60,992	64,442	64,712	65,029	63,807
Diluted:
Net income per common share	$0.27	$0.16	$0.28	$0.35	$1.07
Weighted average number of shares	61,888	65,593	65,761	65,967	64,837

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

June 24, 2004	/s/ William H. Schafer

Date	William H. Schafer
Senior Vice President and Chief Financial
Officer